As filed with the Securities and Exchange Commission on February 13, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	6211	20-1450327
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 Montgomery Street

San Francisco, California 94111

(415) 835-8900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Janet L. Tarkoff

Chief Legal Officer

JMP Group Inc.

600 Montgomery Street

San Francisco, California 94111

Telephone: (415) 835-8900

Fax: (415) 835-8920

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Mann, Esq. Andrew D. Thorpe, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 Telephone: (415) 268-7000 Fax: (415) 268-7522	Peter T. Healy, Esq. O’Melveny & Myers LLP Embarcadero Center West 275 Battery Street, 26th Floor San Francisco, California 94111 Telephone: (415) 984-8700 Fax: (415) 984-8701

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$100,000,000	$10,700

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2007

            Shares

Common Stock

This is an initial public offering of common stock of JMP Group Inc. We are selling                  shares of our common stock, and the selling stockholders named in this prospectus are selling an additional                  shares. Prior to this offering, there has been no public market for our common stock. We will apply to have our common stock listed on the New York Stock Exchange under the symbol “JMP.” We anticipate that the initial offering price will be between $         and $         per share.

Investing in our common stock involves risks.

Please read the “ Risk Factors” beginning on page 11.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, Before Expenses, to Us	$	$
Proceeds, Before Expenses, to the Selling Stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional                      shares of our common stock to cover overallotments, if any, at the public offering price per share, less underwriting discounts and commissions.

The underwriters expect to deliver the shares of our common stock to purchasers on or about                      , 2007.

JMP Securities	Merrill Lynch & Co.	Keefe, Bruyette & Woods

The date of this prospectus is                         , 2007.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with different information from that contained in this prospectus or in any free writing prospectus filed with the Securities and Exchange Commission. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers or sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

“JMP Securities” and “JMP Asset Management” are our registered trademarks. Additionally, we have filed an application to register “JMP” as a trademark. Tradenames, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding the investment banking industry, the asset management industry and the financial services industry. We obtained this data from independent providers or publicly available resources. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. Forecasts and other forward-looking statements made by these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. Unless otherwise stated, information regarding our employees is as of September 30, 2006.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information in this prospectus, including the “Risk Factors,” our consolidated financial statements and the accompanying notes contained at the end of this prospectus. Unless otherwise mentioned or unless the context otherwise indicates, all references in this prospectus to “we,” “us,” “our,” “our firm,” “JMP Group,” or similar references mean JMP Group Inc. and its subsidiaries.

Prior to the completion of this offering, we will complete a corporate reorganization so that JMP Group Inc. succeeds to the business historically operated by JMP Group LLC. Accordingly, unless otherwise specified, we describe the business in this prospectus as if it were our business, giving effect to the corporate reorganization as if it had been completed prior to this offering.

JMP Group Inc.

We are a full-service investment banking and asset management firm headquartered in San Francisco. We have a diversified business model with a focus on small and middle-market companies and provide:

•	investment banking services, including corporate finance, mergers and acquisitions and other strategic advisory services, to corporate clients;

•	sales and trading and related brokerage services to institutional investors;

•	proprietary equity research related to our six target industries; and

•	asset management products and services to institutional investors, high net-worth individuals and for our own account.

We were founded in 1999 by senior professionals from Montgomery Securities, a leading investment bank to growth companies during the 1980s and 1990s, which now operates as Banc of America Securities. We were formed to take advantage of a void in the marketplace created by the consolidation of established independent research boutiques into large commercial banks. Since the mid-1990s, more than 40 research-oriented investment banks—including San Francisco-based Montgomery Securities, Hambrecht & Quist, Robertson Stephens and Volpe Brown Whelan & Company—were acquired by major financial institutions. This inter-industry consolidation created large, multi-product investment banks structured to serve larger market-capitalization clients and greatly reduced the investment banking community’s focus on the middle market. Like our research-driven predecessors, as a growth-oriented, entrepreneurial firm, we are dedicated to serving the needs of small and middle-market companies and the institutions that invest in them.

We focus our efforts on clients in six growth industries: business services, consumer, financial services, healthcare, real estate, and technology. Our specialization in these industries has enabled us to develop recognized expertise and to cultivate extensive industry relationships. As a result, we have established our firm as a key advisor for our corporate clients, a trusted resource for institutional investors, and an effective investment manager for our asset management clients.

We have attracted experienced, revenue-producing professionals who are knowledgeable about their industries and have longstanding relationships with successful companies in their sectors. As of September 30, 2006, we had 63 managing directors and 29 non-member directors who together represent nearly 50% of our total employees. Our 63 managing directors, who as members have made a substantial financial commitment to our firm, owned approximately 75% of our membership interests prior to this offering, and will own approximately         % of our equity immediately after this offering.

We approach our work with the idea that expertise, intellectual capital and relationships cannot be commoditized. In our view, producing attractive returns for our investors and maintaining a strong balance sheet are essential in building a successful enterprise over the long term. As a result, we have sought to balance rapid growth with acceptable levels of profitability. We believe that we have constructed a successful operating model for serving growth industries, which will help us continue to grow our firm.

Since inception through September 30, 2006, we have:

•

lead managed and co-managed 119 public securities offerings, including initial public, follow-on and preferred equity offerings, and 57 private securities offerings, including private investments in public equity, or PIPEs, Rule 144A private offerings, and trust preferred securities offerings, representing more than $18.3 billion of total gross proceeds;

•	advised companies on 59 mergers and acquisitions, or M&A, transactions and other strategic advisory assignments representing approximately $5.2 billion of total transaction value;

•

increased our daily trading volume of publicly traded equity securities to an average of 5.3 million shares for the nine months ended September 30, 2006, compared to 3.2 million shares for the year ended December 31, 2005 and 2.6 million shares for the year ended December 31, 2004;

•	established a highly experienced equity research team, including 20 senior research analysts who publish independent fundamental research on 270 companies; and

•	formed a family of five proprietary hedge funds, two funds of hedge funds, and an externally advised real estate investment trust, or REIT.

We have achieved strong financial results since our inception, generating growth in revenues and earnings as well as diversifying our revenues by industry and product. This diversification has allowed us to be consistently profitable in a variety of economic and capital markets environments, including the three-year industry downturn following the bursting of the Internet and technology bubble. During the five years ended December 31, 2005, we increased revenues from $13.4 million to $94.7 million and grew our pro forma net income from $1.2 million to $10.3 million. For the nine months ended September 30, 2006, we generated revenues of $63.7 million and pro forma net income of $6.4 million. Pro forma net income gives effect to adjustments related to our corporate reorganization as described in “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure.”

Principal Business Lines

We operate our business through two subsidiaries, JMP Securities LLC, a registered broker-dealer and member of the National Association of Securities Dealers, or NASD, and JMP Asset Management LLC, an investment adviser registered with the U.S. Securities and Exchange Commission, or SEC. Through JMP Securities, we conduct our investment banking, sales and trading, and equity research businesses. Through JMP Asset Management, we manage hedge funds and other investment vehicles, including an externally advised REIT, providing institutional and high net-worth investors with alternative investment opportunities.

•

Investment Banking. Our investment banking group consists of 51 professionals, including 19 managing directors with an average of 16 years of industry experience. Our investment banking professionals provide capital raising, merger and acquisition and other strategic advisory services to corporate clients. By focusing consistently on our target industries, we have developed a comprehensive understanding of the unique challenges and demands involved in executing capital raising and strategic assignments in these markets.

•	Sales and Trading. Our sales and trading group is composed of 46 professionals, including 21 managing directors with an average of 18 years of industry experience. Our institutional salespeople and traders are distinguished by their in-depth understanding of the companies and industries on which we focus. They have developed company-specific knowledge and capital markets expertise and provide efficient execution services to our institutional client base of more than 500 active accounts. As a result, our institutional sales and trading professionals share our comprehensive industry knowledge, unique insight and dedication to the highest levels of service.

•

Equity Research. Our research department consists of 20 senior research analysts, including 11 managing directors with an average of 13 years of industry experience, and a total of 37 research professionals who publish investment recommendations on 270 public companies. We believe that objective, fundamental analysis forms the basis for value-added equity research. Our research analysts develop proprietary investment themes, work to anticipate secular and cyclical changes, and produce timely, action-oriented recommendations that will assist our clients with their investment decisions.

•

Asset Management. Our asset management group consists of 15 professionals, including nine managing directors with an average of 16 years of industry experience. We actively manage a family of five hedge funds, two funds of hedge funds and an externally advised REIT. We also assist outside asset managers in launching and funding their own hedge funds, in which we may obtain an economic interest. As of September 30, 2006, we had a total of $208.2 million in client assets under management and had also invested $25.8 million of our own capital in these vehicles and other principal investments. Our goal is to substantially increase client assets under management and to provide investors with attractive absolute returns. The objective of our multiple strategies is to diversify both revenue and risk while maintaining the attractive business economics of the hedge fund model. We will also continue to pursue principal investment activities generated through our investment banking relationships.

Market Opportunity

Since the mid-1990s, there have been more than 40 acquisitions of U.S. investment banking firms that we would have considered our direct peers or competitors. Most of these firms were acquired by larger financial institutions, including U.S. and international depository institutions, insurance companies and investment banking firms. This continued industry consolidation has led to:

•	the tendency of major financial institutions—and the firms acquired by them—to focus on more mature industry segments, companies with larger market capitalizations, and larger transactions;

•	the reduction of equity research coverage, specifically of small and middle-market growth companies; and

•

restructuring and downsizing within the remaining consolidated investment banks, resulting in a further reduction of investment banking and brokerage resources allocated to small and middle-market companies and their investors.

We were formed to take advantage of this consolidation. We believe that small and middle-market companies now receive less consistent attention from consolidated investment banking firms, which now pursue clients and transactions with larger market values. Due to our focus on small and middle-market companies within our six target industries, we believe that our extensive relationships and expertise in serving these companies provide us with a distinct competitive advantage.

Competitive Strengths

We believe the following factors define our business model, establish our competitive position and distinguish us from other companies that participate in our businesses and markets:

•	Experienced and Focused Owner-Managers. We are led by a highly skilled and experienced team of industry professionals that collectively owned approximately 75% of our firm prior to this offering.

Before founding or joining our firm, many of our senior professionals held positions at leading investment banking and investment management firms. Our 63 managing directors average 16 years of industry experience.

•

Diversified Business Model. The selection of our six target industries, the development of multiple products and the establishment of our three revenue-producing business lines—investment banking, sales and trading, and asset management—have created a diversified business model, especially when compared to that of our more specialized competitors. Historically, our six target industries have performed, in certain respects, counter-cyclically to one another and have yielded a large number of clients and business opportunities.

•

Small Company and Middle-Market Specialization. We believe that we have established our firm as a leading advisor to small and middle-market companies within our six target industries. We view the experience and far-reaching relationships of our senior professionals, coupled with our proven ability to meet the special transactional and strategic needs of our clients, as significant competitive strengths for our firm. Our specialized client focus has enabled us to generate significant repeat business and typically has enabled us to earn more prominent roles in subsequent transactions. For the nine months ended September 30, 2006, 39% of our investment banking business was executed with repeat clients.

•

Independence. We are an independent firm owned by our employees and by outside investors. We are not a part of a larger, diversified financial institution with multiple business objectives. As a result, we are not subject to the same conflicts of interest that may challenge major financial services firms with goals that are at times contrary to those of their clients.

•

Highly Regarded Equity Research Product. Our equity research forms the foundation of our firm. We believe that providing differentiated, fundamental research to institutional investors is one of the primary ways that we can distinguish ourselves in the marketplace. We are experts on the industries we cover and provide informed opinions and actionable investment ideas to our clients about small and middle-market companies.

•

Highly Scalable Asset Management Business. We believe that several of the internally managed funds that we currently operate have produced historical returns that are attractive to investors. We employ a team of marketing professionals that aim to substantially increase client assets under management, and we believe we currently have the capacity to manage additional assets without a substantial incremental investment in infrastructure. We view asset management as an attractive business due to its high margins and the recurring nature of its fee-based revenues, as well as its dependence on intellectual capital, which we believe is less susceptible to competitive threats from larger financial institutions.

•

Strong Corporate Culture. Our corporate culture is characterized by professionalism, accountability, collegiality and a dedication to client service. We are united by an entrepreneurial spirit and a desire to build a firm that is widely recognized for its excellence. We are principally owned and managed by our managing directors, who are directly and extensively involved in our daily operations. Our firm’s culture has helped us attract seasoned professionals from other respected financial services firms and to maintain a low rate of attrition.

Notwithstanding our competitive strengths, we face a number of competitive challenges, including intense competition from larger firms that have a greater range of products and services, and greater financial and other resources that may pose a threat to our ability to recruit and retain key employees. See “Risk Factors” for a discussion of the factors you should consider before buying shares of our common stock.

Growth Strategy

Our growth strategy is to stay focused on our core activities of investment banking, sales and trading, equity research and asset management while continuing to attract experienced revenue-producing professionals to our firm. We may also make investments in businesses or products that are complementary to our core businesses and may selectively pursue strategic acquisitions. We intend to continue to grow by:

•	recruiting experienced professionals with established industry and client relationships, typically from well-known investment banking firms;

•

increasing the frequency and extent of our participation in public and private securities offerings, in particular increasing our number of lead managed mandates as well as receiving larger economic roles as a co-manager in offerings in our targeted industries;

•	increasing our participation as a financial advisor in mergers and acquisitions and other strategic corporate transactions;

•

expanding the group of institutional investors to which we market our equity research and sales and trading products and services, and by increasing the frequency with which we do business with these investors;

•	increasing the number and volume of securities in which we trade;

•	increasing the number of companies under coverage by our equity research analysts;

•	increasing assets under management and developing new asset management products; and

•	building upon our investment banking experience to generate principal investment opportunities.

Why We Are Going Public

We believe that this offering will allow us to better execute our growth strategy. We believe that as a public company we will have greater visibility with prospective clients and industry peers, increased access to capital, and additional currency with which to explore strategic opportunities as they arise. Finally, we expect that operating as a public company will provide us with increased brand recognition and will enhance our ability to attract and retain top professionals by enabling us to offer equity-based incentives linked directly to the long-term success of our business.

Our Reorganization

We have historically conducted our business through a limited liability company, JMP Group LLC, and its consolidated subsidiaries. Prior to the completion of this offering, we will complete a number of transactions in order to have JMP Group Inc. succeed to the business of JMP Group LLC and its consolidated subsidiaries and to have the members of JMP Group LLC become stockholders of JMP Group Inc. For further details on these transactions, see “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure” in this prospectus. This prospectus assumes the corporate reorganization has taken effect prior to this offering, unless otherwise indicated.

General Information

As of September 30, 2006, we had 187 employees, including 92 senior professionals, which include our managing directors and directors.

Our headquarters is located at 600 Montgomery Street, Suite 1100, San Francisco, California 94111. We have additional offices in New York, New York; Boston, Massachusetts; and Chicago, Illinois. Our main office telephone number is (415) 835-8900. We maintain an Internet website at http://www.jmpsecurities.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered by JMP Group Inc.	shares

Common stock offered by the selling stockholders	shares

Shares of common stock to be outstanding after this offering	shares

Overallotment option	shares, of which up to shares will be sold by JMP Group Inc. and up to shares will be sold by the selling stockholders.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes, including expansion of our existing business activities, and to fund principal investments and strategic investments as such opportunities may arise in the future. We will not receive any of the net proceeds from the sale of shares of common stock by the selling stockholders.

Dividend policy	Following this offering and subject to legally available funds, we currently intend to declare a quarterly cash dividend on all outstanding shares of common stock and expect the quarterly dividend to be approximately $ per share. However, there is no assurance that sufficient cash will be available to pay such dividends. The first quarterly dividend will be for the quarter of 2007 and will be prorated for the portion of that period subsequent to the completion of this offering.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including JMP Group LLC) to us, and such other factors as our board of directors may deem relevant from time to time. We do not plan to pay dividends on unvested shares of restricted stock units or other equity-based awards that we may grant from time to time.

JMP Group Inc. will be a holding company and will have no material assets other than its ownership of membership interests in JMP Group LLC. We intend to cause JMP Group LLC to make distributions to JMP Group Inc. in an amount sufficient to cover dividends, if any, declared by us.

Risk factors	See “Risk Factors” for a discussion of risks you should carefully consider before deciding to invest in shares of our common stock.

Proposed New York Stock Exchange symbol	JMP

Unless we specifically state otherwise, the information in this prospectus gives effect to the corporate reorganization that we will complete prior to this offering, but does not reflect (i) the sale of up to              shares of common stock that the underwriters have the option to purchase from JMP Group Inc. to cover overallotments, (ii) the              shares of our common stock underlying restricted stock units or other equity-based awards that we intend to grant to certain of our employees effective as of the completion of this offering, (iii) an aggregate of 2,674,940 shares issuable upon the exercise of outstanding options to purchase shares of our common stock as of December 31, 2006, or (iv)              shares reserved for issuance under the 2007 Equity Incentive Plan.

Summary Historical Consolidated Financial and Other Data

The following table shows summary consolidated financial and other data for the periods ended and as of the dates indicated. The summary consolidated statements of financial condition data as of December 31, 2004 and 2005 and the summary consolidated statements of income data for each of the three years in the three-year period ended December 31, 2005 have been derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus and should be read together with those consolidated financial statements and accompanying notes.

The summary consolidated statements of financial condition data as of December 31, 2001, 2002 and 2003 and the summary consolidated statements of income data for the years ended December 31, 2001 and 2002 have been derived from audited consolidated financial statements not included in this prospectus. The summary consolidated statements of financial condition data as of September 30, 2006 and the summary consolidated statements of income data for each of the nine-month periods ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and should be read together with those unaudited consolidated financial statements and accompanying notes. The summary consolidated statement of financial condition data as of September 30, 2005 has been derived from our unaudited consolidated financial statements not included in this prospectus. The summary consolidated financial and other data should be read together with the sections entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

The summary historical consolidated financial data as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 have been restated for the matters discussed in Note 3 to the accompanying consolidated financial statements included herein.

The unaudited pro forma data for the year ended December 31, 2005 and the nine months ended September 30, 2006 have been derived from the pro forma data provided in “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus. The unaudited pro forma information for the years ended December 31, 2001 to 2004 and the nine months ended September 30, 2005 have been calculated based on assumptions consistent with those used for the 2005 unaudited pro forma consolidated financial information.

The pro forma statement of income and pro forma statement of financial condition adjustments principally give effect to the corporate reorganization as described in “Certain Relationships—Reorganization Transactions and Corporate Structure,” including:

•	the exchange of Class A common interests and Class B common interests held by our non-employee members into shares of our common stock in connection with the corporate reorganization;

•

the exchange of our Redeemable Class A member interests held by our employee members into shares of our common stock in connection with the corporate reorganization, and as a result (i) the capital related to the Redeemable Class A member interests will be reclassified as equity, (ii) we will no longer allocate income and pay pro rata profit distributions to the holders of the Redeemable Class A member interests and (iii) we will no longer make interest payments to the holders of the Redeemable Class A member interests; and

•	a provision for corporate income taxes as a corporation at an assumed combined federal, state and local income tax rate of 42% of our pre-tax net income.

(in thousands, except per share data and selected data and operating metrics)	As of or for the Year Ended December 31,					As of or for the Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006

	(restated)
Statement of Income Data
Revenues
Investment banking	$8,486	$5,878	$25,267	$37,413	$62,880	$47,419	$33,543
Brokerage revenues	2,743	8,981	15,883	22,579	23,536	17,288	22,772
Asset management fees	389	876	7,670	12,505	8,538	6,863	2,475
Principal transactions	686	1,147	8,558	1,775	(2,006)	(1,828)	2,369
Interest, dividends and other	1,130	2,858	1,393	545	1,713	1,092	2,512

Total revenues	13,434	19,740	58,771	74,817	94,661	70,834	63,671
Expenses
Compensation and benefits	6,706	11,682	32,522	46,969	60,145	48,383	37,627
Income allocation and accretion/(dilution)—Redeemable
Class A member interests (1)	2,042	(1,151)	13,093	9,755	12,983	7,317	7,505
Administration	642	751	1,778	2,640	3,362	2,692	2,987
Brokerage, clearing and exchange fees	570	1,769	1,484	2,848	3,170	2,290	2,993
Interest and dividend expense	86	358	654	1,009	933	644	1,169
Other expenses	3,299	4,119	6,041	8,098	10,146	7,342	8,897

Total expenses	13,345	17,528	55,572	71,319	90,739	68,668	61,178
Minority interest (2)	—	—	—	—	—	—	96

Net income (3)	89	2,212	3,199	3,498	3,922	2,166	2,397
Increase in redemption value of Series B preferred units	—	(3,493)	(2,151)	(513)	—	—	—
Distributions to Series A convertible preferred units	(639)	(1,061)	(704)	(469)	—	—	—

Net income attributable to Class A and Class B common interests (3)	$(550)	$(2,342)	$344	$2,517	$3,922	$2,166	$2,397

Net income per unit attributable to Class A and Class B common interests (3) (4)
Basic	N/A	$(14.52)	$2.45	$1.17	$1.04	$0.57	$0.64
Diluted	N/A	$(14.52)	$0.65	$1.17	$1.04	$0.57	$0.63
Weighted average number of Class A and Class B common units outstanding (4)
Basic	—	161	141	2,143	3,774	3,770	3,733
Diluted	—	161	1,613	2,143	3,774	3,770	3,782
Pro Forma Statement of Income Data—C-Corp (Unaudited) (5)
Total revenues	$13,434	$19,740	$58,771	$74,817	$94,661	$70,834	$63,671
Total expenses	13,345	17,528	55,573	71,319	90,739	68,668	61,178
Addback: Income allocation and accretion/(dilution)—Redeemable
Class A member interests (1) (6)	(2,042)	1,151	(13,093)	(9,755)	(12,983)	(7,317)	(7,505)
Addback: Interest expense—Redeemable Class A member interests (7)	—	(163)	(577)	(920)	(888)	(608)	(1,134)

Pro forma total expenses	11,303	18,516	41,903	60,644	76,868	60,743	52,539
Minority interest (2)	—	—	—	—	—	—	96

Pro forma income before taxes	2,131	1,224	16,869	14,173	17,793	10,091	11,036
Pro forma tax expense (42.0% assumed tax rate) (8)	895	514	7,085	5,953	7,473	4,238	4,635

Pro forma net income	$1,236	$710	$9,784	$8,220	$10,320	$5,853	$6,401

Pro forma net income per share—basic					$0.70	$0.40	$0.43
Pro forma net income per share—diluted (9)
Pro forma weighted average number of common shares outstanding—basic					14,800	14,800	14,800
Pro forma weighted average number of common shares outstanding—diluted (9)
Statement of Financial Condition Data
Total assets	$22,212	$25,579	$58,146	$85,993	$91,923	$82,734	$89,279
Notes payable	—	—	—	2,500	—	—	—
Redeemable Class A member interests	3,191	1,755	11,542	5,897	11,517	7,725	9,937
Total liabilities	7,411	9,210	39,281	40,573	45,275	37,102	41,121
Total equity	14,801	12,533	12,877	45,419	46,648	45,632	46,060

Pro forma Statement of Financial Condition Data—C-Corp (Unaudited) (5)
Pro forma total liabilities (10)	$4,221	$7,455	$27,740	$34,676	$33,759	$29,377	$31,184
Pro forma total equity (10)	17,991	14,288	24,419	51,316	58,164	53,357	55,997

Selected Data and Operating Metrics (Unaudited)
Number of employees—end of period	43	78	112	141	169	173	187
Number of employees—average	37	64	97	123	162	159	179
Revenues per average employee (11)	$363	$308	$606	$608	$584	$445	$356
Compensation and benefits as a % of revenues (12)	49.9%	59.2%	55.3%	62.8%	63.5%	68.3%	59.1%
Companies covered by our research analysts	32	93	155	198	294	250	270
Number of completed investment banking transactions	8	11	25	55	75	57	56

(1)	Prior to this offering we were organized as a limited liability company and issued to employee members, who are our managing directors, Redeemable Class A member interests, that were entitled to their pro rata share of our income. Our Third Amended and Restated Limited Liability Company Agreement, as amended, provides that each employee member may elect to redeem their Redeemable Class A member interests upon resignation from us. Because of this repurchase feature, the Redeemable Class A member interests are classified as a liability in our statement of financial condition. As a result of the liability classification, the pro rata share of income allocated to the Redeemable Class A member interests based on ownership percentages and any changes in the redemption amount of the Redeemable Class A member interests were recorded as expense in our statement of income.

(2)	Minority interest relates to the interest of third parties in JMP Realty Trust, a real estate investment trust that we formed in June 2006 and that is externally managed by an affiliate of JMP Asset Management.

(3)	Prior to this offering we were a limited liability company and our earnings did not reflect the income taxes we will pay as a corporation.

(4)	We issued 2,300,000 units of Class B common interests in a private offering in August 2004, which represented 15.5% of our outstanding membership interests. Because there is a direct relationship between the number of Class B common interests outstanding and the ownership percentage in our equity, we were able to determine the number of units associated with the Class A common interests outstanding. As a result, we were able to determine earnings per share, based on an implied number of Class A common interests and an existing number of Class B common interests outstanding. We have reflected this implied number of units for purposes of determining earnings per share in all periods presented, except in 2001, when there were no Class A common interests or Class B common interests outstanding.

(5)	The amounts for all periods presented reflect pro forma results of operations as if the corporate reorganization had occurred on January 1, 2001.

(6)	As a limited liability company, we allocated income and paid profit distributions to the holders of our Redeemable Class A member interests based on their pro rata ownership. These profit distributions were in addition to performance-based bonus compensation paid to our employee members. As a corporation, our Redeemable Class A member interests will be exchanged into shares of our common stock and we will no longer pay pro rata profit distributions to the holders of the Redeemable Class A member interests.

(7)	As a limited liability company, we made interest payments based on contributed capital to the holders of the Redeemable Class A member interests. As a corporation, our Redeemable Class A member interests will be exchanged into shares of our common stock and we will no longer make interest payments to the holders of the Redeemable Class A member interests.

(8)	As a limited liability company, we were not subject to income taxes. The pro forma tax expense for all periods presented includes adjustments for assumed federal, state and local income taxes as if we were organized as a corporation for each period from January 1, 2001 at an assumed combined federal, state and local income tax rate of 42% of our income before taxes.

(9)	The pro forma diluted number of shares outstanding includes the dilutive impact of outstanding options by application of the Treasury Stock method in accordance with SFAS 128, Earnings per Share, assuming an initial public offering price of $ per share, the midpoint of the price range on the cover page of this prospectus.

(10)	Reflects the exchange of our Redeemable Class A member interests into shares of common stock.

(11)	Amounts for the nine months ended September 30, 2005 and 2006 are annualized.

(12)	Compensation and benefits include salaries and performance-based bonus payments to our managing directors and other employees. Following this offering, we expect that our annual total compensation and benefits, including that payable to our managing directors, but excluding equity awards granted prior to and in connection with this offering, will be approximately 60% of revenues each year; however, we retain the discretion to change this percentage in the future.

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before deciding to buy our common stock. If any of the events or developments described below actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

We focus principally on specific sectors of the economy, and deterioration in the business environment in these sectors or a decline in the market for securities of companies within these sectors could harm our business.

We focus principally on six target industries: business services, consumer, financial services, healthcare, real estate, and technology. Volatility in the business environment in these industries or in the market for securities of companies within these industries could adversely affect our financial results and the market value of our common stock. The business environment for companies in these industries has been subject to substantial volatility over time, and our financial results have consequently been subject to significant variations from year to year. The market for securities in each of our target industries may also be subject to industry-specific risks.

As an investment bank focused principally on specific growth sectors of the economy, we also depend significantly on private company transactions for sources of revenues and potential business opportunities. Most of these private company clients are initially funded and controlled by venture capital funds and private equity firms. To the extent that the pace of these private company transactions slows or the average transaction size declines due to a decrease in venture capital and private equity financings, difficult market conditions in our target industries or other factors, our business and results of operations may be harmed.

Underwriting and other corporate finance transactions, strategic advisory engagements and related sales and trading activities in our target industries represent a significant portion of our business. This concentration of activity in our target industries exposes us to the risk of declines in revenues in the event of downturns in these industries.

Our financial results from investment banking activities may fluctuate substantially from period to period, which may impair our stock price.

We have experienced, and expect to experience in the future, significant variations from period to period in our revenues and results of operations from investment banking activities. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases, we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the business of a client or a counterparty. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the contemplated transaction. In addition, we pay significant expenses related to a contemplated transaction regardless of whether or not the contemplated transaction generates revenues. This risk may be intensified by our focus on growth companies in the business services, consumer, financial services, healthcare, real estate and technology industries, as the market for securities of these companies has experienced significant variations in the number and size of equity offerings. Recently, more companies initiating the process of an initial public offering are simultaneously exploring merger and acquisition opportunities. Our investment banking revenues would be adversely affected in the event that a company conducting an initial public offering for which we are acting as an underwriter were to be preempted by the sale of that company, if we are not also engaged as a strategic advisor. As a result, we may not achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.

Our ability to retain our senior professionals and recruit additional professionals is critical to the success of our business, and our failure to do so may adversely affect our reputation, business, results of operations and financial condition.

Our people are our most valuable resource. Our ability to obtain and successfully execute the transactions that generate a significant portion of our revenues depends upon the reputation, judgment, business generation capabilities and project execution skills of our senior professionals, particularly the members of our executive committee. The reputations and relationships of our senior professionals with our clients are a critical element in obtaining and executing client engagements. Turnover in the investment banking industry is high and we encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking business, such as hedge funds and private equity funds. If we were to lose the services of any of our investment bankers, senior equity research, sales and trading professionals, asset managers, or executive officers to a new or existing competitor or otherwise, we may not be able to retain valuable relationships and some of our clients could choose to use the services of a competitor instead of our services. For example, Gerald L. Tuttle, Jr., our co-founder and co-director of investment banking, recently passed away due to a sudden illness. If we are unable to retain our senior professionals or recruit additional professionals, our reputation, business, results of operations and financial condition will be adversely affected.

We face strong competition from larger firms, some of which have greater resources and name recognition than we do, which may impede our ability to grow our business.

The investment banking industry is intensely competitive, and we expect it to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in our various businesses. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, could adversely affect our revenues, even as the size and number of our investment banking transactions may increase.

We are a relatively small investment bank with 187 employees as of September 30, 2006, and revenues of $94.7 million for the year ended December 31, 2005. Many of our competitors have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the investment banking industry, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share generally. These firms have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the investment banking industry. If we are unable to compete effectively with our competitors, our business, results of operations and financial condition will be adversely affected.

Pricing and other competitive pressures may impair the revenues of our sales and trading business.

We derive a significant portion of our revenues from our sales and trading business, which accounted for 25% of our revenues for the year ended December 31, 2005, and 36% of our revenues for the nine months ended

September 30, 2006. Along with other investment banking firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the downward pressure on trading commissions and spreads. We expect this trend toward alternative trading systems and downward pricing pressure in the business to continue. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or by using their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. As we are committed to maintaining and improving our comprehensive research coverage in our target sectors to support our sales and trading business, we may be required to make substantial investments in our research capabilities to remain competitive. If we are unable to compete effectively in these areas, the revenues of our sales and trading business may decline, and our business, results of operations and financial condition may be harmed.

Some of our large institutional sales and trading clients in terms of brokerage revenues have recently entered into arrangements with us and other investment banking firms under which they will separate payments for research products or services from trading commissions for sales and trading services, and will pay for research directly in cash, instead of compensating these firms through trading commissions, as such arrangements are referred to as “soft dollar” practices. In addition, we have entered into a few commission sharing arrangements in which an institutional client will executes trades with a limited number of brokers and instruct those brokers allocate a portion of the commission directly to other broker-dealers for research or to an independent research provider. If more of such arrangements are reached between our clients and us, or if similar practices are adopted by more firms in the investment banking industry, it may further increase the competitive pressures on trading commissions and spreads and reduce the value our clients place on high quality research. Conversely, if we are unable to make similar arrangements with other investment managers that insist on separating trading commissions from research products, volumes and trading commissions in our sales and trading business also would likely decrease.

We face strong competition from middle-market investment banks.

We compete with specialized investment banks to provide financial and investment banking services to small and middle-market companies. Middle-market investment banks, including, without limitation, CIBC World Markets Corp., Cowen and Company, LLC, Friedman, Billings, Ramsey & Co., Inc., Jefferies & Company, Inc., Piper Jaffray & Co., Raymond James & Associates, Inc., RBC Capital Markets Corporation, Robert W. Baird & Co., Inc., Thomas Weisel Partners LLC and William Blair & Company, provide access to capital and strategic advice to small and middle-market companies in our target industries. We compete with those investment banks on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality of our products and services. Competition in the middle-market may further intensify if larger Wall Street investment banks expand their focus to this sector of the market. Increased competition could reduce our market share from investment banking services and our ability to generate fees at historical levels.

Our corporate finance and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific corporate finance, merger and acquisition transactions and other strategic advisory services, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from new or existing clients, our business, results of operations and financial condition could be adversely affected.

Larger and more frequent capital commitments in our trading and underwriting businesses increase the potential for significant losses.

There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. We may participate in this trend and, as a result, we may be subject to increased risk. Furthermore, we may suffer losses as a result of the positions taken in these transactions even when economic and market conditions are generally favorable for others in the industry.

We may increasingly commit our own capital as part of our trading business to facilitate client sales and trading activities. The number and size of these transactions may adversely affect our results of operations in a given period. We may also incur significant losses from our sales and trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

The asset management business is intensely competitive.

Over the past several years, the size and number of asset management funds, including hedge funds and private equity funds, has continued to increase. If this trend continues, it is possible that it will become increasingly difficult for our funds to raise capital. More significantly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors leads to a reduction in the size and duration of pricing inefficiencies. Many alternative investment strategies seek to exploit these inefficiencies and, in certain industries, this drives prices for investments higher, in either case increasing the difficulty of achieving targeted returns. In addition, if interest rates were to rise or there were to be a prolonged bull market in equities, the attractiveness of our funds relative to investments in other investment products could decrease. Competition is based on a variety of factors, including:

•	investment performance;

•	investor perception of the drive, focus and alignment of interest of an investment manager;

•	quality of service provided to and duration of relationship with investors;

•	business reputation; and

•	level of fees and expenses charged for services.

We compete in the asset management business with a large number of investment management firms, private equity fund sponsors, hedge fund sponsors and other financial institutions. A number of factors serve to increase our competitive risks, as follows:

•	investors may develop concerns that we will allow a business to grow to the detriment of its performance;

•

some of our competitors have greater capital, lower targeted returns or greater sector or investment strategy specific expertise than we do, which creates competitive disadvantages with respect to investment opportunities;

•

some of our competitors may perceive risk differently than we do which could allow them either to outbid us for investments in particular sectors or, generally, to consider a wider variety of investments;

•

there are relatively few barriers to entry impeding new asset management firms, and the successful efforts of new entrants into our various lines of business, including former “star” portfolio managers at large diversified financial institutions as well as such institutions themselves, will continue to result in increased competition; and

•	other industry participants in the asset management business continuously seek to recruit our best and brightest investment professionals away from us.

These and other factors could reduce our earnings and revenues and adversely affect our business. In addition, if we are forced to compete with other alternative asset managers on the basis of price, we may not be able to maintain our current base management and incentive fee structures. We have historically competed primarily on the performance of our funds, and not on the level of our fees relative to those of our competitors. However, there is a risk that fees in the alternative investment management industry will decline, without regard to the historical performance of a manager, including our managers. Fee reductions on our existing or future funds, without corresponding decreases in our cost structure, would adversely effect our revenues and distributable earnings.

Poor investment performance may decrease assets under management and reduce revenues from and the profitability of our asset management business.

Revenues from our asset management business are primarily derived from asset management fees. Asset management fees are comprised of base management and incentive fees. Management fees are typically based on assets under management, and incentive fees are earned on a quarterly or annual basis only if the return on our managed accounts exceeds a certain threshold return, or “highwater mark,” for each investor. We will not earn incentive fee income during a particular period, even when a fund had positive returns in that period, if we do not generate cumulative performance that surpasses a highwater mark. If a fund experiences losses, we will not earn incentive fees with regard to investors in that fund until its returns exceed the relevant highwater mark.

In addition, investment performance is one of the most important factors in retaining existing investors and competing for new asset management business. Investment performance may be poor as a result of difficult market or economic conditions, including changes in interest rates or inflation, terrorism or political uncertainty, our investment style, the particular investments that we make, and other factors. Poor investment performance may result in a decline in our revenues and income by causing (i) the net asset value of the assets under our management to decrease, which would result in lower management fees to us, (ii) lower investment returns, resulting in a reduction of incentive fee income to us, and (iii) investor redemptions, which would result in lower fees to us because we would have fewer assets under management.

To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our asset management business will likely be reduced and our ability to grow existing funds and raise new funds in the future will likely be impaired.

The historical returns of our funds may not be indicative of the future results of our funds.

The historical returns of our funds should not be considered indicative of the future results that should be expected from such funds or from any future funds we may raise. Our rates of returns reflect unrealized gains, as of the applicable measurement date, which may never be realized due to changes in market and other conditions not in our control that may adversely affect the ultimate value realized from the investments in a fund. The returns of our funds may have also benefited from investment opportunities and general market conditions that may not repeat themselves, and there can be no assurance that our current or future funds will be able to avail themselves of profitable investment opportunities. Furthermore, the historical and potential future returns of the funds we manage also may not necessarily bear any relationship to potential returns on our common stock.

Our asset management clients may redeem their investments, which could reduce our asset management fee revenues.

Our asset management account agreements generally permit investors to redeem their investments with us after an initial “lockup” period during which redemptions are restricted or penalized. However, any such restrictions may be waived by us. Thereafter, redemptions are permitted at quarterly or annual intervals. If the return on assets under our management does not meet investors expectations, investors may elect to redeem their investments and invest their assets elsewhere, including with our competitors. Our management fee revenues correlate directly to the amount of assets under our management and, therefore, redemptions could cause our fee revenues to decrease. Investors may decide to reallocate their capital away from us and to other asset managers for a number of reasons, including poor relative investment performance, changes in prevailing interest rates which make other investments more attractive, changes in investor perception regarding our focus or alignment of interest, dissatisfaction with changes in or a broadening of a fund’s investment strategy, changes in our reputation, and departures or changes in responsibilities of key investment professionals. In a declining market, the pace of redemptions and corresponding reduction in our assets under management could accelerate. For example, the assets which we had under management declined from $596.8 million at December 31, 2004 to $340.2 million at December 31, 2005. Redemptions could also require us to liquidate assets under unfavorable circumstances, which would further harm our reputation and results of operations.

We invest our own principal capital in equities that expose us to a significant risk of capital loss.

We use a portion of our own capital in a variety of principal investment activities, each of which involves risks of illiquidity, loss of principal and revaluation of assets. At September 30, 2006, our principal investments represented $12.5 million invested in non-marketable securities and other investments, $8.9 million invested in marketable securities in long positions and $5.6 million invested through short positions on marketable securities. The companies in which we invest may rely on new or developing technologies or novel business models, or concentrate on markets which have not yet developed and which may never develop sufficiently to support successful operations. As a result, we may suffer losses from our principal investment activities.

We may make principal investments that have limited liquidity, which may reduce the return on those investments to our stockholders.

We may purchase equity securities and, to a lesser extent, debt securities, in venture capital and other high risk financings of early-stage, pre-public or “mezzanine stage” and turnaround companies. We risk the loss of capital we have invested as a principal in these activities.

We may use a portion of the net proceeds that we receive from this offering toward principal investments in privately held securities that may be illiquid and volatile. The equity securities of a privately-held entity in which we make a principal investment are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any private company that we acquire for a period of at least one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities. We may make principal investments that are significant relative to the overall capitalization of the investee company and resales of significant amounts of these securities might adversely affect the market and the sales price for the securities in which we invest.

Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that general market conditions will not cause the market value of our investments to decline. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we invest and intend to invest could result in a decline in the value of our investments or a total loss of our investment.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to financial services firms, including ours. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our sales and trading business, and perceived liquidity issues may affect the willingness of our clients and counterparties to engage in sales and trading transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our sales and trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

JMP Securities LLC, our broker-dealer subsidiary, is subject to the net capital requirements of the SEC, the NASD and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our business. Furthermore, JMP Securities LLC is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to JMP Group Inc. As a holding company, JMP Group Inc. depends on dividends, distributions and other payments from its subsidiaries to fund dividend payments and to fund all payments on its obligations, including debt obligations. As a result, regulatory actions could impede access to funds that JMP Group Inc. needs to make payments on obligations, including debt obligations, or dividend payments. In addition, because JMP Group Inc. holds equity interests in the firm’s subsidiaries, its rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are first satisfied.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As an introducing broker, we could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risks may arise from events or circumstances that are difficult to detect, foresee or reasonably guard against. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Our operations and infrastructure and those of the service providers upon which we rely may malfunction or fail.

Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

We have outsourced certain aspects of our technology infrastructure, including data centers, disaster recovery systems, and wide area networks, as well as some trading applications. We are dependent on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations and results. However, there can be no guarantee that future disruptions with these providers will not occur.

We also face the risk of operational failure or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may affect, among other things, our financial, accounting or other data processing systems. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, earthquakes or other natural disasters, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations in San Francisco, New York City, Boston and Chicago work in close proximity to each other. Although we have a formal disaster recovery plan in place, if a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer, and we may not be able to implement successfully contingency plans that depend on communication or travel.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance maintained by us.

We are subject to risks in using prime brokers and custodians.

Our asset management subsidiary and its managed funds depend on the services of prime brokers and custodians to implement certain securities transactions. In the event of the insolvency of a prime broker or custodian, our funds might not be able to recover equivalent assets in whole or in part as they will rank among the prime broker’s and the custodian’s unsecured creditors in relation to assets which the prime broker or custodian borrows, lends or otherwise uses. In addition, cash held by our funds with the prime broker or custodian will not be segregated from the prime broker’s or custodian’s own cash, and the funds will therefore rank as unsecured creditors in relation thereto.

Strategic investments or acquisitions and joint ventures, or our entry into new business areas, may result in additional risks and uncertainties in our business.

We intend to grow our core businesses both through internal expansion and through strategic investments, acquisitions or joint ventures. When we make strategic investments, acquisitions or enter into joint ventures, we expect to face numerous risks and uncertainties in combining or integrating the relevant businesses and systems. In addition, conflicts or disagreements between us and the other members of a venture may negatively impact our businesses. In addition, future acquisitions or joint ventures may involve the issuance of additional shares of our common stock, which may dilute your ownership in our firm. Furthermore, any future acquisitions of businesses or facilities by us could entail a number of risks, including:

•	problems with the effective integration of operations;

•	the inability to maintain key pre-acquisition business relationships and integrate new relationships;

•	increased operating costs;

•	exposure to unanticipated liabilities;

•	risks of misconduct by employees not subject to our control;

•	difficulties in realizing projected efficiencies, synergies and cost savings; and

•	exposure to new or unknown liabilities.

Any future growth of our business, such as our further expansion of our asset management or principal investment activities, may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses.

We have identified material weaknesses in our internal control over financial reporting for periods prior to January 1, 2006. If in the future we fail to maintain effective internal control over financial reporting, we could fail to prevent or detect material misstatements in our annual or interim consolidated financial statements in the future which could harm our ability to timely and accurately report our financial results and adversely affect our stock price.

Our consolidated financial statements for the years ended December 31, 2003, 2004 and 2005 have been restated to record our Redeemable Class A member interests as stock-based compensation in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. In addition, we corrected a computational error in the determination of investing and operating cash flows for the years ended December 31, 2004 and 2005. These restatements are further discussed in Note 3 to our audited consolidated financial statements included elsewhere in this prospectus. Our independent registered public accounting firm notified our executive committee of the board of directors that these errors in our consolidated financial statements, and the resulting restatements, were a result of material weaknesses in our internal control over financial reporting. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Material Weaknesses in Internal Control Over Financial Reporting.” A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. To remediate these material weaknesses, we will continue to closely monitor our accounting policies applicable to stock-based compensation, and have improved our preparation and review processes in connection with our consolidated statements of cash flow. In addition, we have hired and expect to hire additional finance and accounting personnel to assist us in addressing the requirements of a public company.

In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We will be required to comply for the first time with Section 404 in connection with our annual report on Form 10-K for the year ending December 31, 2008. We are currently in the process of further documenting our system of internal control over financial reporting and we will add additional controls and procedures as needed, including the implementation of our remediation plan discussed above, in order to satisfy the requirements of Section 404. During the course of our testing, we may in the future identify deficiencies which we may not be able to remediate in time to comply with Section 404.

If we fail to fully remediate or maintain the adequacy of our internal controls, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control system could give rise to misstatements in our financial statements and cause us to fail to meet our reporting obligations, which may cause investors to lose confidence in our reported financial information and cause an adverse impact on the value of our stock.

The demands of running a public company could result in additional costs and require our senior management to devote more time to regulatory and other requirements.

Following our initial public offering, we will be subject to significant additional regulatory and reporting requirements, including under the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the NYSE listed company rules. We will incur additional costs on an ongoing basis in order to comply with these additional requirements. These costs include those related to expanding our internal control and compliance functions, and recruiting and retaining additional staff. The historical consolidated financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that will have occurred in our capital structure and operations. For more information, see our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

In addition, our senior management may be required to devote more of their time to meeting these additional requirements. Since inception, our senior management has been actively involved in the revenue generating activities of our operations. For example, Joseph Jolson, our chief executive officer, continues to manage Harvest Opportunity Partners II, L.P. and its related funds, which are our largest investment funds. In the future, the demands of managing a public company may require Mr. Jolson to be less actively involved in portfolio management responsibilities and to rely on others to a greater extent for these responsibilities. If our senior management is required to devote more time to the additional requirements of managing a public company, and we are unable to successfully transition some or all of the direct revenue generating responsibilities of our senior management to other suitable professionals, our reputation, business, results of operations and financial condition may be harmed.

Evaluation of our prospects may be more difficult in light of our limited operating history.

We were founded in 1999, and we have a limited operating history upon which to evaluate our business and prospects. As a relatively young enterprise, we are subject to the risks and uncertainties that face a company during its formative development. Some of these risks and uncertainties relate to our ability to attract and retain clients on a cost-effective basis, expand and enhance our service offerings, raise additional capital and respond to competitive market conditions. We may not be able to address these risks adequately, and our failure to do so may harm our business and the value of your investment in our common stock.

Risks Related to Our Industry

Difficult market conditions could adversely affect our business in many ways.

Difficult market and economic conditions, the level and volatility of interest rates, investor sentiment and political events have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business. Industry-wide declines in the size and number of underwritings and mergers and acquisitions transactions also would likely have an adverse effect on our revenues. In addition, reductions in the trading prices for equity securities also tend to reduce the transaction value of investment banking transactions, such as underwriting and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. As we may be unable to reduce expenses correspondingly, our net income and net income margins may decline.

Significantly expanded corporate governance and public disclosure requirements may result in fewer initial public offerings and discourage companies from engaging in capital market transactions, which may reduce the number of investment banking opportunities available to pursue.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act and the corporate governance rules imposed by self-regulatory organizations have diverted the attention of many companies away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC and reporting requirements relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in a difficult regulatory environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the NASD and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including, but not limited to, the authority to fine us and to grant, cancel, restrict or otherwise impose conditions on the right to carry on particular businesses. For example, a failure to comply with the obligations imposed by the Securities Exchange Act of 1934, as amended, on broker-dealers and the Investment Advisers Act on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, could result in investigations, sanctions and reputational damage. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or the NASD or other self-regulatory organizations that supervise the financial markets. Substantial legal liability or significant regulatory action against us could have adverse financial effects on us or cause reputational harm to us, which could harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly review and update our policies, controls and procedures. However, appropriately addressing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against us. For example, the research operations of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking professionals at securities firms. Several securities firms in the United States reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into the alleged conflicts of interest of research analysts, which resulted in rules that have imposed additional costs and limitations on the conduct of our business.

Asset management businesses have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, we are registered as an investment advisor with the SEC and the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our asset management business, and may otherwise limit our ability to engage in certain activities. In addition, the SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices. The SEC staff has indicated that it is considering additional rulemaking in this area, and we cannot predict the effect that additional rulemaking may have on our asset management or brokerage business or whether it will be adverse to us.

Our exposure to legal liability is significant, and damages and other costs that we may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against us, could adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

As an investment banking and asset management firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging to our business than to other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and acquisitions and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, however, there can be no assurance that these provisions will protect us or be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could harm our results of operations or cause reputational harm to us, which could adversely affect our business and prospects.

Misconduct by our employees or by the employees of our business partners could harm us and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our firm. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct by entities with whom we do business may be even more limited. We may suffer reputational harm for any misconduct by our employees or those entities with whom we do business.

We may be required to make payments under certain indemnification agreements.

Prior to this offering and the corporate reorganization, we will enter into agreements that provide for the indemnification of our members, managing directors, executive officers and certain other persons authorized to act on our behalf against certain losses that may arise out of this offering or the corporate reorganization, certain liabilities of our managing directors relating to the time they were members of JMP Group LLC, and certain tax liabilities of our members that may arise in respect of periods prior to this offering when we operated as a limited liability company. We may be required to make payments under these indemnification agreements, which could adversely affect our financial condition.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act of 1940. However, if we were to cease operating and controlling the business and affairs of JMP Securities LLC and JMP Asset Management LLC or if either of these subsidiaries were deemed to be an investment company, our interest in those entities could be deemed an investment security for purposes of the Investment Company Act of 1940. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act of 1940, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would harm our business and the price of our common stock.

Risks Related to this Offering and Our Shares

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

Prior to this offering, there has been no public market for our common stock. Although we will apply to have our common stock approved for listing on the NYSE, an active public market for our common stock may not develop. The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	the success or failure of our operating strategies and our perceived prospects and those of the financial services industry in general;

•	realization of any of the risks described in this section;

•	failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

•	a decline in the stock prices of peer companies; and

•	a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the public offering price of our common stock. Furthermore, declines in the price of our common stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including our managing directors and other key professional employees.

Your interest in our firm may be diluted if we issue additional shares of common stock.

In general, selling stockholders and potential investors do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing our common stock in this offering may experience dilution of their equity investment if we issue additional shares of common stock in the future, including shares issuable under our 2007 Equity Incentive Plan, or if we issue securities that are convertible into shares of our common stock.

Provisions of our organizational documents may discourage an acquisition of us.

Our organizational documents will contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. Our board will be classified, and directors will only be able to be removed for cause and by the affirmative vote of at least 66 2/3% of our then outstanding capital stock entitled to vote. Our board will have the ability to take defensive measures that could impede or thwart a takeover such as, under certain circumstances, adopting a poison pill, or causing us to issue preferred stock that has greater voting rights than our common stock. If a change of control or change in management that our stockholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline.

Our managing directors, directors, executive officers and other employees will be able to determine matters requiring stockholder approval, which could delay or prevent a change of control or which otherwise may not be in the best interest of our stockholders.

Immediately following this offering, our managing directors, directors, executive officers and other employees will own between approximately         % and         % of our common stock. In addition, we intend to use our equity as a component of our compensation program once we are a public company, which will result in our employees owning a greater percentage of our outstanding common stock. Consequently, our managing directors, directors, executive officers and other employees collectively may be able to determine matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. In addition, these stockholders could exercise their influence in a manner that is not in the best interest of our other stockholders.

Future sales of our common stock could cause our stock price to decline.

Sales of substantial amounts of our common stock by our employees and other stockholders, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities. See “Shares Eligible for Future Sale” for a discussion of possible future sales of common stock.

Immediately after this offering, there will be              shares of our common stock outstanding. Of these shares, the              shares of our common stock sold in this offering (or              shares if the underwriters’ option to purchase additional shares of our common stock is exercised in full) will be freely transferable without restriction or further registration under the Securities Act. Subject to certain exceptions, the remaining shares of our common stock will be available for future sale upon the expiration or the waiver of transfer restrictions or in accordance with registration rights. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

Our common stock may trade at prices below the initial public offering price.

The price of our common stock after this offering may fluctuate greatly, depending upon many factors, including our perceived prospects and those of the financial services industry in general, differences between our actual financial and operating results and those expected by investors, changes in general economic or market conditions, broad market fluctuations and failure to be covered by securities analysts. Our common stock may trade at prices significantly below our initial public offering price. Declines in the price of our common stock may adversely affect our ability to recruit and retain key employees, including our managing directors, which could harm our results of operation.

Our historical and unaudited pro forma financial information may not permit you to predict our costs of operations.

The historical consolidated financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that have occurred in our capital structure and operations. Because we historically operated through partnerships and limited liability companies prior to our transition to corporate form prior to this offering, we paid little or no taxes on profits and paid relatively modest salaries to our managing directors. In preparing our unaudited pro forma condensed consolidated financial information, we deducted and charged to earnings estimated statutory income taxes based on an estimated blended tax rate, which may be different from our actual tax rate in the future. The estimates we used in our unaudited pro forma consolidated financial information may not be similar to our actual experience as a public company. For more information on our historical financial statements and unaudited pro forma condensed consolidated financial information, see “Unaudited Pro Forma Condensed Consolidated Financial Information” and our historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

You will experience immediate and substantial dilution in the book value of your common stock.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock. Pro forma net tangible book value represents the amount of our tangible assets on a pro forma basis, less our pro forma total liabilities. As a result, we currently expect that you will incur immediate dilution of $              per share based upon the initial public offering price for this offering of $              per share. For more information, see “Dilution.”

We will have broad discretion over the use of the net proceeds to us from this offering.

We will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our board of directors and our management regarding the application of the net proceeds from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes, including support and expansion of our underwriting, sales and trading, asset management businesses, strategic acquisitions and principal investment opportunities, we have not allocated these net proceeds for specific purposes. In addition, we may not be successful in investing the net proceeds from this offering to yield a favorable return. For more information, see “Use of Proceeds.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. They also include statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure or other financial terms. The statements we make regarding the following subject matters are forward-looking by their nature:

•	the opportunity to grow our investment banking and sales and trading businesses because of the prevalent demand for our services in our six target industries;

•	the possibility to generate stable investment banking revenues due to our ability to engage in multiple types of transactions;

•	our ability to increase our roles as a co-manager or a lead manager in capital markets transactions;

•	the growth of our mergers and acquisitions and other strategic advisory business derived from our positions as a lead manager or senior co-manager of public and private securities offerings;

•	the characteristics of the asset management business, including its comparatively high margins, the recurring nature of its fee-based revenues, and its dependence on intellectual capital;

•	the past performance of our funds are not indicative of our future performance;

•	the ongoing emergence of small asset managers and institutional investment managers that rely on outside sources to provide equity research;

•	a heightened demand for alternative asset management products and services;

•	our plans to sponsor additional hedge funds and other alternative asset management products;

•	our plans to generate principal investing opportunities from our investment banking and asset management relationships;

•	our ability to attract and retain top professionals;

•	projections of our annual total compensation and benefits as a percentage of revenues;

•	our plans to launch additional hedge fund products, alternative and other asset management collective investment vehicles and structured finance products;

•	our plans to hire additional senior research professionals;

•	our intention to declare dividends and our expected dividend rate;

•	our ability to increase the number of companies under coverage by our equity research analysts;

•

our plans to expand the group of institutional investors to which we market our equity research and sales and trading products and services by increasing the frequency with which we do business with these investors; and

•	our ability to increase assets under management and develop new asset management products.

The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks provided under “Risk Factors” in this prospectus.

These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors or the effect which any factor, or combination of factors, may have on our business. Actual results may differ materially from those contained in any forward-looking statements.

When we use the words “will likely result,” “may,” “shall,” “will,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We undertake no duty to update any of these forward-looking statements after the date of this prospectus to conform prior statements to actual results or revised expectations unless otherwise required by law.

DIVIDEND POLICY

Following this offering and subject to legally available funds, we currently intend to declare a quarterly cash dividend on all outstanding shares of common stock and expect the quarterly dividend to be approximately              per share. However, there is no assurance that sufficient cash will be available to pay such dividends. The first quarterly dividend will be for the quarter of 2007 and will be prorated for the portion of that period subsequent to this offering.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including JMP Group LLC) to us, and such other factors as our board of directors may deem relevant from time to time. We do not plan to pay dividends on unvested shares of restricted stock units or other equity-based awards that we may grant from time to time.

JMP Group Inc. will be a holding company and will have no material assets other than its ownership of membership interests in JMP Group LLC. We intend to cause JMP Group LLC to make distributions to JMP Group Inc. in an amount sufficient to cover dividends, if any, declared by us.

DILUTION

If you invest in our common stock in this offering, upon the completion of this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our common stock.

Our pro forma net tangible book value as of September 30, 2006, was approximately $             million, or approximately $             per share of common stock. Pro forma net tangible book value per share is determined by dividing our tangible net worth, total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding on a pro forma basis after giving effect to the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” After giving effect to the sale by us of the shares of common stock in this offering, at the initial offering price of $             per share, the mid-point of the price range on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses and the receipt and application of the net proceeds, our pro forma net tangible book value as of September 30, 2006, would have been approximately $             million, or approximately $             per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $             per share and an immediate dilution to new investors of $             per share.

Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the initial public offering price per share.

The following table illustrates this per share dilution:

Initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2006	$
Pro forma increase in net tangible book value per share attributable to new investors

Pro forma net tangible book value per share after offering

Pro forma dilution per share to new investors		$

The following table summarizes, as of September 30, 2006, on a pro forma basis the total number of shares of common stock purchased from us, the total consideration paid to us (before deducting the estimated underwriting discount and commissions and offering expenses payable by us in connection with this offering) and the average price per share paid by existing stockholders and by new investors purchasing shares of our common stock in this offering:

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent

Existing stockholders			%		$(1)%		$
New investors

Total			%	$		%	$

(1)	Represents the book value of the contribution of members’ equity interests in JMP Group LLC contributed in exchange for shares of our common stock in the reorganization transactions described under the caption “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure.”

USE OF PROCEEDS

We will receive net proceeds from our sale of shares of common stock in this offering of approximately $             million ($             million if the underwriters’ overallotment option is exercised in full), assuming an initial public offering price of $             per share, the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The above amounts do not include underwriting discounts and commissions that will be received by JMP Securities LLC, our broker-dealer subsidiary, as an underwriter in this offering. We will not receive any of the net proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use the net proceeds from this offering for general corporate purposes, including support of and expansion of our existing business lines. Although we have not designated funds for any specific purpose, we may use the net proceeds from this offering to take advantage of principal investment opportunities, to expand our asset management business, including incubating additional asset management products and funds, to grow our investment banking business, to implement other new business activities or investment banking products or services, or to fund strategic investments as they may arise in the future.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities, U.S. government securities and other marketable securities. We cannot predict whether the net proceeds invested will yield a favorable return.

CAPITALIZATION

The following table shows our capitalization as of September 30, 2006:

•	on a historical basis;

•

on a pro forma basis to reflect the corporate reorganization and related transactions pursuant to which JMP Group Inc. will succeed to the business of JMP Group LLC prior to this offering, as more fully described under “Unaudited Pro Forma Condensed Consolidated Financial Information;” and

•

on a pro forma as adjusted basis to reflect the sale by us of                      shares of our common stock pursuant to this offering, assuming an initial public offering price of $             per share, the midpoint of the price range on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses.

The following table should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

As of September 30, 2006 (in thousands, except share and per share data)	Historical	Pro Forma, as Adjusted for the Reorganization		Pro Forma, as Adjusted for This Offering

Redeemable Class A member interests	$9,937	$—	(1)

Minority interest	2,098	2,098
Members’ equity and stockholders’ equity:
Class A common interests	11,862	—	(2)
Class B common interests	31,650	—	(3)
Common stock, $0.001 par value per share; 30,000,000 shares authorized; 14,800,039 shares issued and outstanding on a pro forma basis, and shares issued and outstanding on a pro forma basis adjusted for this offering	—	148	(1)(2)(3)

Additional paid-in capital	165	55,849	(1)(2)(3)(4)

Retained earnings	2,383	—	(4)

Total members’ equity and stockholders’ equity	46,060	55,997

Total capitalization	$58,095	$58,095

(1)	Reflects the issuance of shares of common stock to our members in exchange for our Redeemable Class A member interests. As of September 30, 2006, the Redeemable Class A member interests represented 74.7% of our membership interests and were exchangeable into 11,058,096 shares of common stock on a pro forma basis.

(2)	Reflects the issuance of shares of common stock to our members in exchange for our Class A common interests. As of September 30, 2006, Class A common interests represented 9.7% of our membership interests and were exchangeable into 1,441,943 shares of common stock on a pro forma basis.

(3)	Reflects the issuance of shares of common stock to our members in exchange for our Class B common interests. As of September 30, 2006, Class B common interests represented 15.5% of our membership interests and were exchangeable into 2,300,000 shares of common stock on a pro forma basis.

(4)	Retained earnings are reclassified to paid-in capital assuming a constructive distribution to the members, followed by a contribution of the capital to us.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based upon the historical consolidated financial statements of JMP Group LLC. The unaudited pro forma condensed consolidated statement of income information was prepared as if the reorganization transactions described under “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure” had taken place on January 1, 2005. The unaudited pro forma condensed consolidated statement of financial condition information as of September 30, 2006 was prepared as if those reorganization transactions had taken place on September 30, 2006. As permitted by the rules and regulations of the SEC, the Unaudited Pro Forma Condensed Consolidated Financial Information is presented on a condensed basis.

Prior to this offering we were organized as a limited liability company. We issued to employee members, who are our managing directors, Redeemable Class A member interests that were entitled to their pro rata share of our income. Our Third Amended and Restated Limited Liability Company Agreement, as amended, provides that each employee member may elect to redeem their Redeemable Class A member interests upon resignation from us. Because of this repurchase feature, the Redeemable Class A member interests were classified as a liability in our statement of financial condition. As a result of the liability classification, the pro rata share of income allocated to the Redeemable Class A member interests based on ownership percentages and any changes in the redemption amount of the Redeemable Class A member interests were recorded as expense in our statement of income.

Likewise, as a limited liability company prior to this offering, we were not subject to U.S. federal or state income taxes and our earnings did not reflect the taxes we will pay as a corporation.

In order to reflect our operating expenses as well as tax and capital structure if we were organized as a corporation, the unaudited pro forma condensed consolidated financial information gives effect to the reorganization transactions and the related transactions as described in “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure,” including:

•	the exchange of Class A common interests and Class B common interests held by our non-employee members into shares of our common stock in connection with the corporate reorganization;

•

the exchange of our Redeemable Class A member interests held by our employee members into shares of our common stock in connection with the corporate reorganization, and as a result (i) the capital related to the Redeemable Class A member interests will be reclassified as equity, (ii) we will no longer allocate income and pay pro rata profit distributions to the holders of the Redeemable Class A member interests and (iii) we will no longer make interest payments to the holders of the Redeemable Class A member interests; and

•	a provision for corporate income taxes as a corporation at an assumed combined federal, state and local income tax rate of 42% of our pre-tax net income.

The pro forma adjustments above are based upon available information and certain assumptions that management believes are reasonable and factually supportable. The unaudited pro forma condensed consolidated financial information and accompanying notes should be read together with the consolidated financial statements and related notes.

The Unaudited Pro Forma Condensed Consolidated Financial Information presented is not necessarily indicative of the results of operations or financial position that might have occurred had the above pro forma adjustments actually taken place as of the dates specified, or that may be expected to occur in the future.

Unaudited Pro Forma Condensed Consolidated

Statement of Income Information

For the Year Ended December 31, 2005 (in thousands, except share and per share data)	Historical	Pro Forma Adjustments For the Reorganization and Taxes		Total Pro Forma as Adjusted

Total revenues	$94,661	$—		$94,661
Expenses
Compensation and benefits	60,145			60,145
Income allocation and accretion—Redeemable Class A member interests (2)	12,983	(12,983	)(1)	—
Administration	3,362			3,362
Brokerage, clearing and exchange fees	3,170			3,170
Interest and dividend expense	933	(888	)(2)	45
Other expenses	10,146			10,146

Total expenses	90,739	(13,871)		76,868
Income before taxes	3,922	13,871		17,793
Provision for income taxes	—	(7,473	)(3)	(7,473)

Net income	$3,922	$6,398		$10,320

Weighted average shares of common stock outstanding:
Basic				14,800,039	(4)
Diluted					(5)
Net income per share of common stock:
Basic				$ 0.70
Diluted

For the Nine Months Ended September 30, 2006 (in thousands, except share and per share data)	Historical	Pro Forma Adjustments For the Reorganization and Taxes		Total Pro Forma as Adjusted

Total revenues	$63,671	$—		$63,671
Expenses
Compensation and benefits	37,627			37,627
Income allocation and accretion—Redeemable Class A member interests (2)	7,505	(7,505	)(1)	—
Administration	2,987			2,987
Brokerage, clearing and exchange fees	2,993			2,993
Interest and dividend expense	1,169	(1,134	)(2)	35
Other expenses	8,897			8,897

Total expenses	61,178	(8,639)		52,539
Minority interest	96	—		96
Income before taxes	2,397	8,639		11,036
Provision for income taxes	—	(4,635	)(3)	(4,635)

Net income	$2,397	$4,004		$ 6,401

Weighted average shares of common stock outstanding:
Basic				14,800,039	(4)
Diluted					(5)
Net income per share of common stock:
Basic				$ 0.43
Diluted

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Statement of Income Information.

Notes to Unaudited Pro Forma Condensed Consolidated Statement

of Income Information

(1)	As a limited liability company, we allocated income and paid profit distributions based on the pro rata ownership percentage to the holders of our Redeemable Class A member interests. These income allocations and profit distributions were in addition to performance-based bonus compensation paid to our employee members. As a corporation, our Redeemable Class A member interests will be exchanged into shares of our common stock and classified as equity. Therefore income allocation and accretion expense will not be recorded as an expense. In addition, we will no longer pay pro rata profit distributions to the holders of our membership interests, but instead will pay dividends, if any, to all our stockholders as described in “Dividend Policy.”

Following this offering, we expect that our annual total compensation and benefits, including that payable to our managing directors, but excluding equity awards made prior to and in connection with this offering, will be approximately 60% of revenues each year; however, we retain the discretion to change this percentage in the future.

(2)	As a limited liability company, we made interest payments based on contributed capital to the holders of the Redeemable Class A member interests. As a corporation, our Redeemable Class A member interests will be exchanged into shares of our common stock and we will no longer make interest payments to the holders of the Redeemable Class A member interests.

(3)	As a limited liability company, we were not subject to income taxes. An adjustment has been made to include assumed income taxes at an effective tax rate of 42%, reflecting assumed federal, state and local income taxes. The Unaudited Pro Forma Condensed Consolidated Financial Information does not include the effect, if any, of the tax indemnification described in “Certain Relationships and Related Transactions—Tax Indemnification Agreement and Related Matters.”

(4)	Reflects an adjustment for the issuance of 14,800,039 shares of our common stock to our members in exchange for their respective interests in JMP Group LLC in the corporate reorganization prior to this offering. It does not reflect the planned grant of restricted stock units or other equity awards to a broad group of our employees in connection with this offering, with respect to which up to an aggregate of shares of our common stock will be deliverable.

(5)	Diluted shares of common stock includes the dilutive impact of options to acquire Class B common interests exchanged for options to acquire shares of our common stock by application of the Treasury Stock method in accordance with SFAS 128, Earnings per Share, assuming an initial public offering price of $ per share, the midpoint of the price range on the cover page of this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement

of Financial Condition Information

As of September 30, 2006 (in thousands, except share and per share data)	Historical	Pro Forma Adjustments For the Reorganization		Pro Forma, as Adjusted For the Reorganization

Cash and cash equivalents	$52,990	$—		$52,990
Other assets	36,289	—		36,289

Total assets	$89,279	$—		$89,279

Redeemable Class A member interests	$9,937	$(9,937	)(1)	$ —
Other liabilities	31,184	—		31,184

Total liabilities	41,121	(9,937)		31,184

Minority interest	2,098	—		2,098
Members’ equity and stockholders’ equity:
Class A common interests	11,862	(11,862	)(2)	—
Class B common interests	31,650	(31,650	)(3)	—
Common stock, par value $0.001 per share	—	148	(1)(2)(3)	148
Additional paid-in capital	165	55,68	4(1)(2)(3)(4)	55,849
Retained earnings	2,383	(2,383	)(4)	—

Total members’ equity and stockholders’ equity	46,060	9,937		55,997

Total liabilities, minority interest, members’ equity and stockholders’ equity	$89,279	$—		$89,279

Pro forma shares outstanding				14,800,039	(5)
Pro forma book value per share				$ 3.78

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition Information.

Notes to Unaudited Pro Forma Condensed Consolidated Statement

of Financial Condition Information

(1)	Reflects the issuance of shares of common stock to our members in exchange for our Redeemable Class A member interests. As of September 30, 2006, the Redeemable Class A member interests represented 74.7% of our membership interests and were exchangeable into 11,058,096 shares of common stock on a pro forma basis. Because of a repurchase feature, the Redeemable Class A member interests are currently classified as a liability and carried at the redemption value which is equal to the member capital accounts as maintained by us. Upon our corporate conversion, the Redeemable Class A member interests will be exchanged into shares of our common stock and an amount equal to the redemption value of $9.9 million as of September 30, 2006 will be classified as equity.

(2)	Reflects the issuance of shares of common stock to our members in exchange for our Class A common interests. As of September 30, 2006, Class A common interests represented 9.7% of our membership interests and were exchangeable into 1,441,943 shares of common stock on a pro forma basis.

(3)	Reflects the issuance of shares of common stock to our members in exchange for our Class B common interests. As of September 30, 2006, Class B common interests represented 15.5% of our membership interests and were exchangeable into 2,300,000 shares of common stock on a pro forma basis.

(4)	Retained earnings are reclassified to paid-in capital assuming a constructive distribution to the members, followed by a contribution of the capital to the corporation.

(5)	On a pro forma basis, the shares outstanding reflect the issuance of 14,800,039 shares of our common stock to our members in exchange for all of our Redeemable Class A member interests, Class A common interests and Class B common interests in our corporate reorganization prior to this offering. See “Certain Relationships and Related Transactions” for additional information. It does not reflect the planned grant of restricted stock units or other equity-based awards to a broad group of our employees in connection with this offering, with respect to which up to an aggregate of shares of our common stock will be deliverable.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial and other data of JMP Group LLC should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

The selected consolidated statements of financial condition data as of December 31, 2004 and 2005 and the selected consolidated statements of income data for each of the three years in the three-year period ended December 31, 2005 have been derived from our audited consolidated financial statements and accompanying notes included elsewhere in this prospectus and should be read together with those consolidated financial statements and accompanying notes.

The selected consolidated statements of financial condition data as of December 31, 2001, 2002 and 2003 and the selected consolidated statements of income data for the years ended December 31, 2001 and 2002 have been derived from audited consolidated financial statements not included in this prospectus. The selected consolidated statements of financial condition data as of September 30, 2006 and the selected consolidated statements of income data for each of the nine-month periods ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and should be read together with those unaudited consolidated financial statements and accompanying notes. The selected consolidated statement of financial condition data as of September 30, 2005 has been derived from our unaudited consolidated financial statements not included in this prospectus. The selected consolidated financial and other data should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

The selected historical consolidated financial data as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, and as of the nine months ended September 30, 2005 have been restated for the matters discussed in Note 3 to the accompanying consolidated financial statements.

The unaudited pro forma data for the year ended December 31, 2005 and the nine months ended September 30, 2006 have been derived from the pro forma data provided in “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus. The unaudited pro forma information for the years ended December 31, 2001 to 2004 and the nine months ended September 30, 2005 have been calculated based on assumptions consistent with those used for the 2005 unaudited pro forma consolidated financial information included herein.

The pro forma statement of income and pro forma statement of financial condition adjustments principally give effect to the following matters:

•	the corporate reorganization as described in “Certain Relationships—Reorganization Transactions and Corporate Structure;”

•

reclassification of profit distributions to certain Class A members that are currently accounted for as stock-based compensation under FAS 123 until December 31, 2005 and SFAS 123R since January 1, 2006. Prior to the corporate reorganization we were a limited liability company that issued Redeemable Class A member interests to employee members who are entitled to their pro rata share of our operating profits. As a corporation, our Redeemable Class A member interests will convert into permanent equity and we will no longer distribute pro rata profit allocations to the holders of the Redeemable Class A member interests. All payments for services rendered by our managing directors will be included in our compensation and benefits;

•

the exchange of our Redeemable Class A member interests held by our employee members into shares of our common stock in connection with the corporate reorganization and, as a result, we will no longer make interest payments to the holders of the Redeemable Class A member interests; and

•	a provision for income taxes as a corporation at an assumed combined federal, state and local income tax rate of 42%.

(in thousands, except per share data and selected data and operating metrics)	As of or for the Year Ended December 31,					As of or for the Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006

	(restated)
Statement of Income Data
Revenues
Investment banking	$8,486	$5,878	$25,267	$37,413	$62,880	$47,419	$33,543
Brokerage revenues	2,743	8,981	15,883	22,579	23,536	17,288	22,772
Asset management fees	389	876	7,670	12,505	8,538	6,863	2,475
Principal transactions	686	1,147	8,558	1,775	(2,006)	(1,828)	2,369
Interest, dividends and other	1,130	2,858	1,393	545	1,713	1,092	2,512

Total revenues	13,434	19,740	58,771	74,817	94,661	70,834	63,671
Expenses
Compensation and benefits	6,706	11,682	32,522	46,969	60,145	48,383	37,627
Income allocation and accretion/(dilution)—Redeemable
Class A member interests (1)	2,042	(1,151)	13,093	9,755	12,983	7,317	7,505
Administration	642	751	1,778	2,640	3,362	2,692	2,987
Brokerage, clearing and exchange fees	570	1,769	1,484	2,848	3,170	2,290	2,993
Interest and dividend expense	86	358	654	1,009	933	644	1,169
Other expenses	3,299	4,119	6,041	8,098	10,146	7,342	8,897

Total expenses	13,345	17,528	55,572	71,319	90,739	68,668	61,178
Minority interest (2)	—	—	—	—	—	—	96

Net income (3)	89	2,212	3,199	3,498	3,922	2,166	2,397
Increase in redemption value of Series B preferred units	—	(3,493)	(2,151)	(513)	—	—	—
Distributions to Series A convertible preferred units	(639)	(1,061)	(704)	(469)	—	—	—

Net income attributable to Class A and Class B common interests (3)	$(550)	$(2,342)	$344	$2,517	$3,922	$2,166	$2,397

Net income per unit attributable to Class A and Class B common interests (3) (4)
Basic	N/A	$(14.52)	$2.45	$1.17	$1.04	$0.57	$0.64
Diluted	N/A	$(14.52)	$0.65	$1.17	$1.04	$0.57	$0.63
Weighted average number of Class A and Class B common units outstanding (4)
Basic	—	161	141	2,143	3,774	3,770	3,733
Diluted	—	161	1,613	2,143	3,774	3,770	3,782
Pro Forma Statement of Income Data—C-Corp (Unaudited) (5)
Total revenues	$13,434	$19,740	$58,771	$74,817	$94,661	$70,834	$63,671
Total expenses	13,345	17,528	55,573	71,319	90,739	68,668	61,178
Addback: Income allocation and accretion/(dilution)—Redeemable
Class A member interests (1) (6)	(2,042)	1,151	(13,093)	(9,755)	(12,983)	(7,317)	(7,505)
Addback: Interest expense—Redeemable Class A member interests (7)	—	(163)	(577)	(920)	(888)	(608)	(1,134)

Pro forma total expenses	11,303	18,516	41,903	60,644	76,868	60,743	52,539
Minority interest (2)	—	—	—	—	—	—	96

Pro forma income before taxes	2,131	1,224	16,869	14,173	17,793	10,091	11,036
Pro forma tax expense (42.0% assumed tax rate) (8)	895	514	7,085	5,953	7,473	4,238	4,635

Pro forma net income	$1,236	$710	$9,784	$8,220	$10,320	$5,853	$6,401

Pro forma net income per share—basic					$0.70	$0.40	$0.43
Pro forma net income per share—diluted (9)
Pro forma weighted average number of common shares outstanding—basic					14,800	14,800	14,800
Pro forma weighted average number of common shares outstanding—diluted (9)
Statement of Financial Condition Data
Total assets	$22,212	$25,579	$58,146	$85,993	$91,923	$82,734	$89,279
Notes payable	—	—	—	2,500	—	—	—
Redeemable Class A member interests	3,191	1,755	11,542	5,897	11,517	7,725	9,937
Total liabilities	7,411	9,210	39,281	40,573	45,275	37,102	41,121
Total equity	14,801	12,533	12,877	45,419	46,648	45,632	46,060

Pro forma Statement of Financial Condition Data—C-Corp (Unaudited) (5)
Pro forma total liabilities (10)	$4,221	$7,455	$27,740	$34,676	$33,759	$29,377	$31,184
Pro forma total equity (10)	17,991	14,288	24,419	51,316	58,164	53,357	55,997

Selected Data and Operating Metrics (Unaudited)
Number of employees—end of period	43	78	112	141	169	173	187
Number of employees—average	37	64	97	123	162	159	179
Revenues per average employee (11)	$363	$308	$606	$608	$584	$445	$356
Compensation and benefits as a % of revenues (12)	49.9%	59.2%	55.3%	62.8%	63.5%	68.3%	59.1%
Companies covered by our research analysts	32	93	155	198	294	250	270
Number of completed investment banking transactions	8	11	25	55	75	57	56

(1)	Prior to this offering we were organized as a limited liability company and issued to employee members, who are our managing directors, Redeemable Class A member interests, that were entitled to their pro rata share of our income. Our Third Amended and Restated Limited Liability Company Agreement, as amended, provides that each employee member may elect to redeem their Redeemable Class A member interests upon resignation from us. Because of this repurchase feature, the Redeemable Class A member interests are classified as a liability in our statement of financial condition. As a result of the liability classification, the pro rata share of income allocated to the Redeemable Class A member interests based on ownership percentages and any changes in the redemption amount of the Redeemable Class A member interests were recorded as expense in our statement of income.

(2)	Minority interest relates to the interest of third parties in JMP Realty Trust, a real estate investment trust that we formed in June 2006 and that is externally managed by an affiliate of JMP Asset Management.

(3)	Prior to this offering we were a limited liability company and our earnings did not reflect the income taxes we will pay as a corporation.

(4)	We issued 2,300,000 units of Class B common interests in a private offering in August 2004, which represented 15.5% of our outstanding membership interests. Because there is a direct relationship between the number of Class B common interests outstanding and the ownership percentage in our equity, we were able to determine the number of units associated with the Class A common interests outstanding. As a result, we were able to determine earnings per share, based on an implied number of Class A common interests and an existing number of Class B common interests outstanding. We have reflected this implied number of units for purposes of determining earnings per share in all periods presented, except in 2001, when there were no Class A common interests or Class B common interests outstanding.

(5)	The amounts for all periods presented reflect pro forma results of operations as if the corporate reorganization had occurred on January 1, 2001.

(6)	As a limited liability company, we allocated income and paid profit distributions to the holders of our Redeemable Class A member interests based on their pro rata ownership. These profit distributions were in addition to performance-based bonus compensation paid to our employee members. As a corporation, our Redeemable Class A member interests will be exchanged into shares of our common stock and we will no longer pay pro rata profit distributions to the holders of the Redeemable Class A member interests.

(7)	As a limited liability company, we made interest payments based on contributed capital to the holders of the Redeemable Class A member interests. As a corporation, our Redeemable Class A member interests will be exchanged into shares of our common stock and we will no longer make interest payments to the holders of the Redeemable Class A member interests.

(8)	As a limited liability company, we were not subject to income taxes. The pro forma tax expense for all periods presented includes adjustments for assumed federal, state and local income taxes as if we were organized as a corporation for each period from January 1, 2001 at an assumed combined federal, state and local income tax rate of 42% of our income before taxes.

(9)	The pro forma diluted number of shares outstanding includes the dilutive impact of outstanding options by application of the Treasury Stock method in accordance with SFAS 128, Earnings per Share, assuming an initial public offering price of $ per share, the midpoint of the price range on the cover page of this prospectus.

(10)	Reflects the exchange of our Redeemable Class A member interests into shares of common stock.

(11)	Amounts for the nine months ended September 30, 2005 and 2006 are annualized.

(12)	Compensation and benefits include salaries and performance-based bonus payments to our managing directors and other employees. Following this offering, we expect that our annual total compensation and benefits, including that payable to our managing directors, but excluding equity awards granted prior to and in connection with this offering, will be approximately 60% of revenues each year; however, we retain the discretion to change this percentage in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read together with our consolidated financial statements and the accompanying notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those discussed in the “Risk Factors” and elsewhere in this prospectus.

As discussed in Note 3 to the consolidated financial statements, our consolidated financial statements have been restated. The following discussion and analysis gives effect to that restatement.

Overview

We are a full-service investment banking and asset management firm headquartered in San Francisco. We have a diversified business model with a focus on small and middle-market companies and provides:

•	investment banking, including corporate finance, mergers and acquisitions and other strategic advisory services, to corporate clients;

•	sales and trading, and related brokerage services to institutional investors;

•	proprietary equity research in our six target industries; and

•	asset management products and services to institutional investors, high net-worth individuals and for our own account.

For segment reporting, we divide our business into two segments, as follows: (i) Broker-Dealer; and (ii) Asset Management. These two segments are operated through our two wholly-owned subsidiaries, JMP Securities and JMP Asset Management, respectively. JMP Securities is a registered securities broker-dealer and a member of the NASD and provides investment banking, sales and trading, and equity research services. For the years ended December 31, 2003, 2004 and 2005, and for the nine months ended September 30, 2006, the Broker-Dealer segment contributed to our total revenues $50.4 million, $61.1 million, $86.5 million, and $59.1 million, respectively. JMP Asset Management is an investment adviser registered with the SEC and manages a family of five hedge funds, two funds of hedge funds, and, through an affiliate, an externally advised REIT. For the years ended December 31, 2003, 2004, 2005, and for the nine months ended September 30, 2006, the Asset Management segment contributed to our total revenues $8.3 million, $13.8 million, $8.1 million, and $4.6 million, respectively.

Business Environment

Many external factors affect our revenues and profitability, including economic and market conditions, the level and volatility of interest rates, inflation, political events, investor sentiment, legislative and regulatory developments and competition. These factors influence levels of equity securities issuance, and mergers and acquisitions activity generally, which affect our investment banking business. The same factors also affect trading volumes and valuations in secondary financial markets, which affect our sales and trading and asset management businesses. Commission rates, market volatility and other factors also affect our sales and trading revenues and may cause our sales and trading revenues to vary from period to period. Because these business environment issues are unpredictable and beyond our control, our earnings may fluctuate significantly from year to year and quarter to quarter. We are also subject to various legal and regulatory actions that impact our business and financial results.

As measured by gross domestic product, or GDP, the U.S. economy experienced real growth of 2.5% in 2003, 3.9% in 2004 and 3.2% in 2005. Beginning in 2003, U.S. corporate earnings performance improved, along with investor confidence, leading to more favorable equity market conditions, increased capital market issuances and higher levels of merger and acquisition activity. The S&P 500 Index, a broad market measure of U.S. equity markets, increased from 909.03 on January 1, 2003 to 1,248.29 on December 31, 2005, or 37.3%. The Russell

2000 Index, a broader equity market measure that captures the performance of small and middle-market U.S. companies, increased 71.5% during the same period. Aggregate proceeds raised in U.S. initial public offerings and follow-on public equity offerings increased from $83.6 billion in 2003 to $129.3 billion in 2005, or 54.7%. During this period, the U.S. equity markets have continued to display strong momentum in terms of both price appreciation and trading volumes, two important catalysts for our investment banking and sales and trading businesses. For the nine months ended September 30, 2006, the S&P 500 increased 5.3%, the Russell 2000 Index 6.1% and the Dow Jones Industrial Average, or DJIA, increased 7.7%. The strong trends in the U.S. equity markets have continued, as have the strong trends in both U.S. and global mergers and acquisition activity, which tend to be highly correlated with equity market performance. Aggregate proceeds from all public U.S. equity offerings for the nine months ended September 30, 2006 were $102.4 billion, an increase of 12.4% from the aggregate proceeds for the nine months ended September 30, 2005. U.S. merger and acquisition activity has achieved record levels in 2006. Through September 30, 2006, there were 8,625 announced U.S. merger and acquisition transactions representing $848.6 billion in announced transaction value, an increase of 17.1% compared to the 8,613 transactions and $724.6 billion in announced activity for the nine months ended September 30, 2005. During the period of robust equity market growth and merger and acquisition activity, the alternative asset management sector of the global financial services industry has continued to expand. According to data from Hedge Fund Research, the total number of hedge funds globally has increased from approximately 6,300 as of December 31, 2003 to approximately 9,230 as of September 30, 2006. Aggregate assets under management by all hedge funds increased from approximately $820 billion as of December 31, 2003 to approximately $1.3 trillion as of September 30, 2006 according to Hedge Fund Research.

Components of Revenues

We derive revenues primarily from fees earned from our investment banking business, net commissions on our trading activities in our sales and trading business, and asset management fees in our asset management business. We also generate revenues from principal transactions, interest, dividends, and other income.

Investment Banking

We earn investment banking revenues from underwriting securities offerings, arranging private placements and providing advisory services in mergers and acquisitions and other strategic advisory assignments.

Underwriting Revenues

We earn underwriting revenues from securities offerings in which we act as an underwriter, such as initial public offerings and follow-on equity offerings. Underwriting revenues include management fees, underwriting fees and selling concessions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates our share of transaction-related expenses incurred by the syndicate, and we recognize revenues net of such expense. On final settlement, we adjust these amounts to reflect the actual transaction-related expenses and our resulting underwriting fee. We receive a higher proportion of total fees in underwritten transactions in which we act as a lead manager.

Strategic Advisory Revenues

Our strategic advisory revenues primarily include success fees on closed merger and acquisition transactions, as well as retainer fees, earned in connection with advising both buyers and sellers transactions. We also earn fees for related advisory work and other services such as providing fairness and valuation opinions. We record strategic advisory revenues when the transactions or the services (or, if applicable, separate components thereof) to be performed are substantially complete, the fees are determinable and collection is reasonably assured.

Private Placement Revenues

We earn agency placement fees in non-underwritten transactions such as private placements of equity and debt securities, including private investments in public equity, or PIPEs, Rule 144A private offerings and trust preferred securities offerings. We record private placement revenues on the closing date of the transaction.

Since our investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions.

Brokerage Revenues

Our brokerage revenues include commissions paid by customers from brokerage transactions in listed and over-the-counter, or OTC, equity securities. Commissions are recognized on a trade date basis. Brokerage revenues also include net trading gains and losses which result from market making activities and from our commitment of capital to facilitate customer transactions. Our brokerage revenues may vary between periods, in part depending on commission rates, trading volumes and our ability to continue to deliver research and other value-added services to our clients. The ability to execute trades electronically, through the Internet and through other alternative trading systems has increased pressure on trading commissions and spreads. We expect this trend toward alternative trading systems, and pricing pressures in our brokerage business to continue. We are, to some extent, compensated through brokerage commissions for the value of research and other value added services we deliver to our clients. These “soft dollar” practices have been the subject of discussion among regulators, the investment banking community and our sales and trading clients. In particular, commission sharing arrangements have been adopted by some large institutional investors. In these arrangements, these institutional investors concentrate their trading with fewer “execution” brokers and pay a fixed amount for execution with an additional amount set aside for payments to other firms for research or other brokerage services. Accordingly, we may experience reduced (or eliminated) trading volume with such investors but may be compensated for our research and sales efforts through allocations of the designated amounts. Depending on the extent to which we adopt this practice and depending on our ability to reach arrangements on terms acceptable to us, this trend would likely impair the revenues and profitability of our commission business by negatively affecting both volumes and trading commissions in our commission business.

Asset Management Fees

Asset management fees include management fees and incentive fees earned from managing investment partnerships sponsored by us and investment accounts owned by clients. Management fees earned by us are generally based on the fair value of assets under management and the fee schedule for each fund and account. We also earn incentive fees that are based upon the performance of investment funds and accounts. Such fees are based on a percentage of the excess of an investment return over a specified highwater mark or hurdle rate over a defined performance period.

Our asset management revenues are subject to fluctuations due to a variety of factors that are unpredictable, including the overall condition of the economy and the securities markets as a whole and our core sectors. These conditions can have a material affect on the inflows and outflows of assets under management, and the performance of our asset management funds. For example, a significant portion of the performance-based or incentive revenues that we recognize are based on the value of securities held in the funds we manage. The value of these securities includes unrealized gains or losses that may change from one period to another.

In addition, employees typically pay one-half the amount of fees charged to outside limited partners and portfolio managers do not pay any fees with regard to their investments in the funds they manage.

Principal Transactions

Principal transactions revenues includes realized and unrealized net gains and losses resulting from our principal investments, which includes investments in securities for our own account and as the general partners of funds managed by us, as well as equity linked compensation in the form of warrants we may receive from certain investment banking assignments.

Interest, Dividends and Other

Interest, dividends and other includes interest and dividend income generated by our liquid assets and principal investments. Other income also includes fees earned to raise capital for third-party investment partnerships, or funds.

Components of Expenses

We classify our expenses as compensation and benefits, income allocation and accretion/(dilution)—Redeemable Class A member interests, administration expense, brokerage, clearing and exchange fees, interest and dividend expense and other expenses. A significant portion of our expense base is variable, including compensation and benefits, brokerage and clearance, communication and data processing, and travel and entertainment expenses.

Compensation and Benefits

Compensation and benefits is the largest component of our expenses and includes employee and managing director base pay, performance bonuses, sales commissions, related payroll taxes, medical and benefits expenses, as well as expenses for contractors and temporary employees. While members of a limited liability company are typically compensated through pro rata profit distributions, our employee members receive the majority of their compensation in the form of individual performance-based bonuses. As is the widespread practice in our industry, we pay bonuses on an annual basis, which for senior professionals typically make up a large portion of their total compensation. Compensation is accrued based on a ratio of total compensation and benefits to total revenues. We accrue for the estimated amount of these bonus payments ratably over the applicable service period. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our consolidated statements of income. Following this offering, we intend to maintain our compensation and benefits expense, excluding equity awards made prior and in connection with this offering, at a level of approximately 60% of revenues each year, although we may change this rate at any time.

Income Allocation and Accretion/(Dilution)—Redeemable Class A Member Interests

Redeemable Class A member interests are issued to our employee members and are entitled to share in our income. Each holder of the Redeemable Class A member interests is a party to our Third Amended and Restated Limited Liability Company Agreement, as amended, which provides that an employee member may elect to redeem his or her Redeemable Class A member interests without our consent in connection with such person’s resignation from us. Because of this repurchase feature the Redeemable Class A member interests are classified as a liability and measured at each balance sheet date based on the redemption amounts for the Redeemable Class A member interests. The redemption amount for an employee member is the amount we are required to pay to an employee member upon resignation to redeem all of his or her Redeemable Class A member interests and is equal to the capital account of such employee member as maintained by us.

Redeemable Class A member interests are accounted for as stock-based compensation and classified as a liability. As a result, the share of our income allocated to Redeemable Class A member interests, based on the membership percentage owned, and any additional changes in the redemption amount of Redeemable Class A member interests are recorded as “Income allocation and accretion/(dilution)—Redeemable Class A member interests” in our consolidated statements of income.

Upon the completion of the corporate reorganization, our Redeemable Class A member interests will be exchanged into shares of our common stock and classified as equity. Therefore, income allocation and accretion/(dilution)—Redeemable Class A member interests will no longer be recorded as an expense after this offering.

Administration

Administration expense primarily includes the cost of hosted conferences, non-capitalized systems and software expenditures, insurance, office supplies, recruiting, and regulatory fees.

Brokerage, Clearing and Exchange Fees

Brokerage, clearing and exchange fees include the cost of floor and electronic brokerage and execution, securities clearance, and exchange fees. We currently clear our securities transactions through Automatic Data Processing, Inc. Changes in brokerage, clearing and exchange fees fluctuate largely in line with the volume of sales and trading activity.

Interest and Dividend Expense

Interest and dividend expense consists primarily of interest paid on net capital contributed by our employee members, who receive interest payments at an annual rate equal to the prime rate plus 100 basis points. To a lesser extent it results from short-term borrowings and dividend paying short positions in our principal investment portfolio. Upon completion of our corporate reorganization in connection with this offering, our Redeemable Class A member interests will be exchanged into shares of our common stock and we will no longer make interest payments to holders of the Redeemable Class A member interests.

Other Expenses

Other operating expenses primarily include travel and business development, market data, occupancy, legal and accounting professional fees and depreciation.

As a result of this offering, we will no longer be a private company and our costs for such items as insurance, accounting and legal advice will increase. We will also incur costs which we have not previously incurred for directors fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and rules implemented by the SEC and the NYSE, and various other costs of being a public company.

Minority Interest

Minority interest relates to the interest of third parties in JMP Realty Trust. JMP Realty Trust is a real estate investment trust that was formed in June 2006. As of September 30, 2006, we owned 49.9% of JMP Realty Trust and certain employee members owned 25.0%. JMP Realty Trust is managed by JMP Realty Advisors, an affiliate of JMP Asset Management. Because of the current ownership and external management position, we consolidate JMP Realty Trust and record a minority interest. We have committed $10.0 million in capital to JMP Realty Trust, of which, as of September 30, 2006, a total of $2.0 million had been drawn.

Pro Forma Net Income

Pro forma net income relates to our estimated net income upon our corporate reorganization prior to this offering and is used by our management to analyze and manage the overall performance of our business.

Material Weaknesses in Internal Control Over Financial Reporting

In connection with the restatement of our consolidated financial statements for the years ended December 31, 2003, 2004 and 2005, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our independent registered public accounting firm communicated to our management and executive committee of the board of directors the following deficiencies in our internal control over financial reporting, which constitute material weaknesses:

•

we did not have effective controls in place over the selection and application of generally accepted accounting principles to account for our Redeemable Class A member interests in accordance with SFAS 123, Accounting for Stock-Based Compensation, until December 31, 2005; and

•

we did not have effective controls in place over the preparation and review of our statements of cash flows that caused us not to detect certain computational errors in our investing and operating cash flows.

These material weaknesses existed as of December 31, 2005 and resulted in a misstatement of significant accounts that would result in a material misstatement to our interim or annual consolidated financial statements that was not prevented or detected at the time our consolidated financial statements were issued. To remediate the material weaknesses in our internal control over financial reporting, we have taken the following measures:

•	improved our processes for selecting and implementing complex accounting policies, such as SFAS 123 and SFAS 123R, in order to properly record our Redeemable Class A member interests; and

•	improved our preparation and review processes in connection with our consolidated statements of cash flow.

In addition, we have hired and expect to hire additional finance and accounting personnel to assist in the proper preparation of our consolidated financial statements and compliance with Section 404 of the Sarbanes-Oxley Act, and to assist us in addressing the requirements of being a new public company.

Results of Operations

Nine Months Ended September 30, 2006, Compared to Nine Months Ended September 30, 2005

Overview

Total revenues decreased $7.2 million, or 10.1%, from $70.8 million for the nine months ended September 30, 2005 to $63.7 million for the nine months ended September 30, 2006. This decrease was primarily due to decreases in investment banking revenues of $13.9 million and asset management fees of $4.4 million, but was partially offset by increases of $5.5 million in commissions and $4.2 million in principal transaction revenues.

Total expenses decreased $7.5 million, or 10.9%, from $68.7 million for the nine months ended September 30, 2005 to $61.2 million for the nine months ended September 30, 2006, primarily due to a decrease in compensation and benefits due to lower managing director compensation and benefits. The decrease was partly offset by higher brokerage, clearing and exchange expenses resulting from the increase in brokerage revenues, and higher occupancy expense related to the opening of our offices in New York and Boston.

Net income increased $0.2 million, or 10.7%, from $2.2 million for the nine months ended September 30, 2005, compared with $2.4 million for the nine months ended September 30, 2006. Pro forma net income increased $0.5 million, or 9.4%, from $5.9 million for the nine months ended September 30, 2005 to $6.4 million for the nine months ended September 30, 2006.

Revenues

Investment Banking. Investment banking revenues decreased $13.9 million, or 29.3%, from $47.4 million for the nine months ended September 30, 2005 to $33.5 million for the same period in 2006, and decreased as a percentage of total revenues from 66.9% to 52.7%, respectively. The decrease in revenues was primarily due to lower levels of activity in our underwriting and strategic advisory businesses. In particular, we executed fewer mergers and acquisitions and underwriting transactions in our homebuilding and financial services industry groups during the nine months ended September 30, 2006 than for the nine months ended September 30, 2005 as a result of macroeconomic trends. The decrease in the homebuilding and financial services activity was partially offset by an increase in underwriting and strategic advisory assignments in some of our other industry groups. Investment banking revenues were also impacted by a decrease in our average mergers and acquisitions transaction size, which directly affect the size of fees paid to us, as fees are generally paid as a percentage of gross transaction size. This decrease was due to several large mergers and acquisitions transactions in the homebuilding industry during the first nine months of 2005 which resulted in larger than average advisory fees for that time period. Also impacting our investment banking revenues was a decline in the total gross proceeds raised in equity underwritings (including initial public offerings, follow-on offerings and preferred stock offerings) in which we participated during the nine months ended September 30, 2006. Although the number of offerings in which we participated increased from 20 for the nine months ended September 30, 2005 to 22 for the same period in 2006, the total gross proceeds from these transactions, which directly affects fees paid to us, decreased from $4.0 billion to $3.2 billion, respectively. In addition, during the first nine months of the year ended December 31, 2005, we participated in five public equity underwritings in which we acted as a lead manager, for which higher fees are generally earned. During the first nine months of the year ending December 31, 2006, we participated in two public equity underwritings in which we were a lead manager.

Brokerage Revenues. Brokerage revenues increased by $5.5 million, or 31.7%, from $17.3 million for the nine months ended September 30, 2005 to $22.8 million for the nine months ended September 30, 2006. This increase was a result of an increase in commissions of $6.7 million, from $18.1 million for the nine months ended September 30, 2005 to $24.8 million for the nine months ended September 30, 2006, partially offset by an increase in net trading losses of $1.2 million, from $0.8 million for the nine months ended September 30, 2005 compared to $2.0 million for the nine months ended September 30, 2006. The increase in commissions was primarily due to an increase in the volume of shares traded for customers, which increased 39.9%. We also experienced increased trading activity with existing and new institutional clients. Brokerage revenues increased as a percentage of total revenues, from 24.4% for the nine months ended September 30, 2005, to 35.8% for the nine months ended September 30, 2006.

Asset Management Fees. Asset management fees decreased $4.4 million, or 63.9%, from $6.9 million for the nine months ended September 30, 2005 to $2.5 million for the nine months ended September 30, 2006. This decrease was primarily due to lower management fees, which are earned as a percentage of assets under management, resulting from a decline in assets under management as well as lower incentive fees earned. Assets under management decreased from $414.3 million at September 30, 2005, to $208.2 million at September 30, 2006. The decrease in assets under management was primarily due to lower performance of our funds in the year ended December 31, 2005, in particular Harvest Opportunity Partners II, our largest fund, which resulted in redemptions of client assets. The lower performance of our funds in 2005 negatively impacted our incentive fees earned in the nine months ended September 30, 2006. We typically receive such fees as a percentage of an investment return in excess of a specified highwater mark. In 2006, the net assets and gains in the funds had to reach investors’ highwater marks in order for us to earn incentive fees on the performance of the funds. For the three months ended of September 30, 2006, most of our investors were at or above their respective highwater mark. As a percentage of total revenues, asset management fees decreased from 9.7% for the nine months ended September 30, 2005 to 3.9% for the same period in 2006.

Principal Transactions. Principal transaction revenues increased $4.2 million from a loss of $1.8 million for the nine months ended September 30, 2005 to a gain of $2.4 million for the nine months ended September 30, 2006. This increase was due to gains on investments, the majority of which were investments in partnerships managed by our asset management segment. These gains were partially offset by unrealized losses, in both periods, on warrant positions we had received from clients in certain investment banking assignments.

Interest, Dividends and Other. Interest, dividends and other increased $1.4 million, or 130.0%, from $1.1 million for the nine months ended September 30, 2005 to $2.5 million for the same period in 2006. The increase was attributable to increased interest rates and more actively managed cash, which returned higher yields.

Expenses

Compensation and Benefits. Compensation and benefits, which includes salaries and performance bonus compensation to our employees and managing directors, decreased $10.8 million, or 22.2%, from $48.4 million for the nine months ended September 30, 2005 to $37.6 million for the nine months ended September 30, 2006. This decrease reflects a decrease in the size of employee and managing director bonuses accrued as a result of a decrease in investment banking revenues and asset management fees. The decrease was partially offset by an increase in salaries due to additional headcount, which increased from 173 employees at September 30, 2005 to 187 at September 30, 2006. As a percentage of revenues, compensation and benefits decreased from 68.3% of total revenues for the nine months ended September 30, 2005 to 59.1% for the same period in 2006.

Income Allocation and Accretion/(Dilution). Income allocation and accretion/(dilution) increased $0.2 million, or 2.6%, from $7.3 million for the nine months ended September 30, 2005 to $7.5 million for the nine months ended September 30, 2006. This increase is primarily due to higher income allocated to the Redeemable Class A member interests. Income allocation and accretion/(dilution) increased from 10.3% of total revenues for the nine months ended September 30, 2005 to 11.8% for the same period in 2006.

Administration. Administration expenses increased $0.3 million, or 11.0%, from $2.7 million for the nine months ended September 30, 2005 to $3.0 million for the nine months ended September 30, 2006. This increase was due primarily to additional hosted conference expenses and an increase in the length of our annual research conference from two days in 2005 to three days in 2006. Administration expense increased slightly from 3.8% of total revenues for the nine months ended September 30, 2005 to 4.7% for the same period in 2006.

Brokerage, Clearing and Exchange Fees. Brokerage, clearing and exchange fees increased $0.7 million, or 30.7%, from $2.3 million for the nine months ended September 30, 2005 to $3.0 million for the nine months ended September 30, 2006. This increase was primarily due to an increase in trading activity in our sales and trading business as shares traded for customer accounts increased from 428.0 million shares for the nine months ended September 30, 2005 to 598.6 million shares for the nine months ended September 30, 2006. As a percentage of total revenues, our brokerage, clearing and exchange fees increased from 3.2% for the nine months ended September 30, 2005 to 4.7% for the same period in 2006.

Interest and Dividend Expense. Interest and dividend expense increased $0.5 million, or 81.5%, from $0.6 million for the nine months ended September 30, 2005 to $1.2 million for the nine months ended September 30, 2006. The increase was primarily due to an increase in net contributed capital of Redeemable Class A member interests entitled to interest payments, primarily as a result of contributions by new members, as well as an increase in the average Prime rate used to determine the interest payments. As a percentage of total revenues, interest and dividend expense increased from 0.9% for the nine months ended September 30, 2005 to 1.8% for the same period in 2006.

Other Expenses. Other expenses increased $1.6 million, or 21.2%, from $7.3 million for the nine months ended September 30, 2005 to $8.9 million for the nine months ended September 30, 2006. The increase in other expenses was due to increased travel and business development expenses related to increased headcount, especially in the travel intensive investment banking and research departments. In addition, occupancy and related office expenses increased in 2006 due to the opening of new offices in New York and Boston. As a percentage of total revenues, our other expenses increased from 10.4% for the nine months ended September 30, 2005 to 14.0% for the same period in 2006.

Minority Interest. There was no minority interest for the nine months ended September 30, 2005 compared to a $0.1 million minority interest for the nine months ended September 30, 2006. This relates to the inception of JMP Realty Trust, Inc., which was incorporated in Delaware in May 2006 and initially funded in June 2006.

Year Ended December 31, 2005, Compared to Year Ended December 31, 2004

Overview

Total revenues increased $19.8 million, or 26.5%, from $74.8 million for the year ended December 31, 2004 to $94.7 million for the year ended December 31, 2005. This increase was primarily due to an increase in investment banking revenues of $25.5 million, but was partially offset by a decrease in asset management fees of $4.0 million and principal transaction revenues of $3.8 million.

Total expenses increased $19.4 million, or 27.2%, from $71.3 million for the year ended December 31, 2004 to $90.7 million for the year ended December 31, 2005, primarily due to an increase in compensation and benefits, income allocation and accretion/(dilution) and administration expense resulting from the increase in revenues and headcount. Our headcount increased from 141 at December 31, 2004 to 169 at December 31, 2005.

Net income increased $0.4 million, or 12.1%, from $3.5 million for the year ended December 31, 2004 to $3.9 million for the year ended December 31, 2005. Pro forma net income increased $2.1 million, or 25.5%, from $8.2 million for the year ended December 31, 2004 to $10.3 million for the year ended December 31, 2005.

Revenues

Investment Banking. Investment banking revenues increased $25.5 million, or 68.1%, from $37.4 million for the year ended December 31, 2004 to $62.9 million for the year ended December 31, 2005, and increased as a percentage of total revenues from 50.0% to 66.4%, respectively. The increase in revenues was primarily due to a significant increase in our strategic advisory activity and additional private placement activity resulting from the origination of trust preferred securities transactions. For the year ended December 31, 2005, we participated in 18 strategic advisory transactions and 29 private placements. This compares to nine strategic advisory transactions and five private placements for the year ended December 31, 2004. We also advised on two large mergers and acquisitions transactions in the homebuilding industry during 2005 that resulted in larger than average advisory fees for that year. In addition, we increased the number of transactions in which we were a lead manager, for which higher fees are generally earned, from five transactions in 2004 to seven transactions in 2005.

Brokerage Revenues. Brokerage revenues increased $1.0 million, or 4.2%, from $22.6 million for the year ended December 31, 2004 to $23.5 million for the year ended December 31, 2005. This increase was a result of an increase in commissions of $1.8 million, from $22.9 million for the year ended December 31, 2004 to $24.7 million for the year ended December 31, 2005, partially offset by an increase in net trading losses of $0.8 million, from $0.3 million for the year ended December 31, 2004 compared to $1.1 million for the year ended December 31, 2005. The increase in commissions was due to the expansion of our research coverage universe, with companies under research coverage increasing from 198 at December 31, 2004 to 294 at December 31, 2005. We increased our sales and trading and research staff to 82 professionals in 2005, an increase from 74 professionals for the year ended December 31, 2004. We increased our companies under coverage and our sales and trading and research staff in order to better serve our institutional investor clients and to increase our trading activity with them. The volume of shares traded for customers increased 10.4% for the year ended December 31, 2005. Brokerage revenues as a percent of total revenues decreased from 30.2% for the year ended December 31, 2004 to 24.9% for the year ended December 31, 2005. This change in revenue mix was due to improved performance of our investment banking business.

Asset Management Fees. Asset management fees decreased $4.0 million, or 31.7%, from $12.5 million for the year ended December 31, 2004 to $8.5 million for the year ended December 31, 2005. This decrease was primarily due to lower management fees, which are earned as a percentage of assets under management, resulting from a decline in assets under management of the funds we manage as well as lower incentive fees earned. Assets under management declined from $596.8 million at December 31, 2004 to $340.2 million at December 31, 2005. The decline in assets under management was primarily due to lower performance of our funds in the year ended December 31, 2005 compared to the year ended December 31, 2004, which resulted in redemptions of client assets in the funds. The lower performance of our funds in the year ended December 31, 2005 as compared to the year ended December 31, 2004 also negatively impacted our incentive fees earned for the year ended December 31, 2005. Asset management fees decreased as a percentage of total revenues from 16.7% for the year ended December 31, 2004 to 9.0% for the same period in 2005.

Principal Transactions. Principal transactions revenues decreased $3.8 million, from a gain of $1.8 million for the year ended December 31, 2004 to a loss of $2.0 million for the year ended December 31, 2005. This decrease is attributable to unrealized losses related to the value of warrant positions we had received from clients in certain investment banking assignments. The loss was partly offset by a gain on investments, the majority of which were investments in partnerships managed by our asset management segment.

Interest, Dividends and Other. Interest, dividends and other increased $1.2 million, or 214.3%, from $0.5 million for the year ended December 31, 2004 to $1.7 million for the year ended December 31, 2005. This increase was primarily attributable to a general increase in short-term interest rates and more actively managed cash, which returned higher yields during the year ended December 31, 2005.

Expenses

Compensation and Benefits. Compensation and benefits increased $13.2 million, or 28.1%, from $47.0 million for the year ended December 31, 2004 to $60.1 million for the year ended December 31, 2005. This increase was primarily due to higher bonus payments as a result of higher investment banking revenues. Salaries also increased as overall headcount increased from 141 at December 31, 2004 to 169 at December 31, 2005. As a percentage of total revenues, compensation and benefits expense increased slightly from 62.8% for the year ended December 31, 2004 to 63.5% for the year ended December 31, 2005.

Income Allocation and Accretion/(Dilution). Income allocation and accretion/(dilution) increased $3.2 million, or 33.1%, from $9.8 million for the year ended December 31, 2004 to $13.0 million for the year ended December 31, 2005. This increase was primarily due to a higher amount of income allocated to Redeemable Class A member interests in 2005 and a decrease in the redemption amount in 2004 resulting mostly from offering fee expenses allocated to Redeemable Class A member interests. Income allocation and accretion/(dilution) increased from 13.0% of total revenues for the year ended December 31, 2004 to 13.7% for the same period in 2005.

Administration. Administration expenses increased $0.7 million, or 27.3%, from $2.6 million for the year ended December 31, 2004 to $3.4 million for the year ended December 31, 2005. This increase was primarily due to increased overhead expenses related to a 20% increase in our headcount. In addition, conference expenses increased due to a new investment banking conference in 2005. Administration expenses increased slightly from 3.5% of total revenues for the year ended December 31, 2004, to 3.6% for the year ended December 31, 2005.

Brokerage, Clearing and Exchange Fees. Brokerage, clearing and exchange fees increased $0.3 million, or 11.3%, from $2.8 million for the year ended December 31, 2004 to $3.2 million for the year ended December 31, 2005. This increase was due to the increase in sales and trading activity, as the number of shares we traded for customers increased from 529.8 million shares for the year ended December 31, 2004 to 585.0 million shares for the year ended December 31, 2005. Brokerage, clearing and exchange fees decreased slightly from 3.8% of total revenues for the year ended December 31, 2004 to 3.3% for the year ended December 31, 2005.

Interest and Dividend Expense. Interest and dividend expense decreased $0.1 million, or 7.5%, from $1.0 million for the year ended December 31, 2004 to $0.9 million for the year ended December 31, 2005. The decrease was primarily due to a decrease in net contributed capital of Redeemable Class A member interests as a result of a redemption of Class A common interests partially allocated to employee members and partially offset by an increase in the average Prime rate. As a percentage of total revenues, interest and dividend expense decreased from 1.3% for the year ended December 31, 2004 to 1.0% for the same period in 2005.

Other Expenses. Other expenses increased $2.0 million, or 25.3%, from $8.1 million for the year ended December 31, 2004 to $10.1 million for the year ended December 31, 2005. This increase was primarily due to increased market data and professional fees related to the build-out of system infrastructure to meet the demand of increased revenues and headcount. As a percentage of total revenues, other operating expenses decreased slightly from 10.8% for the year ended December 31, 2004 to 10.7% for the year ended December 31, 2005.

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

Overview

Total revenues increased $16.0 million, or 27.3%, from $58.8 million for the year ended December 31, 2003 to $74.8 million for the year ended December 31, 2004. This increase was primarily due to a significant increase in investment banking revenues of $12.1 million, commissions of $6.7 million and asset management fees of $4.8 million. These increases were partially offset by a decrease in principal transactions revenues of $6.8 million.

Total expenses increased $15.7 million, or 28.3%, from $55.6 million for the year ended December 31, 2003 to $71.3 million for the year ended December 31, 2004, primarily due to an increase in compensation and benefits expense resulting from the increase in revenues as well as higher administrative expenses and occupancy expenses related to moving to new office space in San Francisco.

Net income increased $0.3 million, or 9.3%, from $3.2 million for the year ended December 31, 2003 to $3.5 million for the year ended December 31, 2004. Pro forma net income decreased $1.6 million, or 16.0%, from $9.8 million for the year ended December 31, 2003 to $8.2 million for the year ended December 31, 2004 primarily due to an increase in compensation and benefits.

Revenues

Investment Banking. Investment banking revenues increased $12.1 million, or 48.1%, from $25.3 million for the year ended December 31, 2003 to $37.4 million for the year ended December 31, 2004 and increased as a percentage of total revenues from 43.0% to 50.0%, respectively. The increase in revenues was primarily a result of increased equity underwriting and strategic advisory activity. For the year ended December 31, 2004, we participated in 41 public equity offerings and nine strategic advisory transactions. This compares to 19 public equity offerings and five strategic advisory transactions for the year ended December 31, 2003. Our activity in private placements also contributed to the increase in corporate finance revenues for the year ended December 31, 2004. We participated in five private placement transactions in the year ended December 31, 2004, but did not participate in any private placement transactions in the year ended December 31, 2003.

Brokerage Revenues. Brokerage revenues increased $6.7 million, or 42.2%, from $15.9 million for the year ended December 31, 2003 to $22.6 million for the year ended December 31, 2004. This increase was a result of an increase in commissions of $7.0 million, from $15.9 million for the year ended December 31, 2003 to $22.9 million for year ended December 31, 2004, partially offset by an increase in net trading losses of $0.3 million, from a net trading gain of $18 thousand for the year ended December 31, 2003 to a net trading loss of $0.3 million for the year ended December 31, 2004. The increase in commissions was attributable to an increase in the volume of shares traded for customers, which increased 44.3% in 2004. We also increased our active institutional accounts over this period. Brokerage revenues increased from 27.0% of total revenues for the year ended December 31, 2003 to 30.2% for the year ended December 31, 2004.

Asset Management Fees. Asset management fees increased $4.8 million, or 63.0%, from $7.7 million for the year ended December 31, 2003 to $12.5 million for the year ended December 31, 2004. During 2004, our asset management business continued to develop its operations, building its average assets under management from $248.0 million at December 31, 2003 to $596.8 million at December 31, 2004. The increase in assets under management contributed to an increase in our management fees for the year ended December 31, 2004. As a result of strong performance in our funds during 2004, we earned increased incentive fees for the year ended

December 31, 2004. Asset management fees increased from 13.1% of total revenues for the year ended December 31, 2003 to 16.7% for the year ended December 31, 2004.

Principal Transactions. Principal transactions revenues decreased $6.8 million, or 79.3%, from $8.6 million for the year ended December 31, 2003 to $1.8 million for the year ended December 31, 2004. This decrease is attributable to the lower performance and reduction in size of our principal investment portfolio.

Interest, Dividends and Other. Interest, dividends and other decreased $0.8 million, or 60.9%, from $1.4 million for the year ended December 31, 2003 to $0.5 million for the year ended December 31, 2004 due to a decrease in our dividend yielding investments in our principal investment portfolio.

Expenses

Compensation and Benefits. Compensation and benefits increased $14.4 million, or 44.4%, from $32.5 million for the year ended December 31, 2003 to $47.0 million for the year ended December 31, 2004. This increase was primarily due to larger bonuses to employees and managing directors in 2004 as well as an increase in salaries due to an increased headcount. Total headcount increased from 112 for the year ended December 31, 2003 to 141 for the year ended December 31, 2004. As a percentage of total revenues, compensation and benefits expense increased from 55.3% for the year ended December 31, 2003 to 62.8% for the year ended December 31, 2004.

Income Allocation and Accretion/(Dilution). Income allocation and accretion/(dilution) decreased $3.3 million, or 25.5%, from $13.1 million for the year ended December 31, 2003 to $9.8 million for the year ended December 31, 2004. This decrease was primarily due to lower income allocated to Redeemable Class A member interests in 2004, but partially offset by a comparatively larger decrease in the redemption amount in 2003 due to allocation of Series B redeemable preferred units accretion to the Redeemable Class A member interests. Income allocation and accretion/(dilution) decreased from 22.3% of total revenues for the year ended December 31, 2003 to 13.0% for the same period in 2004.

Administration. Administration expenses increased $0.9 million, or 48.5%, from $1.8 million for the year ended December 31, 2003 to $2.6 million for the year ended December 31, 2004. This increase was primarily due to administrative expenses such as computer systems and equipment related to general firm growth. Administration expenses increased from 3.0% of total revenues for the year ended December 31, 2003 to 3.5% for the year ended December 31, 2004.

Brokerage, Clearing and Exchange Fees. Brokerage, clearing and exchange fees increased $1.4 million, or 91.9%, from $1.5 million for the year ended December 31, 2003 to $2.8 million for the year ended December 31, 2004. This increase was primarily due to increased activity in our sales and trading business as the number of shares traded for customer accounts increased from 367.2 million shares for the year ended December 31, 2003 to 529.8 million shares for the year ended December 31, 2004. Brokerage, clearing and exchange fees increased from 2.5% of total revenues for the year ended December 31, 2003 to 3.8% for the year ended December 31, 2004.

Interest and Dividend Expense. Interest and dividend expense increased $0.4 million, or 54.3%, from $0.7 million for the year ended December 31, 2003 to $1.0 million for the year ended December 31, 2004. The increase was primarily due to an increase in net contributed capital of Redeemable Class A member interests entitled to interest payments, primarily as a result of contributions by new members, and an increase in the average Prime rate used to determine the interest payments. As a percentage of total revenues, interest and dividend expense increased from 1.1% for the year ended December 31, 2003 to 1.3% for the same period in 2004.

Other Expenses. Other expenses increased $2.1 million, or 34.0%, from $6.0 million for the year ended December 31, 2003 to $8.1 million for the year ended December 31, 2004. This increase was due primarily to increased occupancy and related office expenses associated with new office space in San Francisco in the second half of the year ended December 31, 2004 and a new office in Chicago. As a percentage of total revenues, other expenses increased slightly from 10.3% of total revenues for the year ended December 31, 2003 to 10.8% for the year ended December 31, 2004.

Business Segments

In segment reporting, our business activities reflect the following two segments: (i) Broker-Dealer; and (ii) Asset Management. The Broker-Dealer segment includes investment banking, sales and trading, and equity research activities conducted through our wholly-owned subsidiary, JMP Securities. The Asset Management segment includes our asset management services to investors and our own account and is conducted through our wholly-owned subsidiary, JMP Asset Management.

The following data discusses revenues and income for our business segments. Each segment’s operating expenses include (i) compensation and benefits expense for employees and managing directors directly in support of the businesses of the segment, and (ii) non-compensation expenses, which include directly incurred expenses for premises and occupancy, professional fees, travel and business development, communications and information services, equipment, and indirect support costs (including compensation and other related operating expenses) for administrative services. These indirect support costs are allocated to the relevant segments based on various statistics such as headcount, square footage and transactional volume. Corporate operating expenses include income allocation and accretion—Redeemable Class A member interests and interest expense on Redeemable Class A member interests. These expenses are not allocated to the segments, because Redeemable Class A member interests represent capital to the Company as a whole and the income allocation is based on the Company’s consolidated results.

The following table summarizes the results for the Broker-Dealer segment, the Asset Management segment and the consolidated entity, for the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2005 and 2006.

		Year Ended December 31,			Nine Months Ended September 30,
		2003	2004	2005	2005	2006

					(unaudited)

Broker-Dealer	Revenues	$50,435	$61,063	$86,547	$63,819	$59,069
	Operating expenses	35,761	51,306	70,270	55,264	48,439

	Segment income	$14,674	$9,757	$16,277	$8,555	$10,630

	Segment assets	$48,690	$62,090	$76,478	$66,215	$67,533

Asset Management	Revenues	$8,336	$13,754	$8,114	$7,015	$4,602
	Operating expenses	6,141	9,338	6,598	5,479	4,196

	Segment income	$2,195	$4,416	$1,516	$1,536	$406

	Segment assets	$9,455	$23,903	$15,445	$16,519	$21,746

Corporate	Operating expenses	$13,670	$10,675	$13,871	$7,925	$8,639

Consolidated Entity	Revenues	$58,771	$74,817	$94,661	$70,834	$63,671
	Operating expenses	55,572	71,319	90,739	68,668	61,274

	Net income	$3,199	$3,498	$3,922	$2,166	$2,397

	Total assets	$58,145	$85,993	$91,923	$82,734	$89,279

Broker-Dealer Results of Operations

Nine Months Ended September 30, 2006, Compared to Nine Months Ended September 30, 2005

Revenues. Revenues for the Broker-Dealer segment decreased $4.8 million, or 7.4%, from $63.8 million for the nine months ended September 30, 2005 to $59.1 million for the nine months ended September 30, 2006. This decrease was primarily due to lower levels of activity in our underwriting and strategic advisory businesses. In particular, we executed fewer mergers and acquisitions and underwriting transactions in our homebuilding and financial services industry groups in the nine months ended September 30, 2006 as a result of macroeconomic trends. The decrease in the homebuilding and financial services activity was partially offset by an increase in underwriting and strategic advisory assignments in some of our other industry groups. The decrease was also partially offset by an increase in commissions, resulting from an increase in the volume of shares traded for customers, which increased 39.9%.

Operating Expenses. Operating expenses for the Broker-Dealer segment decreased $6.8 million, or 12.3%, from $55.3 million for the nine months ended September 30, 2005 to $48.4 million for the nine months ended September 30, 2006. The decrease in operating expenses was primarily due to the amount of bonuses accrued as a result of a decrease in investment banking revenues. This decrease was partially offset by increased travel and business development expenses related to increased headcount, especially in the travel-intensive investment banking and research departments. In addition, occupancy and related office expenses increased in 2006 due to the opening of new offices in New York and Boston.

Segment Income. Segment income for the Broker-Dealer segment increased $2.1 million, or 24.3%, from $8.6 million for the nine months ended September 30, 2005 to $10.6 million for the nine months ended September 20, 2006.

Year Ended December 31, 2005, Compared to Year Ended December 31, 2004

Revenues. Revenues for the Broker-Dealer segment increased $25.5 million, or 41.7%, from $61.1 million for the year ended December 31, 2004 to $86.5 million for the year ended December 31, 2005. The increase in Broker-Dealer revenues was primarily due to a significant increase in our investment banking revenues due to increases in strategic advisory activity and additional private placement activity resulting from the origination of trust preferred securities. Brokerage revenues also increased, primarily due to the expansion of our research coverage universe, with companies under research coverage increasing from 198 at December 31, 2004 to 294 at December 31, 2005.

Operating Expenses. Operating expenses for the Broker-Dealer segment increased $19.0 million, or 37.0%, from $51.3 million for the year ended December 31, 2004 to $70.3 million for the year ended December 31, 2005. This increase was primarily due to increased compensation and benefits expense associated with increased headcount and increased bonuses accrued due to the increase in investment banking revenues. Expenses also increased due to additional hosted conference expenses and increased market data and professional fees relating to the build-out of infrastructure, in particular for systems in the sales and trading business.

Segment Income. Segment income for the Broker-Dealer segment increased $6.5 million, or 66.8% from $9.8 million for the year ended December 31, 2004 to $16.3 million for the year ended December 31, 2005.

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

Revenues. Revenues for the Broker-Dealer segment increased $10.6 million, or 21.1%, from $50.4 million for the year ended December 31, 2003 to $61.1 million for the year ended December 31, 2004. This increase was primarily due to an increase in investment banking revenues as a result of increased equity underwriting and strategic advisory activity. Brokerage revenues also increased, primarily due to an increase in the volume of shares traded for customers, which increased 44.3% in 2004.

Operating Expenses. Operating expenses for the Broker-Dealer segment increased $15.5 million, or 43.5%, from $35.8 million for the year ended December 31, 2003 to $51.3 million for the year ended December 31, 2004. This increase was primarily due to increased compensation and benefits expense associated with headcount in the broker-dealer and increased bonus payments. Our headcount increased from 102 at December 31, 2003 to 125 at December 31, 2004. Expense also increased due to higher brokerage, clearing and exchange fees related to increased commission business.

Segment Income. Segment income for the Broker-Dealer segment decreased $4.9 million, or 33.5% from $14.7 million for the year ended December 31, 2003 to $9.8 million for the year ended December 31, 2004.

Asset Management Results of Operations

Nine Months Ended September 30, 2006, Compared to Nine Months Ended September 30, 2005

Revenue. Revenues for the Asset Management segment decreased $2.4 million, or 34.4%, from $7.0 million for the nine months ended September 30, 2005 to $4.6 million for the nine months ended September 30, 2006. This decrease was primarily due to lower management fees, which are earned as a percentage of assets under management, resulting from a decline in assets under management of the funds we manage as well as lower incentive fees earned. Assets under management decreased from $414.3 million at September 30, 2005, to $208.2 million at September 30, 2006. The decrease in assets under management was primarily due to lower performance of our funds in 2005, in particular Harvest Opportunity Partners II and its related funds, our largest funds, which caused redemptions of client assets from these funds.

Operating Expenses. Operating expenses for the asset management segment decreased $1.3 million, or 23.4%, from $5.5 million for the nine months ended September 30, 2005 to $4.2 million for the nine months ended September 30, 2006. This decrease was primarily due to a lower bonus accrual in 2006 based on the decrease in asset management revenues.

Segment Income. Segment income for the Asset Management segment decreased $1.1 million, or 73.6%, from $1.5 million for the nine months ended September 30, 2005 to $0.4 million for the nine months ended September 30, 2006.

Year Ended December 31, 2005, Compared to Year Ended December 31, 2004

Revenues. Revenues decreased $5.6 million, or 41.0%, from $13.8 million for the year ended December 31, 2004 to $8.1 million for the year ended December 31, 2005. This decrease was primarily due to lower management fees, which are earned as a percentage of assets under management, resulting from a decline in assets under management of the funds we manage, as well as lower incentive fees earned. Assets under management declined from $596.8 million at December 31, 2004 to $340.2 million at December 31, 2005. The decline in assets under management was primarily due to lower performance of our funds in the year ended December 31, 2005, which resulted in redemptions of client assets.

Operating Expenses. Operating expenses for the Asset Management segment decreased $2.7 million, or 29.3%, from $9.3 million for the year ended December 31, 2004 to $6.6 million for the year ended December 31, 2005. This decrease was primarily due to lower bonuses accrued due to lower asset management revenues and no net increase in headcount from December 31, 2004 to December 31, 2005.

Segment Income. Segment income for the Asset Management segment decreased $2.9 million, or 65.7% from $4.4 million for the year ended December 31, 2004 to $1.5 million for the year ended December 31, 2005.

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

Revenues. Revenues for the Asset Management segment increased $5.4 million, or 65.0%, from $8.3 million for the year ended December 31, 2003 to $13.8 million for the year ended December 31, 2004. During 2004, our asset management business continued to develop its operations, building its average assets under management from $248.0 million at December 31, 2003 to $596.8 million at December 31, 2004. The increase in assets under management contributed to an increase in our management fees for the year ended December 31, 2004. As a result of strong performance in our funds during the year ended December 31, 2004, we earned increased incentive fees during the year ended December 31, 2004.

Operating Expenses. Operating expenses for the asset management segment increased $3.2 million, or 52.0%, from $6.1 million for the year ended December 31, 2003 to $9.3 million for the year ended December 31, 2004. This increase was primarily due to increased compensation and benefits expense due to higher bonuses associated with the increase in asset management revenues and higher salaries due to an increase in headcount of 10 at December 31, 2003 to 16 at December 31, 2004. Expense also increased due to an increase in administrative, occupancy, and professional fee expenses. The administrative and occupancy increases were due primarily to increased rent and system and equipment expenses associated with new office space in San Francisco in the second half of the year ended December 31, 2004. Professional fees increased as a result of the development of five new funds during the year ended December 31, 2004.

Segment Income. Segment income increased $2.2 million, or 101.2% from $2.2 million for the year ended December 31, 2003 to $4.4 million for the year ended December 31, 2004.

Liquidity and Capital Resources

We are the parent of JMP Securities and JMP Asset Management and dividends and other transfers from our subsidiaries are our primary source of funds to satisfy our capital and liquidity requirements. Applicable laws and regulations, primarily the net capital rules discussed below, may restrict dividends and transfers from JMP Securities to us. Our rights to participate in the assets of any subsidiary are also subject to prior claims of the subsidiary’s creditors, including customers and trade creditors of JMP Securities and JMP Asset Management.

We have historically satisfied our capital and liquidity requirements primarily through member contributions from our managing directors and internally generated cash from operations. In addition, we raised approximately $7.8 million in April 2000 through the private issuance of Series A convertible preferred units, and individual accredited investors contributed approximately $6.7 million in cash and securities in December 2001 in exchange for Series A convertible preferred units. The Series A convertible preferred units were converted into Class A common interests as of April 1, 2004. We also raised net proceeds of approximately $31.7 million in August 2004 from institutional and individual accredited investors through the private issuance of Class B common interests.

Our balance sheet is relatively liquid and unleveraged. As of September 30, 2006, we had liquid assets of $65.3 million, primarily consisting of cash and cash equivalents, marketable securities and other investments (mainly investments in funds managed by JMP Asset Management). We have a $30 million revolving line of credit with City National Bank, which had no balance outstanding as of September 30, 2006. Each draw bears interest at the prime rate less 1.0% annually or at LIBOR plus 1.25% annually, at our election, and the note expires on June 30, 2008. We paid a closing fee of $75,000 and an annual unused commitment fee of 0.25% payable quarterly in arrears. We have the option to extend the term of the line of credit by one year or convert the outstanding balance to a three-year term loan. There are no principal payments or collateral required for this note. The note is secured by a pledge of our assets, including the membership interests in JMP Securities and JMP Asset Management.

JMP Securities, our wholly-owned subsidiary and a registered securities broker-dealer, is subject to the net capital requirements of the SEC’s Uniform Net Capital Rule described under the caption “Business—Regulation” in this prospectus. We use the basic method permitted by the Uniform Net Capital Rule to compute net capital, which generally requires that the ratio of aggregate indebtedness to net capital shall not exceed 15 to 1. SEC regulations also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At September 30, 2006, JMP Securities’ net capital under the SEC’s Uniform Net Capital Rule was $39.5 million, or $38.9 million in excess of the minimum required net capital.

The timing of bonus compensation payments to our employees and managing directors may significantly affect our cash position and liquidity from period to period. While our employees and managing directors are generally paid salaries semi-monthly during the year, bonus compensation payments, which make up a larger portion of total compensation, are generally paid once a year. Bonus compensation payments for a given year are generally paid at the end of January of the following year.

Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend initially equal to             per share of common stock, commencing with the              quarter of 2007 and will be prorated for the portion of that period subsequent to the completion of this offering. The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to the ability of our subsidiaries to provide cash to us. The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including JMP Group LLC), and such other factors as our board of directors may deem relevant. See “Dividend Policy.”

Because of the nature of our investment banking and sales and trading businesses, liquidity is important to us. Accordingly, we regularly monitor our liquidity position, including our cash and net capital positions. We believe that our available liquidity and current level of equity capital, combined with the net proceeds to us from this offering and funds anticipated to be provided by operating activities, will be adequate to meet our liquidity and regulatory capital requirements for the next 12 months.

Cash Flows

Nine Months Ended September 30, 2006

Cash decreased by $8.7 million for the nine months ended September 30, 2006, primarily as a result of cash used in operating activities.

Our operating activities for the nine months ended September 30, 2006 used $10.3 million of cash from net income of $2.4 million, adjusted for the cash used in the change in operating assets and liabilities of $12.2 million and by non-cash revenue and expense items of $0.5 million. The change in operating asset and liabilities of $12.2 million was primarily due to a decrease in accrued bonus as a result of the payment in the nine months ended September 30, 2006 of year-end 2005 bonuses.

Our investing activities provided $2.7 million of cash in the nine months ended September 30, 2006 primarily due to purchase of investments offset by sales of investments. Our financing activities used $1.1 million during this period primarily as a result of distributions to Class B common members offset by contributions from common members and minority interest members.

Nine Months Ended September 30, 2005

Cash increased by $16.1 million for the nine months ended September 30, 2005, primarily as a result of cash provided by operating activities offset by cash used in financing activities.

Our operating activities for the nine months ended September 30, 2005 provided $19.3 million of cash from net income of $2.2 million, adjusted for the cash provided from the change in operating assets and liabilities of

$13.4 million and by non-cash revenue and expense items of $3.7 million. The change in operating asset and liabilities of $13.4 million was primarily due to a decrease in marketable securities, owned and held of $8.9 million. The non-cash items consisted primarily of the increase in fair value of other investments of $2.5 million and depreciation of fixed assets of $1.1 million.

Our investing activities provided $1.3 million of cash in the nine months ended September 30, 2005 primarily due to the sale of investments offset by purchases of investments. Purchases of fixed assets were $1.5 million. Our financing activities used $4.5 million during this period primarily as a result of repayment of short term borrowings of $2.5 million and distributions to preferred members of $2.0 million.

Year Ended December 31, 2005

Cash increased $25.9 million in the year ended December 31, 2005, primarily due to positive operating cash flow, offset by cash used in financing activities.

Our operating activities provided $29.2 million of cash from net income of $3.9 million, adjusted for the cash provided from the change in operating assets and liabilities of $20.6 million and by non-cash revenue and expense items of $4.6 million. The increase in cash from operating assets and liabilities was primarily attributable to a $9.3 million decrease in securities owned and held and a $5.6 million increase in Redeemable Class A member interests. The non-cash items consisted primarily of depreciation and amortization expense of $1.5 million and change in fair value of other investments of $3.0 million.

Our investing activities provided $2.0 million of cash primarily due to sales of investments offset by purchases of investments and purchases of fixed assets.

Year Ended December 31, 2004

Cash increased $7.4 million during the year ended December 31, 2004, primarily due to positive cash flows from financing activities offset by cash used in operating activities.

Our operating activities used $7.3 million of cash from net income of $3.5 million, adjusted for the cash used in the change in operating assets and liabilities of $5.2 million and by non-cash revenue and expense items of $5.6 million. The decrease in cash from operating assets and liabilities was primarily attributable to a decrease in Redeemable Class A member interests of 5.6 million and an increase in deposits and other assets of $3.8 million offset by an increase in accrued compensation and other liabilities of $7.4 million. The non-cash items consisted primarily of the decrease in fair value of other investments of $6.7 million offset by depreciation and amortization expense of $1.1 million.

Investing activities consisted of $3.6 million in purchases of fixed assets offset by $7.2 million net redemptions of other investments. Financing activities provided $25.5 million primarily from the contribution of Class B common interests offset by the payment of distributions and redemptions to common and preferred members.

Year Ended December 31, 2003

Cash increased $24.1 million during the year ended December 31, 2003, primarily due to positive cash flows from operating activities offset by cash used in financing activities.

Our operating activities provided $25.9 million of cash from net income of $3.2 million, adjusted for the cash provided from the change in operating assets and liabilities of $27.3 million offset by non-cash revenue and expense items of $4.6 million. The change in operating asset and liabilities of $27.3 million was primarily due to an increase in accrued bonus as a result of significant revenue increase in the year ending December 31, 2003. The non-cash items consisted primarily of the decrease in fair value of other investments of $5.2 million.

Investing activities consisted primarily of $0.7 million in purchases of fixed assets. Financing activities used $1.0 million primarily for the payment of distributions to preferred members.

Contractual Obligations

The following table provides a summary of our contractual obligations as of December 31, 2005:

Payments Due by Period (in thousands)	Total	2006	2007	2008	2009	2010	2011

Operating lease obligations	$11,344	$1,770	$1,841	$1,838	$2,168	$2,168	$1,559
Other contractual obligations (1)	—	—	—	—	—	—	—

Total	$11,344	$1,770	$1,841	$1,838	$2,168	$2,168	$1,559

(1)	Excludes a capital commitment to JMP Realty Trust of $8.0 million as of September 30, 2006, which can be called at any time by the manager.

Off-Balance Sheet Arrangements

We had no material off-balance sheet arrangements as of December 31, 2005, and as of September 30, 2006. However, as described below under “Market Risk—Credit Risk,” through indemnification provisions in our clearing agreements with our clearing broker, customer activities may expose us to off-balance sheet credit risk, which we seek to mitigate through customer screening and collateral requirements.

Market Risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading and to our market making and investment activities. Market risk is inherent in financial instruments.

We trade in equity securities as an active participant in both listed and OTC markets. We typically maintain securities in inventory to facilitate our market making activities and customer order flow. We may use a variety of risk management techniques and hedging strategies in the ordinary course of our trading business to manage our exposures.

In connection with our sales and trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Management monitors risks in its trading activities by establishing limits for the trading desk and reviewing daily trading results, inventory aging, securities concentrations and ratings. Typically, market conditions are evaluated and transaction details and securities positions are reviewed. These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters. Activities include price verification procedures, position reconciliations and reviews of transaction bookings. We believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

Equity Price Risk

Equity price risk represents the potential loss in value due to adverse changes in the level or volatility of equity prices. We are exposed to equity price risk through our trading activities in both listed and OTC equity markets and security positions in our principal investment portfolio. We attempt to reduce the risk of loss inherent in our inventory of equity securities by establishing position limits, monitoring inventory turnover and entering into hedging transactions, including the use of equity options, designed to mitigate our market risk profile.

Interest Rate Risk

Interest rate risk represents the potential loss from adverse changes in market interest rates. As we may hold U.S. Treasury securities and other fixed income securities and may incur interest-sensitive liabilities from time to time, we are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve.

Credit Risk

Our broker-dealer subsidiary places and executes customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers.

Through indemnification provisions in our agreement with our clearing organization, customer activities may expose us to off-balance-sheet credit risk. We may be required to purchase or sell financial instruments at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. We seek to control the risks associated with brokerage services for our customers through customer screening and selection procedures as well as through requirements that customers maintain margin collateral in compliance with governmental and self-regulatory organization regulations and clearing organization policies.

Inflation Risk

Because our assets are generally liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services we offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our combined financial condition and results of operations in certain businesses.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in “Risk Factors” cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be adversely affected.

Our significant accounting policies are summarized in note 2 to our consolidated financial statements included elsewhere in this prospectus. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our financial condition and results of operations where:

•

the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimate or assumption on our financial condition or operating performance is material.

Using the foregoing criteria, we believe the following to be our critical accounting policies:

Valuation of Financial Instruments

Substantially all of our financial instruments are recorded at fair value or contract amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. “Marketable securities owned and held at clearing broker” and “other investments” including warrant positions and investments in partnerships in which JMP Asset Management is the general partner, are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item “principal transactions” in our consolidated statements of income.

Fair value of our financial instruments is generally obtained from quoted market prices, broker or dealer price quotations, or alternative pricing methodologies that we believe offer reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, we estimate the fair value of these instruments using various pricing models and the information available to us that we deem most relevant. Among the factors that we consider in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield and other factors generally pertinent to the valuation of financial instruments.

Asset Management Investment Partnerships

Investments in partnerships include our general partnership interests in investment partnerships. These interests are carried at estimated fair value based on our capital accounts in the underlying partnerships. The net assets of the investment partnerships consist primarily of investments in marketable and non-marketable securities. The underlying investments held by such partnerships are valued based on quoted market prices or estimated fair value if there is no public market. Such estimates of fair value of the partnerships’ non-marketable investments are ultimately determined by our affiliates in their capacity as general partner. Due to the inherent uncertainty of valuation, fair values of these non-marketable investments may differ from the values that would have been used had a ready market existed for these investments, and the differences could be material. Adjustments to carrying value are made, if required by GAAP, if there are third-party transactions evidencing a change in value. Downward adjustments are also made, in the absence of third-party transactions, if the general partner determines that the expected realizable value of the investment is less than the carrying value.

We earn management fees from the investment partnerships that we manage. Such management fees are generally based on the net assets of the underlying partnerships. In addition, we are entitled to allocations of the appreciation and depreciation in the fair value of the underlying partnerships from our general partnership interests in the partnerships. Such allocations are based on the terms of the respective partnership agreements.

We are also entitled to receive incentive fee allocations from the investment partnerships when the return exceeds certain threshold returns. Incentive fees are recorded after the quarterly or annual investment performance period is complete and may vary depending on the terms of the fee structure applicable to an investor.

Legal and Other Contingent Liabilities

We are involved in various pending and potential complaints, arbitrations, legal actions, investigations and proceedings related to our business from time to time. Some of these matters involve claims for substantial amounts, including claims for punitive and other special damages. The number of complaints, legal actions, investigations and regulatory proceedings against financial institutions like us has been increasing in recent years. We have, after consultation with counsel and consideration of facts currently known by management, recorded estimated losses in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, to the extent that a claim may result in a probable loss and the amount of the loss can be reasonably estimated. The determination of these reserve amounts requires significant judgment on the part of management and our ultimate liabilities may be materially different. In making these determinations, management considers many factors, including, but not limited to, the loss and damages sought by the plaintiff or claimant, the basis and validity of the claim, the likelihood of successful defense against the claim and the potential for, and magnitude of, damages or settlements from such pending and potential complaints, legal actions, arbitrations, investigations and proceedings, and fines and penalties or orders from regulatory agencies.

If a potential adverse contingency should become probable or resolved for an amount in excess of the established reserves during any period, our results of operations in that period and, in some cases, succeeding periods could be adversely affected.

Recently Issued Accounting Standards

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (FIN 48)

In July 2006, the Financial Accounting Standards Board, or FASB, issued FIN 48, which became effective for us on January 1, 2007. This standard clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. A company can only recognize the tax position in the financial statements if the position is more-likely-than-not to be upheld on audit based only on the technical merits of the tax position. This accounting standard also provides guidance on thresholds, measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial-statement comparability among different companies. We do not expect implementation of the standard will have a material effect on our results of operations or financial position.

SFAS No. 157, Fair Value Measurements (“SFAS 157”)

In September 2006, FASB issued SFAS 157 which will become effective for us on January 1, 2008. This standard establishes a consistent framework for measuring fair value in accordance with Generally Accepted Accounting Principles, and expands disclosures with respect to fair value measurements. We are assessing SFAS No. 157 to determine the financial impact, if any, on our consolidated statements of financial condition and income.

SAB No. 108, Quantifying Financial Statement Misstatements (“SAB 108”)

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. SAB 108 is effective for years ending after November 15, 2006, with earlier application encouraged for any interim period of the first year ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on our consolidated financial position and results of operations.

BUSINESS

Overview

We are a full-service investment banking and asset management firm that provides investment banking, sales and trading, and equity research services to institutional and corporate clients and alternative asset management products and services to institutional investors, high net-worth individuals and for our own account.

We focus our efforts on small and middle-market companies in the following six growth industries: business services, consumer, financial services, healthcare, real estate, and technology. Our specialization in these areas has enabled us to develop recognized expertise and to cultivate extensive industry relationships. As a result, we have established our firm as a key advisor for our corporate clients, a trusted resource for institutional investors, and an effective investment manager for our asset management clients.

We were founded in 1999 by senior professionals from Montgomery Securities, a leading investment bank to growth companies during the 1980s and 1990s, which now operates as Banc of America Securities. We were formed to take advantage of a void in the marketplace created by the consolidation of established independent research boutiques into large commercial banks. Since the mid-1990s, more than 40 research-oriented investment banks—including San Francisco-based Montgomery Securities, Hambrecht & Quist, Robertson Stephens and Volpe Brown Whelan & Company—were acquired by major financial institutions. This inter-industry consolidation has created large, multi-product investment banks structured to serve larger market-capitalization clients and we believe has greatly reduced the investment banking community’s focus on middle-market companies. Like our research-driven predecessors, as a growth-oriented, entrepreneurial firm, we are dedicated to serving the needs of small and middle-market companies and the institutions that invest in them.

We believe that we are distinctly different both from larger competitors—such as the consolidated Wall Street firms—and from smaller product-specific or industry-specific boutique firms. We have differentiated ourselves from our competitors by building a unique franchise that combines a full-service operating model and varied transactional capabilities with specialized industry knowledge. This combination allows us to identify and meet the needs of corporate clients at various stages in their development and to provide a perspective to institutional investors that they may not receive from many other equity research and brokerage firms.

Since our inception in 1999, we have achieved strong financial results, generating diversified revenues and consistent profitability in a variety of economic and capital markets environments, including a three-year industry downturn following the bursting of the Internet and technology bubble. During the five years ended December 31, 2005, we increased revenues from $13.4 million to $94.7 million and grew our pro forma net income from $1.2 million to $10.3 million. For the nine months ended September 30, 2006, we generated revenues of $63.7 million and pro forma net income of $6.4 million. Pro forma net income gives effect to adjustments related to our corporate reorganization as described in “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure.”

We currently serve clients nationwide from our headquarters in San Francisco and from additional offices in New York, Boston and Chicago. As of September 30, 2006, we had 187 employees, including 63 managing directors, who averaged 16 years of industry experience, working both at major corporate investment banks and at specialized boutique firms. We believe that our managing directors and other professionals have been attracted to our firm because of our focused industry coverage, our entrepreneurial culture and our dedication to providing growth companies and growth investors with exceptional client service, objective advice and innovative solutions.

Market Opportunity

We believe that there is a significant opportunity for us to grow our business and to increase our share of the investment banking, sales and trading, and asset management markets due to a variety of economic and competitive factors.

Industry Consolidation Creating a Void in Small and Middle-Market Investment Banking

Since the mid-1990s, there have been more than 40 acquisitions involving U.S. brokerage and investment banking firms that would have been considered our direct peers or competitors. Many of the resulting consolidated financial institutions have undergone restructuring and downsizing, choosing to pursue clients and transactions with larger market capitalizations, which has led to a further reduction of investment banking and brokerage resources allocated to small and middle-market companies and their investors. As a consequence, many of these growth companies now receive reduced research coverage, corporate finance and advisory services, and access to capital.

We provide our corporate clients with a wide variety of services, including strategic advice and capital raising solutions, sales and trading support, and equity research coverage. Additionally, we provide institutional investors with objective, informed investment recommendations about segments of the capital markets and individual equities that are not widely followed. Moreover, we deliver our services through highly experienced and talented professionals with a commitment to client service. We believe that our concentration on small and middle-market companies, as well as our broad range of product offerings, positions us as a leader in an underserved and high-growth market.

Target Industries Compose a Substantial Portion of the Broader Market

We currently specialize in six growth industries: business services, consumer, financial services, health care, real estate, and technology. Our six target industries offer us significant business opportunities, as they represent a substantial portion of the total U.S. economy. These industries comprise approximately 69% of all companies and 70% of the market capitalization of the S&P 500. In addition, these industries represent 79% of all companies listed on the NYSE, AMEX and NASDAQ stock exchanges and 79% of all such companies with market capitalizations of less than $10 billion. Furthermore, these industries represent 57% of the total operating earnings of the S&P SmallCap 600 for the 12 months ended September 30, 2006.

Significant Capital Markets and M&A Activity in Our Target Industries

According to Dealogic, from January 1, 2001 through September 30, 2006, the aggregate gross proceeds of U.S. initial public offerings and follow-on equity offerings within our six target industries totaled approximately $397 billion, or 60% of all gross proceeds generated from U.S. initial public offerings and follow-on equity offerings during that period. According to Mergerstat, from January 1, 2001 through September 30, 2006, U.S. M&A transaction value within our six target industries totaled $1.9 trillion, or 47% of all M&A transaction volume during that period.

By devoting our resources to these key industries, we believe we will substantially grow our corporate finance and strategic advisory businesses. Companies in these industries require growth capital on a routine basis and must frequently consider their strategic alternatives. Similarly, investors in these industries frequently require investment research and brokerage services, which we believe will allow us to grow our equity research and sales and trading platforms.

Increasing Demand for High-Quality Equity Research and Sales and Marketing Services

We believe that the industry trends that have led large consolidated investment banks to shrink their research and brokerage platforms, combined with increasing needs of asset managers for specialized research, are fueling the growth in demand for high-quality research and sales and trading services devoted to small and middle-market companies.

Recent changes in the brokerage industry, such as program trading and the adoption of electronic trading systems, have put downward pressure on commission rates and the profitability of equity sales and trading operations. In response, many large investment banks have opted to reduce research coverage—particularly of small and middle-market companies—and to reduce sales and trading staff, choosing to devote remaining resources to the most liquid, largest capitalization equities. In contrast, we continue to employ seasoned research and sales and trading professionals and to focus primarily on small-cap and mid-cap stocks, offering the institutions that invest in these companies informed investment advice and a superior level of service.

Certain larger institutions have opted to rely on their own analysis of large capitalization stocks, increasingly turning to outside sources only for research on small and middle-market companies. Additionally, we believe that the ongoing emergence of asset managers with limited assets under management, lacking the resources of larger institutions, presents a further opportunity for us. While some institutional investment managers have internalized certain research functions in the face of regulatory scrutiny and economic pressures, asset managers with limited assets under management must rely on independent research providers for timely information about the growth equities that compose a meaningful portion of their holdings.

Increasing Investor Interest in Alternative Asset Management Strategies

We believe that our asset management business is well positioned to benefit from an increasing demand for alternative asset management products and services. According to data from Hedge Fund Research, the total number of hedge funds globally increased from approximately 3,600 as of December 31, 1999 to approximately 9,230 as of September 30, 2006. During the same period, aggregate assets under management by all hedge funds increased from approximately $460 billion to approximately $1.3 trillion according to Hedge Fund Research. We expect this increased investor interest in alternative asset management strategies to enable us to grow client assets under management in our existing funds and to launch additional hedge fund products and structured finance vehicles. Consequently, we are working to diversify our asset management strategies by applying our proprietary intellectual property to the management of externally advised investment vehicles. For example, we have capitalized and now manage JMP Realty Trust, Inc., a private real estate investment trust, through one of our affiliates, JMP Realty Advisors LLC.

Competitive Strengths

We believe that the following factors distinguish us from other investment banking and asset management firms that serve our target industries and that they are strengths which we believe will continue to drive our growth.

Experienced and Focused Owner-Managers

We believe we are led by a talented and experienced team of industry professionals that collectively owned approximately 75% of our firm prior to this offering. Prior to founding or joining our firm, many of our senior professionals held positions at leading investment banking and investment management firms. Our 63 managing directors average 16 years of industry experience.

A number of our founders and managing directors were instrumental in building the financial services and real estate groups at Montgomery Securities, which is now Banc of America Securities. While these individuals were employed at Montgomery Securities, it consistently ranked among the top investment banks serving the mortgage and specialty finance industries, as measured by the number and aggregate value of mergers and acquisitions transactions completed, equity capital raised and shares traded—particularly for smaller market capitalization companies. Other managing directors at our firm have formerly held senior positions at financial institutions such as Alex. Brown & Sons, Banc of America Securities, Bear Stearns, BlackRock, Goldman Sachs, Hambrecht & Quist, Jefferies & Co., Lehman Brothers, Merrill Lynch and Robertson Stephens, among others.

Diversified Business Model

The selection of our six target industries, the development of multiple products and services and the establishment of our three revenue-producing business lines—investment banking, sales and trading, and asset management—has created a diversified business model, especially when compared to that of our more specialized competitors. In addition, our target industries have historically performed, in certain respects, counter-cyclically to one another, allowing us to win business and generate fees in various economic and capital markets conditions. Finally, we have been able to balance more volatile revenue streams derived from our investment banking business and our incentive-based asset management fees with the more stable revenue streams tied to sales and trading commissions and base asset management fees.

Small Company and Middle-Market Specialization

We believe that we have established our firm as a leading advisor to small and middle-market companies within our six target industries. Many major financial institutions have systematically reduced their product offerings to growth companies—significantly limiting access to capital and financial advisory services—and have decreased their commitment to growth stock investors seeking investment research. However, we have established ourselves as an active participant in this marketplace. We believe that the extensive experience and far-reaching relationships of our senior professionals, coupled with our proven ability to meet the special transactional and strategic needs of our clients, are significant competitive strengths for our firm. We believe our high degree of concentrated knowledge and skill differentiates us both from newer firms that may be attempting to compete in the middle market and from larger firms that work with small clients only to supplement a core business of serving large-capitalization companies.

Independence

We are an independent firm owned by our managing directors and by outside investors. We are not a part of a larger, diversified financial institution with multiple business objectives. As a result, we are not subject to the conflicts of interest that may challenge major financial services firms with goals that are at times contrary to those of their clients. Many firms that once would have been our peers have since been acquired by diversified financial institutions and have been directed to switch their focus from their core competencies in order to pursue larger-capitalization clients or product cross-selling strategies. We are not subject to such conflicts, and we believe that our existing and prospective clients view us as a provider of independent, conflict-free advice.

Highly Regarded Equity Research Product

Proprietary equity research is the foundation of our business. Our 20 senior research analysts average 10 years of relevant industry experience. As of September 30, 2006, we published equity research on 270 public companies. During their careers, a number of our analysts have received industry recognition for the quality of their research and their stock picking ability, ranking high in polls conducted by the Wall Street Journal, Forbes/Starmine and Greenwich Associates. While many larger firms have restructured their research departments due to economic and regulatory pressures and have significantly reduced coverage of companies below certain market capitalization thresholds, we continue to devote the majority of our resources to smaller-capitalization companies. The number of investment funds and the total assets under management committed to small-cap and mid-cap stocks has grown considerably during the last decade. However, managers of these funds are now presented with fewer sources of independent investment research. We continue to provide objective investment recommendations on small and middle-market companies, and we believe that our institutional investor clients depend on us for informed, fundamental research.

Highly Scalable Asset Management Business

Since our inception, our asset management business has generally produced attractive returns for investors in a variety of economic scenarios. We believe that several of the internally managed funds which we currently operate have produced historical returns that are marketable to institutional investors and high net-worth individuals. We employ a team of marketing professionals that aim to substantially increase assets under management, and believe we currently have the capacity to manage additional assets without a substantial investment in our infrastructure.

In addition to our asset management activities on behalf of our clients, we expect the net proceeds of this offering will enable us to take advantage of principal investment opportunities that may come to our attention through our investment banking or asset management professionals.

Strong Corporate Culture

Our corporate culture is characterized by professionalism, accountability, collegiality and a dedication to client service. We are united by an entrepreneurial spirit and a desire to build a firm that is widely recognized for its excellence. As a growing, midsized business, we are keenly aware of the specific issues faced by our middle-market clients and are motivated to exceed their expectations. We are principally owned and managed by our employees, who are directly and extensively involved in our daily operations. We take a disciplined approach to expansion and have pursued reasoned growth, developing and promoting our existing employees and opportunistically hiring experienced senior individuals. Our firm culture has helped us to attract seasoned professionals from other respected financial services firms and to maintain low attrition, with only five voluntary departures of managing directors since our inception. To a large degree, we attribute our success in profitably growing our firm during and following a three-year securities industry downturn on the strength of our firm’s culture and the dedication of our employees.

Growth Strategy

Our strategy for continued expansion is to enhance our market position as a leading growth-oriented investment bank and asset management firm by leveraging our competitive strengths.

Recruit Experienced and Successful Senior Professionals

We intend to add senior professionals with proven skills and industry relationships on a highly selective basis. Our hiring pattern in a new industry sub-sector typically involves the addition of an experienced senior research analyst to build institutional investor relationships, followed by the hiring of sector-focused investment banking professionals to serve our corporate clients. In both cases, we expect our senior professionals to demonstrate productivity prior to adding significant dedicated support personnel.

Remain Committed to Small and Middle-Market Companies

We believe that the securities industry consolidation over the past decade and the resulting decision by many of our competitors to reassign or eliminate resources previously focused on small and middle-market clients has provided us with a substantial opportunity. It is our intention to maintain our commitment to serving the middle market and the growth economy and to continue to provide corporate clients and institutional investors with proprietary equity research, high quality sales and trading execution, and customized investment banking solutions that meet their unique needs.

Continue to Offer Differentiated, Objective Investment Research

We believe that our sales and trading clients turn to us for timely, differentiated investment advice. Our equity research features proprietary themes and actionable ideas about industries and companies that are not widely evaluated by many other investment banks without our middle-market emphasis. We intend to expand our research franchise by promoting our most promising junior research professionals to senior analyst positions and by recruiting highly regarded senior analysts from peer firms.

Leverage Our Growing Research Franchise to Expand Relationships with Institutional Investors

Many investment banks have reduced equity research coverage and market making activities for companies with market capitalizations below certain thresholds. However, we continue to commit research and sales and trading resources to smaller-capitalization companies with the belief that institutional investors will pay for such specialized knowledge and service. We intend to leverage our research product by increasing the amount of business conducted with our existing sales and trading clients, with the aim of growing total revenues generated per institution. Additionally, we expect our sales and trading professionals to attract new brokerage clients by promoting the value of our equity research and execution services. We may be able to further enhance our sales and trading revenues by selectively recruiting additional sales and trading professionals with established investor relationships.

Continue to Develop Our Investment Banking Relationships

We intend to expand our capital raising and strategic advisory business by continuing to strengthen existing client relationships and by initiating new client relationships. We build our investment banking client relationships by meeting with and learning about the needs of corporate executives, financial sponsors—in particular, private equity and venture capital firms—and other professional service providers who may serve as references for us. We depend on our senior professionals to maintain client relationships and expect them to do so by devoting their full attention to all aspects of a transaction, playing an active role in guiding clients through each process and bringing their industry knowledge and experience to bear to achieve management objectives and stockholder benefits. Our senior investment bankers maintain exceptional client focus both during and following a transaction, leading to a true advisory relationship and a pattern of assisting companies with multiple transactions. We believe that maintaining high levels of repeat business is another way that we can support and grow our investment banking franchise.

Expand the Size and Scope of Our Asset Management Business

We intend to grow our assets under management by attracting additional investors to our existing hedge funds, by starting new industry-focused equity funds that utilize our specific industry expertise, and by expanding into asset classes other than equities, such as structured finance. Moreover, we intend to capitalize on the fundraising capabilities of our in-house marketing group by helping to launch and incubate other promising asset management firms, in which we may also invest for our own account. The objective of these strategies is to diversify both revenue and risk while maintaining the attractive economics of the hedge fund model.

Principal Business Lines

We operate our principal business lines through two subsidiaries, JMP Securities LLC, an SEC-registered broker-dealer and member of the NASD, and JMP Asset Management LLC, an SEC-registered investment adviser.

JMP Securities provides equity research, sales and trading to institutional brokerage clients and capital raising and strategic advisory services to corporate clients. As of September 30, 2006, JMP Securities had 172 full-time employees, including 38 in equity research, 50 in sales and trading, 58 in corporate finance and 26 in operations and administration.

JMP Asset Management is an alternative asset manager that actively manages a family of five hedge funds, two funds of hedge funds, and an externally advised REIT. As of September 30, 2006, JMP Asset Management had 15 full-time employees and $208.2 million in client assets under management, with an additional $25.8 million of our own capital invested in these investment vehicles.

Investment Banking

Our investment banking professionals provide capital raising, mergers and acquisitions transaction and other strategic advisory services to corporate clients. Our investment banking group is composed of 51 professionals, including 19 managing directors with an average of 16 years of relevant industry experience.

Dedicated corporate finance coverage teams serve each of our six targeted industries, enabling our investment bankers to develop expertise in specific markets and to form close relationships with corporate executives, private equity investors, venture capitalists and other key industry participants. We offer our clients a high level of attention from senior personnel and have designed our organizational structure so that the investment bankers who are responsible for securing and maintaining client relationships also actively participate in providing all related transaction execution services to those clients.

By focusing consistently on our target industries, we have developed a comprehensive understanding of the unique challenges and demands involved in executing corporate finance and strategic advisory assignments in these sectors. A significant portion of our corporate finance revenues is earned from small and mid-capitalization public companies, and the balance is earned from transactions with private companies. Our clients may retain us for our advisory and capital raising capabilities early during an accelerated growth phase as a private company and often continue to work with us through an initial public offering or company sale process. We maintain exceptional client focus both during and following a transaction, leading to a true advisory relationship and a pattern of assisting companies with multiple transactions. We believe that our clear expertise and proven capabilities in our six target industries enable us to assume a more prominent role with each subsequent transaction for a particular client. For the nine months ended September 30, 2006, over 39% of our business was executed with repeat clients, an increase from approximately 31% of our transactions for the year ended December 31, 2005 and 24% for the year ended December 31, 2004. Examples of client relationships that have led to multiple transactions include the following:

•

Arbor Realty Trust, Inc. In June 2003, we executed a $120.2 million sole managed private stock offering for the company and then served as co-manager of the company’s $135.5 million initial public offering in April 2004. In 2005 and again in 2006, we acted as placement agent in the issuance of a total of $40.0 million of trust preferred securities for the company.

•

CapitalSource Inc. We acted as co-manager of the company’s $339.7 million initial public offering in August 2003 and a $430.0 million secondary offering in February 2004. Subsequently, in September 2005, we advised the company’s board of directors in its decision to convert its corporate structure to a real estate investment trust, or REIT. Since then, we served as co-book-running manager of a follow-on equity offering, raising $429.3 million in October 2005, acted as placement agent in the issuance of trust preferred securities, raising $100.0 million in November 2005 and served as co-manager of a $413.6 million follow-on equity offering in March 2006,

•

Jameson Inns, Inc. We served as co-manager of the company’s July 2004 follow-on equity offering, raising $82.6 million, and acted as sole placement agent of a September 2005 convertible notes offering by the company, raising $35.0 million. We later acted as exclusive financial advisor to the special committee of the board of directors in the company’s $371.0 million sale to JER Partners, which closed in July 2006.

•

Kenexa Corporation. We served as co-manager of the company’s $69.0 million initial public offering in June 2005 and co-managed two follow-on equity offerings totaling $303.5 million of aggregate gross proceeds, one in March 2006 and another in January 2007. We then served as exclusive financial advisor to the company in its $115.0 million acquisition of BrassRing, which closed in November 2006.

•

OfficeTiger Holdings Inc. We acted as sole placement agent of a $52.3 million private stock offering for the company in June 2004. In September 2005, we served as exclusive financial advisor to the company in the acquisition of MortgageRamp, and we subsequently advised the company on its April 2006 sale to R.R. Donnelley & Sons Company for $250.0 million.

Since our inception in 1999 through September 30, 2006, we have completed 235 investment banking transactions with an aggregate value of $23.5 billion, including 119 public equity offerings raising $15.9 billion, 57 private securities offerings raising $2.5 billion and 59 mergers, acquisitions or advisory engagements with an aggregate value of $5.2 billion.

Corporate Finance

We assist our public and private corporate clients in capital raising activities, which include the underwriting of a wide range of securities, including common, preferred and convertible securities. Our public equity underwriting capabilities include initial public offerings, marketed and overnight follow-on equity offerings. We also act as an agent for private placements of equity and trust preferred securities and arrange private investments in public equity, or PIPE, transactions on behalf of our public company clients. In addition, we arrange registered direct stock offerings, in which we place the equity securities of a public company but do not commit our own capital. We typically place securities with our client base of institutional investors, private equity and venture capital funds and high net-worth investors.

Because our clients are generally high-growth companies, they are frequently in need of new capital. Many of our client relationships develop early, when a client company is still private, in which case we may facilitate private placements of the clients’ securities. Thereafter, if our client prepares for an initial public offering, we are generally considered to act as an underwriter of that stock offering. From the beginning of 2003 through September 30, 2006, we executed 29 initial public offerings, raising $5.9 billion of gross proceeds. We also underwrote 69 follow-on equity offerings, raising $8.5 billion of gross proceeds. Additionally, during this time, we underwrote seven preferred equity offerings totaling $572.2 million in gross proceeds. Since the beginning of 2005, we have expanded our private capital markets effort and believe that there is a significant opportunity to capture additional market share in that area. Since the beginning of 2003, we have executed 23 private placements, including PIPE offerings and Rule 144A private offerings, raising a total of $952.3 million of gross proceeds. In addition, we acted as placement agent for trust preferred securities in 34 transactions and $1.5 billion in gross proceeds. Our ability to structure innovative private offerings and to identify the likely buyers of such offerings makes us a valuable advisor for many small and middle-market companies, as does our industry specialization. We expect that, while the environment for initial public offerings may not be consistently favorable in the future, we should be able to depend on follow-on offerings, PIPEs and registered direct offerings to continue to generate corporate finance revenues.

Our objective is to win the role of bookrunning manager with more consistency in the future, as that role provides the greatest economic opportunity to an underwriter. Moreover, we also expect to win a larger share of the transaction economics in offerings in which we act as a co-manager. We believe that as we are awarded increasingly larger roles as a co-manager, our reputation will grow, leading to an increasing number of bookrunning roles in the future. Additionally, we continue to focus on broadening our participation in equity offerings within our six target industries. We believe that the incremental participation within each sector will enhance our underwriting position and economic standing on future offerings, enabling us to gain further scale as we build our client relationships. The increased frequency in which we serve as a co-manager should lead to more prominent underwriting roles and improved economics on subsequent equity offerings.

Mergers and Acquisitions and Other Strategic Advisory

We offer a wide range of mergers and acquisitions and other strategic advisory services. We provide our advice to management teams and boards of directors of client companies in connection with transactions that typically are of significant strategic and financial importance to these companies. We believe that our success as a strategic advisor stems from our ability to structure and execute complex transactions that create long-term stockholder value.

We work with corporate clients on a broad range of key strategic matters, including mergers and acquisitions, divestitures and corporate restructurings, strategic partnerships and joint ventures, hostile takeover defense strategies, valuations of businesses and assets, and fairness opinions and special committee assignments.

When we advise companies on the potential acquisition of another company or certain assets, our services may include the following:

•	evaluating potential acquisition targets;

•	providing valuation analyses;

•	evaluating and proposing financial and strategic alternatives;

•	rendering, if appropriate, fairness opinions;

•	providing advice regarding the timing, structure and pricing of a proposed acquisition; and

•	assisting in negotiating and closing the acquisition.

When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services may include the following:

•	evaluating and recommending financial and strategic alternatives with respect to a sale;

•	advising on the appropriate sale process;

•	providing valuation analyses;

•	assisting in preparing an offering memorandum or other appropriate sales materials;

•	rendering, if appropriate, fairness opinions;

•	identifying and contacting selected qualified acquirors; and

•	assisting in negotiating and closing the proposed sale.

Because of our focus on innovative and fast-growing companies, we are most often an advisor in company sale transactions, although we are taking steps to create an equilibrium between representing corporate clients as buyers and sellers. We believe that our position as a lead manager or senior co-manager of public and private equity offerings will facilitate the growth of our mergers and acquisitions and advisory businesses, as companies that have been issuers of securities mature and pursue acquisitions or exit events for their investors. We believe we are well-positioned to capitalize on any cyclical upswings in underwriting and mergers and acquisitions activity as a result of the continued expansion of our brand, platform and market presence in our six target industries.

Since inception through September 30, 2006, we have completed 59 mergers and acquisitions and strategic advisory assignments with an aggregate value of $5.2 billion. Because we serve clients at various stages of their corporate development—from emerging growth companies to mature private and public companies—the values of these transactions range in size. Among our notable strategic engagements were the $1.7 billion sale of Transeastern Properties to a joint venture of Technical Olympic USA and the Falcone Group in August 2005 and the sale of Town and Country Homes to Hovnanian Enterprises in March 2005. Both of those transactions were the largest acquisitions of a private homebuilder on record when they occurred. More recently, in July 2006, we served as exclusive financial advisor to a special committee of the board of directors of Jameson Inns in its sale to JER Partners, a $371 million public company buyout transaction. In April 2006, we acted as exclusive financial advisor to OfficeTiger in its sale to R.R. Donnelley & Sons Company in a $250 million transaction. In November 2005, we advised LeadClick Media on its sale to First Advantage Corp. and the First America Corp. for $150 million and, in August 2005, we advised RxCrossroads on its sale to Omnicare for $235 million. In 2005, we completed 18 M&A and other strategic advisory assignments and for the nine month period ended September 30, 2006, we have completed 15 such assignments.

Sales and Trading

Our sales and trading operation distributes our equity research product and communicates our proprietary investment recommendations to our growing base of institutional investors. In addition, our sales and trading staff executes equity trades on behalf of our clients and sells the securities of companies for which we act as an underwriter. As a result, we depend on our institutional salespeople and traders to share our comprehensive industry knowledge, unique insight and dedication to the highest levels of service.

Our salespeople and traders are located in each of our four office locations: San Francisco, New York, Boston and Chicago. Our sales and trading platform includes 46 professionals, including 21 managing directors with average industry experience of 18 years. We have established a broad institutional client base characterized by longstanding relationships, which have been developed through a consistent focus on the investment and trading objectives of our clients. Our sales and trading professionals work closely with our equity research staff to provide insight and differentiated investment advice to more than 500 institutional clients nationwide. For the nine months ended September 30, 2006, we have traded an average of approximately 5.3 million shares per day compared to an average of approximately 3.2 million shares per day for the year ended December 31, 2005 and an average of 2.6 million shares per day for the year ended December 31, 2004.

Despite the recent trend of a general industry-wide decline in commission rates, our brokerage revenues have continued to grow. We believe this reflects the fact that our institutional clients value our specialized services, including our proprietary, idea-driven research, industry and sector-specific trading expertise, and access to corporate finance transactions. Our specialization in small and middle-market companies within our targeted industries allows our sales and trading staff to develop a thorough understanding of the dynamics of these sectors and their constituent companies. Our research analysts also maintain active contact with our institutional client base, and frequent communication between our research department and our salespeople and traders enables us to provide investors with the most current, informed investment advice. We plan to grow our sales and trading activities by increasing the frequency and number of trades for current clients and by developing new client relationships through the efforts of our existing professionals or of other professionals we recruit, who may have additional client relationships. We regularly identify and contact additional institutional investors that may be interested in our research and sales and trading services.

Our objective is to be the preeminent equity sales firm within the industry segments we cover and to be a leading trader of the equity securities of the companies in those industries, with particular emphasis on the stocks of companies for which we have acted as a lead or co-managing underwriter. We seek to combine timely sales coverage and responsive trading execution with our research products to benefit our clients, increase our recognition among institutional investors and generate higher commissions.

Our sales and trading personnel are also central to our ability to market equity offerings and provide stabilization and after-market support. Our equity capital markets group manages the syndication, marketing, execution and distribution of equity offerings. Our syndicate activities include managing the marketing and order-taking process of underwritten transactions, after-market stabilization and initial market making. Our syndicate staff is also responsible for developing and maintaining relationships with the syndicate departments of other investment banks. Our corporate and venture services group manages share repurchase programs, structured buying and selling programs, and sales of restricted securities for corporate clients and financial sponsors.

As an additional service to our clients, we frequently arrange non-deal road show meetings between public company management teams and institutional investors in order to increase institutional investor knowledge about the businesses of these companies. These meetings in turn assist our corporate clients in developing their investor relations efforts.

Equity Research

Our equity research is the foundation of our firm. Our research department is comprised of 20 senior research analysts, including 11 managing directors with an average of 13 years of industry experience, and a total of 37 research professionals who as of September 30, 2006, publish investment recommendations on 270 public companies.

Our equity research focuses on our six target industries—business services, consumer, financial services, healthcare, real estate and technology—and the following sectors underlying each industry:

Business Services • Business and Professional Services • Data and Information Services • Financial Processing and Outsourcing	Consumer • Lifestyle Retailing and Products	Financial Services • Consumer Finance • Mortgage Finance • Specialty Finance

Healthcare • Biotechnology • Healthcare Information Technology • Healthcare Services • Medical Devices	Real Estate • Hotels and Resorts • Housing • Housing Supply Chain • Property Services • Specialty REITs	Technology • Communications Equipment • Consumer Technology • Digital Media • Industrial Technology • Internet • Semiconductors • Software

As of September 30, 2006, approximately 82% of the stocks under our research coverage had market capitalizations under $5 billion, and were divided among our target sectors as follows:

We believe that objective, fundamental analysis provides the basis for value-added equity research. We believe we distinguish ourselves in the marketplace by providing differentiated, high-quality research to institutional investors. In order to develop and effectively communicate our specialized understanding of our target industries, we typically recruit research professionals with substantial Wall Street experience or, from time to time, we draw highly skilled individuals from a corporate setting who possess significant industry knowledge and technical expertise.

Our research department is charged with developing proprietary investment themes, anticipating secular and cyclical changes, and producing action-oriented reports that will assist our clients with their investment decisions. Our analysts cultivate proprietary sources of information in order to refine their quantitative and qualitative assessments. Our objective is to provide clients with a clear understanding of industry-specific and company-specific issues that can impact their portfolio returns.

To facilitate dialogue and foster relationships among our brokerage clients and leading growth companies in our target industries, we host regular research conferences, which we believe serve as valuable occasions for corporate executives to interact with existing and prospective institutional stockholders.

Asset Management

The goal of our asset management business is to increase client assets under management and to provide investors with attractive absolute returns. We intend to grow our assets under management by attracting additional investors to our existing hedge funds, by starting new industry-focused equity funds that utilize our specific industry expertise, and by expanding into asset classes other than equities, such as structured finance. Moreover, we intend to capitalize on the fund raising capabilities of our in-house marketing group by helping to launch and incubate other promising asset management firms, in which we may also invest for our own account. The objective of our multiple strategies is to diversify both revenue and risk while maintaining the attractive economics of the hedge fund model. We view asset management as an attractive business due to its high margins and the recurring nature of its fee-based revenues, as well as its dependence on intellectual capital, which we believe is less susceptible to competitive threats from larger financial institutions.

Through JMP Asset Management, we actively manage a family of five hedge funds, two funds of hedge funds and an externally advised REIT. As of September 30, 2006, we had a total of $208.2 million in client assets under management (including employees and portfolio managers) and had an additional $25.8 million of our own capital invested in these vehicles. At that time, JMP Asset Management had a total of 15 employees, including seven portfolio managers with an average of 16 years of relevant industry experience. Among our employees are three senior professionals who work in a fund marketing capacity and have extensive experience in raising capital for hedge and other investment funds. One was most recently co-head of the private client group at BlackRock; another managed private client assets for RCM Capital Management; and the third was previously a managing director at Banc of America Securities. In addition to promoting our own hedge fund products, our fund marketing professionals, through a relationship with JMP Securities, also assist unaffiliated funds on a contract basis in their structuring and placement activities. In connection with these activities, we have invested in certain funds managed by unaffiliated third parties.

Joseph A. Jolson, our chairman and chief executive officer, manages our largest group of hedge funds, Harvest Opportunity Partners II, which had combined client assets under management of $89.6 million at September 30, 2006. These funds utilize a market-neutral strategy, investing in U.S. equities which are believed to be temporarily mispriced and likely to experience a price correction in the six to 12 months following our purchase of the stock. Following a period of peak assets under management of more than $500 million in October 2004, Harvest Opportunity Partners II experienced material redemptions because of unsatisfactory performance. However, performance has since stabilized, and we now believe that the funds’ long-term returns should again be marketable to institutional investors and high net-worth individuals.

In addition, we manage four other hedge funds under the Harvest name, which had a total of $34.7 million in client assets under management at September 30, 2006. They are Harvest Value Income Plus, L.P., a long-biased strategy that seeks to return income and capital appreciation; Harvest Small Cap Partners, L.P., a directional strategy that focuses on U.S. equities with market capitalizations of less than $2.5 billion; and Harvest Consumer Partners, L.P., and Harvest Technology Partners, L.P., both sector-specific, directional U.S. equities strategies that were launched in 2006.

We also manage two funds of hedge funds under the Saw Island name. Saw Island Asset Management Fund, L.P. invests in established hedge funds and Saw Island Emerging Managers Fund, L.P. invests in early stage hedge funds. Collectively, our Saw Island Funds had $81.9 million in client assets under management at September 30, 2006.

In the second quarter of 2006 we formed JMP Realty Trust Inc., a privately held mortgage REIT, which we expect will allow us to leverage our financial services and real estate industry expertise and to provide attractive risk-adjusted returns to investors through opportunistic real estate-related investments. As part of its formation, investors initially committed $20.0 million of capital to JMP Realty Trust, of which we committed $10.0 million and third parties and certain of our employees committed $10.0 million. As of September 30, 2006, a total of $4.0 million in capital had been drawn, $2.0 million from us and $2.0 million from other parties. JMP Realty Trust is externally advised and managed by JMP Realty Advisors LLC, an affiliate of JMP Asset Management. Peter T. Paul, an independent member of our board of directors, is chairman of the board of directors of JMP Realty Trust.

In addition to engaging in asset management activities on behalf or our clients, we intend to take advantage of proprietary principal investment opportunities that we expect to originate through our investment banking professionals. In the course of advising clients on strategic or private capital raising transactions, our investment bankers routinely identify opportunities to commit our own capital to transactions in which we are acting as an agent. Historically, we did not have sufficient funds to consistently make such principal investments and did so rarely. Nonetheless, we did invest in a venture debt business that we helped to structure and for which we raised outside capital. In this instance, we identified an experienced senior executive team, worked with these individuals to craft a business plan, provided a portion of the seed capital and participated in a private stock offering. Since then, this company has executed an initial public offering, and we have generated a compelling return on our investment. We anticipate making similar principal investments more routinely after this offering. We have executed more than 70 investment banking transactions in each of the past two years and expect to generate similar or increased volumes in the future. Many of these transactions may afford us the opportunity to make principal investments, and we believe that we will be able to commit our capital in selected cases and earn an attractive return on our investment.

Competition

All areas of our business are subject to a high level of competition. The principal competitive factors influencing our business include the ability of our professionals, industry expertise, client relationships, business reputation, market focus, and product capabilities, and quality and price of our products and services.

Since the mid-1990s, there has been substantial consolidation among U.S. and global financial institutions. In particular, a number of large commercial banks, insurance companies and other diversified financial services firms have established or acquired broker-dealers or have merged with other financial institutions.

Currently, our competitors are other investment banks, brokerage firms, merchant banks and financial advisory firms. Our focus on our six target industries also subjects us to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to these several industries.

Many of these firms have the ability to offer a wider range of products than we do, including loans, deposit-taking and insurance, in addition to brokerage, asset management and investment banking services, all of which may enhance their competitive position relative to us. These firms also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in downward pricing pressure in our businesses. This trend toward consolidation has significantly increased the capital base and geographic reach of our competitors. These larger and better-capitalized competitors may be better able than we are to respond to changes in the investment banking industry, to recruit and retain skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

In addition, the trend in the equity underwriting business toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry, and may lead to lower average transaction fees. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices. We face strong competition from far larger firms in part due to a trend toward financial industry consolidation.

We face a high level of competition in recruiting and retaining experienced and qualified professionals. The success of our business and our ability to continue to compete effectively will depend significantly upon our continued ability to retain and incentivize our existing professionals and attract new professionals.

As we seek to expand our asset management business, we face competition in the pursuit of investors for our investment funds, in the identification and completion of investments in attractive portfolio companies, and in the recruitment and retention of asset management professionals.

Risk Management and Compliance

As an investment bank, risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. The principal risks we face are credit, market, liquidity, legal, reputational and operational risks. We apply quantitative analysis and sound practical judgment before transactions occur to ensure that appropriate risk mitigants are in place. We accomplish this objective by allocating the usage of capital to each of our businesses, establishing trading limits and setting credit limits for individual counterparties. Our focus is balancing risk and return. We seek to achieve adequate returns from each of our businesses commensurate with the risks they assume. Nonetheless, the effectiveness of our approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, increases in our credit exposure to customers and counterparties, and increases in general systemic risk.

Regulation

As a participant in the financial services industry, we are subject to complex and extensive regulation of most aspects of our business by U.S. federal and state regulatory agencies, self-regulatory organizations, and securities exchanges. The laws, rules and regulations comprising the regulatory framework are constantly changing, as are the interpretation and enforcement of existing laws, rules and regulations. The effect of any such changes cannot be predicted and may direct the manner of our operations and affect our profitability.

Our broker-dealer subsidiary, JMP Securities, is subject to regulations governing every aspect of the securities business, including the execution of securities transactions, capital requirements, record-keeping and reporting procedures, relationships with customers, including the handling of cash and margin accounts, the experience and training requirements for certain employees, and business procedures with firms that are not members of these regulatory bodies.

JMP Securities is registered as a securities broker-dealer with the SEC and is a member of the NASD. The NASD is a self-regulatory body composed of members such as our broker-dealer subsidiary that have agreed to abide by the rules and regulations of the NASD. The NASD may expel, fine and otherwise discipline member firms and their employees. JMP Securities is also licensed as a broker-dealer in each of the 50 states, requiring us to comply with the laws, rules and regulations of each state. Each state may revoke the license to conduct a securities business, fine and otherwise discipline broker-dealers and their employees.

JMP Securities is also subject to the SEC’s Uniform Net Capital Rule, Rule 15c3-1, which may limit our ability to make withdrawals of capital from our broker-dealer subsidiary. The Uniform Net Capital Rule sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. In addition, JMP Securities is subject to certain notification requirements related to withdrawals of excess net capital.

We are also subject to the USA PATRIOT Act of 2001, which has imposed new obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and customer verification, and other compliance policies and procedures. The conduct of research analysts is also the subject of rule-making by the SEC, the NASD and the federal government through the Sarbanes-Oxley Act. These regulations require certain disclosures by, and restrict the activities of, research analysts and broker-dealers, among others. Failure to comply with these new requirements may result in monetary, regulatory and, in the case of the USA PATRIOT Act, criminal penalties.

Our asset management subsidiary, JMP Asset Management, is an SEC-registered investment adviser, and accordingly subject to regulation by the SEC. Requirements under the Investment Advisors Act include record-keeping, advertising and operating requirements, and prohibitions on fraudulent activities.

Various regulators, including the SEC, the NASD and state securities regulators and attorneys general, are conducting both targeted and industry-wide investigations of certain practices relating to the asset management industry, including marketing, sales practices, breakpoint discounts, late trading, market timing and market and compensation arrangements. These investigations, which have been highly publicized, have involved mutual fund companies, broker-dealers, hedge fund investors and others.

In addition, the SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretive guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices.

Accounting, Administration and Operations

Our accounting, administration and operations personnel are responsible for financial controls, internal and external financial reporting, compliance with regulatory and legal requirements, office and personnel services, management information and telecommunications systems and the processing of our securities transactions.

Our employees perform most of these functions, other than (i) our human resources administration and payroll and benefits administration and processing, which are performed by an unaffiliated human resources outsourcing provider, Gevity HR, Inc.; and (ii) our clearing operations, which are currently performed by Automatic Data Processing, Inc. All of our data processing functions are performed by our management information systems personnel. We believe that our continued future growth will require implementation of new and enhanced communications and information systems and training of our personnel or the hiring of an outsourced provider to operate such systems. Any difficulty or significant delay in the implementation or operation of new systems or the training of personnel could harm our ability to manage growth.

Legal and Regulatory Proceedings

As we grow our business, we may in the future become involved in litigation in the ordinary course of our business, including litigation, both private sector and government/regulatory, material to our business. For example, because we act as an underwriter or a financial advisor in the ordinary course of our business, we may be subjected to class action claims that seek substantial damages. In addition, defending employment claims against us could require the expenditure of substantial resources. Regulatory agencies, including the SEC and NASD, plus states’ attorneys general, may and have also served notice of requests for information and other data from time to time. We cannot make any assurances that such inquiries will not result in further proceedings or litigation. Such proceedings and such litigation are inherently uncertain and ultimate resolution of such could be determined by factors outside of our control. However, we do not believe that we have any material legal or regulatory proceedings currently pending or threatened against us.

Employees

As of September 30, 2006, we employed 187 people. None of our employees is subject to any collective bargaining agreements, and we believe our relationship with our employees to be satisfactory.

Properties

We occupy four main offices, with a headquarters located in San Francisco, and additional offices in New York, Boston, Atlanta and Chicago, all of which are leased. Our San Francisco headquarters is located at 600 Montgomery Street and comprises approximately 37,650 square feet of leased and subleased space, pursuant to lease agreements expiring in 2011. In New York, we lease approximately 9,940 square feet at 450 Park Avenue pursuant to a lease agreement expiring in 2011. Our Boston office is located at 265 Franklin Street and consists of approximately 2,490 square feet of leased space pursuant to a lease agreement expiring in 2007. In Atlanta, we lease approximately 300 square feet at 4200 Northside Parkway, pursuant to a lease expiring in 2007. In Chicago, we sublease approximately 240 square feet at 200 South Wacker Drive pursuant to a sublease agreement expiring in 2008. From time to time in the future, we expect the need for additional office space, particularly in San Francisco.

MANAGEMENT

Board of Directors, Executive Officers and Key Employees

We provide below information concerning the members of our board of directors, our executive officers and other key employees. We expect to appoint additional directors over time who are not our employees or otherwise affiliated with our management.

Name	Age	Titles

Directors and Executive Officers
Joseph A. Jolson	48	Director; Chairman and Chief Executive Officer; Chief Executive Officer of JMP Asset Management
Peter T. Paul	62	Director
Edward J. Sebastian	59	Director
Craig R. Johnson	52	Director; President
Carter D. Mack	44	Director; Co-President of JMP Securities; Director of Investment Banking of JMP Securities
Mark L. Lehmann	42	Director; Co-President of JMP Securities; Director of Equities of JMP Securities
Thomas B. Kilian	41	Chief Financial Officer

Key Employees
Maureen McCarthy	43	Director of Trading of JMP Securities
Chantal Miklosi	36	Chief Financial Officer of JMP Securities and JMP Asset Management
Gil Mogavero	51	Chief Compliance Officer
Jeffrey H. Spurr	49	Director of Institutional Sales of JMP Securities
Janet L. Tarkoff	39	Chief Legal Officer
James F. Wilson	44	Director of Research of JMP Securities

Joseph A. Jolson co-founded JMP Group LLC in 1999, and is our chief executive officer, the chairman of the board of directors, and a member of our executive committee. Mr. Jolson is also the chief executive officer of JMP Asset Management, JMP Realty Trust and is a portfolio manager of Harvest Opportunity Partners II, L.P., our largest hedge fund. Previously, Mr. Jolson was a senior managing director and senior research analyst at Montgomery Securities, now Banc of America Securities, for 15 years. Prior to that, he was a consulting research analyst at Fidelity Management and Research in Boston in 1983 and 1984 and at Donaldson, Lufkin & Jenrette in New York from 1980 through 1982. Mr. Jolson was named to Institutional Investor magazine’s All-America Research Team for 10 consecutive years, between 1986 and 1995 for his coverage of the savings and loan industry and was also selected as an All-Star Analyst by the Wall Street Journal in the financial services category in 1996 and 1997. Additionally, he was ranked as a top-five thrift analyst every year from 1985 through 1994 by Greenwich Associates. Mr. Jolson received an MBA degree with distinction from The Wharton School at the University of Pennsylvania and a BA degree from Yale University.

Peter T. Paul serves as a member of our board of directors. Mr. Paul is the president of Paul Financial, LLC, a mortgage banking company he founded in 2003, and the owner and chairman of Grove Street Winery. Previously, Mr. Paul was chief executive officer of Headlands Mortgage Company, a residential mortgage banking firm which he founded in 1986, took public in 1998 and merged with Greenpoint Financial Corporation in 1999. Following the merger, Mr. Paul served as vice chairman of Greenpoint Financial, president and chief executive officer of Greenpoint Mortgage, and subsequently as president and chief executive officer of Greenpoint Credit. Mr. Paul resigned from the board of directors of Greenpoint Financial in July 2003. Mr. Paul is chairman of the board of directors of JMP Realty Trust Inc., chairman of the board of directors of Sequoia National Bank and chairman of the board of directors of the Headlands Foundation, a non-profit organization he founded in 1996. Mr. Paul was the recipient of Ernst and Young’s Financial Services Entrepreneur of the Year Award in 1999. Mr. Paul received a MBA degree from Boston University and a BA degree from the University of New Hampshire.

Edward J. Sebastian serves as a member of our board of directors. Mr. Sebastian is the founder, chairman and chief executive officer of SMR Group LLC, a private equity investment firm located in Newport Beach, California. Mr. Sebastian is the former chairman and chief executive officer of Resource Bancshares Mortgage Group, a residential mortgage company headquartered in Columbia, South Carolina, founded by Mr. Sebastian as a division of Republic National Bank in May 1989. Resource Bancshares Mortgage Group went public in 1993 and merged with NetBank, Inc., of Atlanta, Georgia, in March 2002. Prior to that, Mr. Sebastian was vice chairman of Bankers Trust of South Carolina and corporate executive vice president of NCNB Corporation, which are both now part of Bank of America. Mr. Sebastian is a current member of the board of directors of the South Financial Group, a financial institution headquartered in Greenville, South Carolina, and is currently active on the boards of advisors of various venture capital funds, including Baker Communication Fund of New York, New York, and Vaxa Capital of Greenville, South Carolina. Mr. Sebastian received a BS degree from Pennsylvania State University.

Craig R. Johnson joined us in January 2002 and is president of JMP Group and a member of our executive committee. Mr. Johnson also serves as a member of our board of directors. He previously served as President of JMP Securities from January of 2002 to January of 2007. Mr. Johnson was a founding member of Saw Island Asset Advisors, LLC, an alternative investment firm specializing in hedge fund investments which was acquired by JMP Asset Management in January 2003. Prior to founding Saw Island Asset Advisors, Mr. Johnson spent 20 years, 1980 through 2000, at Montgomery Securities, now Banc of America Securities, most recently as director of global institutional sales and a member of the firm’s executive committee. Mr. Johnson serves on the board of directors of Corticon Technology, a rules-based enterprise software platform for decision management. Mr. Johnson received a BA degree from Stanford University.

Carter D. Mack, a co-founder of JMP Group LLC, is director of investment banking and co-president of JMP Securities and is a member of our executive committee. Mr. Mack also serves as a member of our board of directors. Prior to co-founding JMP Group, Mr. Mack was a managing director in the financial services group at Montgomery Securities, now Banc of America Securities, for three years, where he focused on corporate finance and mergers and acquisitions for finance companies, depository institutions and other financial intermediaries. Mr. Mack also spent five years working with financial institutions in the investment banking group at Merrill Lynch, two years in corporate finance at Security Pacific Corp. and three years in strategic planning at Union Bank of California. Mr. Mack received a MBA degree from the UCLA Anderson School of Management and a BA degree from the University of California, Berkeley.

Mark L. Lehmann joined us in October 2003, is director of equities and co-president of JMP Securities and is a member of our executive committee. Mr. Lehmann also serves as a member of our board of directors. Previously, Mr. Lehmann was a managing director at U.S. Bancorp Piper Jaffray, where he initiated and managed the firm’s middle-market sales effort. He previously served as both the global director of institutional sales and the global director of equity research at Banc of America Securities after serving as an institutional salesperson at the firm and its predecessor, Montgomery Securities, for 10 years. Mr. Lehmann was also a founding partner of Baypoint Trading, a provider of trading execution services to investment managers. Mr. Lehmann received a JD degree from the New York University School of Law and a BA degree from the University of Illinois. He is a certified public accountant.

Thomas B. Kilian joined us in April 1999 and is a managing director and chief financial officer of JMP Group. From 1998 to 1999, Mr. Kilian was in the investment banking group at Montgomery Securities, now Banc of America Securities, focusing on corporate finance matters for financial services clients. From 1992 until 1996, Mr. Kilian served as an assistant vice president in Deutsche Bank’s corporate development group in Frankfurt, Germany, focusing on strategic planning and business development. Mr. Kilian holds a MBA degree from Stanford University and a masters degree in industrial engineering from Karlsruhe University in Germany.

Key Employees

Maureen McCarthy joined us in April 2004 and is a managing director and director of trading. Previously, Ms. McCarthy spent six years, from 1996 through 2002, at Robertson Stephens, most recently a managing director and head of trading. From 1990 to 1996, Ms. McCarthy was a principal and NASDAQ trader at Montgomery Securities, now Banc of America Securities. Ms. McCarthy began her career as a NASDAQ trader with Kidder Peabody in 1987. Ms. McCarthy received a BA degree from Vassar College.

Chantal Miklosi joined us in January 2005 and is a managing director and chief financial officer of JMP Securities and JMP Asset Management. Previously, Ms. Miklosi served as a senior finance executive for Orrick, Herrington & Sutcliffe LLP, a national law firm. She was previously senior director of financial planning and analysis at Versata, a publicly traded software company, where in addition to overseeing finance functions she was responsible for investor relations and sales operations. Additionally, Ms. Miklosi has five years of experience as an investment banker, having worked at both Thomas Weisel Partners and Montgomery Securities. Ms. Miklosi received a MBA degree from the University of Western Ontario, Ivey School of Business and a BBA degree from HEC Montreal.

Gil Mogavero joined us in January 2000 and is a managing director and chief compliance officer. Previously, Mr. Mogavero was vice president of Mitchum, Jones & Templeton, Inc., where he was head of compliance and operations and where he also served as chief financial officer and chief administrative officer. Before that, Mr. Mogavero served as the director of compliance and operations at Volpe, Welty & Company, where he established the firm’s brokerage operation, compliance functions and communications infrastructure and oversaw the department for ten years. Mr. Mogavero has more than 25 years of experience in compliance and operations at various securities firms, including Robertson Stephens, Donaldson, Lufkin & Jenrette and Oppenheimer & Co., Mr. Mogavero received a BA degree from the Parsons School of Design.

Jeffrey H. Spurr joined us in October 2003 and is a managing director and director of institutional sales. Previously, Mr. Spurr was a vice president in equity sales at Morgan Stanley with coverage of major west coast institutional clients. Before that, he served as a managing director in institutional sales at NationsBanc Montgomery Securities, now Banc of America Securities. Mr. Spurr was formerly a portfolio manager of Reindeer Capital, L.P. and the general partner of The Steelhead Fund, L.P. Mr. Spurr received a MBA degree from the Amos Tuck School of Business Administration at Dartmouth College and a BA degree from the University of Vermont.

Janet L. Tarkoff joined us in July 2003 and is a managing director, general counsel of JMP Securities and JMP Asset Management and will serve as our chief legal officer. Previously, Ms. Tarkoff was associate general counsel at Thomas Weisel Partners and was responsible for legal matters regarding its asset management and fund activities. Ms. Tarkoff was also a corporate attorney with Winston & Strawn in Chicago, served as counsel to Montgomery Securities, now Banc of America Securities, and practiced as a litigation attorney. Ms. Tarkoff received a JD degree from U.C. Hastings College of the Law and a BA degree from Pepperdine University.

James F. Wilson joined us in December 1999 and is a managing director, director of research and senior research analyst. Previously, Mr. Wilson was a managing director and senior research analyst at Jefferies & Company, Inc. for four years. From 1989 through 1996, Mr. Wilson served as a senior research analyst in the real estate and building group at Montgomery Securities, now Banc of America Securities, most recently as managing director. Mr. Wilson has also worked at Sutro & Company as a research analyst covering companies in the financial services, business services and real-estate industries. In 2003, 2004, 2005 and 2006, Mr. Wilson was included in the annual “Best on the Street” analyst survey conducted by the Wall Street Journal, ranking as a top-five stock picker in the home construction category each year. Mr. Wilson holds a BA degree from Whitman College.

Board Composition

Upon the completion of this offering, our board of directors will consist of the following members: Messrs. Jolson, Johnson, Lehmann and Mack, as well as two independent directors, Peter T. Paul and Edward J. Sebastian.

Our board of directors has determined that Mr. Sebastian and Mr. Paul are independent directors as defined by the SEC and NYSE rules. Therefore, upon completion of this offering, we will have a board of directors that will be compliant with the independence criteria for boards of directors during the transition periods provided to newly public companies under the applicable rules of the NYSE and the SEC. Within the required time period following this offering, we will appoint additional directors who will meet the independence standards established by the applicable rules of the SEC and the NYSE.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, our certificate of incorporation will be amended to divide our board of directors into three classes, with each class of directors serving for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in the class will be up for election for a three-year term at the annual meeting of stockholders to be held in the year in which their term expires.

Director Compensation

We do not intend to pay directors who are also our employees any additional compensation for serving as a director. For non-employee directors, we intend to reimburse customary expenses of the directors for attending board, committee and stockholder meetings. All compensation of our non-employee directors will be established by our board of directors following this offering. We do not intend to offer retirement benefits to non-employee directors.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Upon completion of this offering, our board of directors will have an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee and may from time to time establish other committees to facilitate the management of our business.

Audit Committee

Upon completion of this offering, Mr. Sebastian and Mr. Paul will serve on the audit committee as independent directors, in accordance with the SEC and NYSE rules. We will appoint one additional independent director to our audit committee within the time period permitted by the applicable rules of the SEC and NYSE. Mr. Sebastian is an audit committee financial expert within the meaning of the rules of the SEC. The audit committee will be responsible for reviewing and reporting to the board of directors on the internal accounting and financial controls for us and on the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The audit committee will also be responsible for the engagement and oversight of our independent registered public accounting firm, review the scope of the audit to be undertaken by such auditors and pre-approve of any audit and permitted non-audit services provided by such auditors.

Our board of directors will adopt a written charter for the audit committee, which will be available on our website upon completion of this offering.

Compensation Committee

Mr. Sebastian and Mr. Paul will serve as the independent directors on the compensation committee, in accordance with the NYSE rules. We will appoint one additional independent director to our compensation committee within the time period permitted by the applicable rules of the NYSE. The compensation committee is responsible for reviewing and, as it deems appropriate, recommending to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees, including the determination in its discretion of the amount of annual bonuses, if any, for our managing directors and other professionals, and the establishment and administration of employee benefit plans. The compensation committee will exercise all authority under our employee equity incentive plans and will advise and consult with our officers as may be requested regarding managerial personnel policies.

Our board of directors will adopt a written charter for the compensation committee, which will be available on our website upon consummation of this offering.

Corporate Governance and Nominating Committee

Mr. Sebastian and Mr. Paul will serve as the independent directors on the corporate governance and nominating committee, in accordance with the NYSE rules. We plan to appoint one additional independent director to our corporate governance and committee within the time period permitted by and in compliance with the applicable rules of the NYSE. The corporate governance and nominating committee will be responsible for identifying and recommending nominees to our board of directors and overseeing compliance with our corporate governance guidelines.

Our board of directors will adopt a written charter for the corporate governance and nominating committee, which will be available on our website upon completion of this offering.

Executive Committee

The executive committee is comprised of Messrs. Jolson, Johnson, Lehmann and Mack. The executive committee exercises the authority of our board of directors between meetings of the full board of directors (other than such authority as is reserved to the audit committee, the compensation committee, the corporate governance and nominating committee or the full board of directors).

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to provide strong incentives to our executive officers to effectively lead and manage our business to achieve our growth strategy. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals. We refer to our chief executive officer, our chief financial officer and our three other most highly compensated executive officers during 2006 as our named executive officers.

A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides the greatest incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities, contingent upon performance, that are competitive with practices of other similar investment banking firms. We are committed to utilizing the executive compensation program to maintain our ownership culture and to broaden executive ownership over time. We strongly believe that the cash and equity components of our compensation plans will align the interests of our named executive officers with our stockholders and will promote long-term stockholder value creation.

Determination of Compensation

In allocating compensation to our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution, business unit performance and compensation recommendations of the executive committee. Our board of directors has delegated to our executive committee the primary authority to determine and recommend compensation of our named executive officers. After the completion of this offering, our board of directors will delegate to our compensation committee the primary authority to determine and recommend executive compensation, with the advice of the executive committee. We may utilize third-party compensation surveys to provide industry data to better support our determination of the key elements of our named executive officer compensation program. In 2006, the executive committee utilized data from the McLagan Surveys in order to determine competitive compensation levels. This industry data consists of salaries and other compensation paid by other investment banking firms to executives in positions comparable to those held by our named executive officers.

Compensation Components

In 2006, we operated as a limited liability company that was substantially owned by our managing directors. The key components of the named executive officer compensation program for 2006 were base salary, potential bonus, profit allocations on membership interests, and interest paid on member’s capital. Upon completion of this offering, we will operate as a corporation, and we anticipate that the key components of our named executive officer compensation program will be base salary, cash bonus and equity-based awards. We expect that our annual total compensation and benefits, including that payable to our named executive officers, but excluding equity awards granted prior to and in connection with this offering, will be approximately 60% of revenues each year. However, we retain the discretion to change this percentage in the future.

Base Salary

Consistent with industry practice, the base salaries for our named executive officers accounts for a relatively small portion of their overall compensation. We believe that such salaries are accepted in the industry and the potential for substantial bonus compensation is seen by such persons as the more important component. Further, we believe in a model of low fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Named executive officer base salaries and subsequent adjustments, if any, are expected to be determined by the compensation committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

Cash Bonus

Cash bonus compensation has been a key component of our executive compensation program. Our executive committee has in the past awarded, and our compensation committee will in the future award, discretionary cash bonuses based on a number of variables that are linked to our overall and their individual performance. We did not pay cash bonuses to our named executive officers, other than Mr. Lehmann and Mr. Kilian, because our historical practice was to award bonuses to the members of the executive committee only if: (i) there was a residual amount available in the compensation bonus pool after awarding bonuses to other employees, and (ii) payment of bonuses to the members of the executive committee would enable us to remain within our targeted compensation ratio. In 2006, there was no such residual amount available. However, we awarded cash bonuses to Mr. Kilian and Mr. Lehmann on the basis of their contribution to our business and revenue production.

In the future we expect to continue our practice of awarding bonuses at the discretion of the compensation committee, which will focus on the company’s operating performance, each individual’s contribution to revenue, to the performance of the individual’s particular business unit and to the company’s business development.

In addition, we may make cash payments to our named executive officers pursuant to future grants of profit interests in JMP Group LLC or its operating subsidiaries under a profit interest plan. Any distributions under such profit interests to managing directors under the plan will be included in the aggregate compensation to revenues calculation, which will be approximately 60% following completion of this offering. The 60% compensation to revenues ratio will excluding non-cash compensation expenses relating to equity awards made prior to and in connection with this offering. We will retain the right to change the terms and conditions of grants of profit interests at any time.

We will establish a compensation plan prior to this offering that provides for the payment of cash bonuses to our employees, including our named executive officers. Such cash bonuses may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code, or the Code, as deductible compensation expenses for a public company. However, we intend to rely on an exemption from Section 162(m) of the Code for a plan adopted prior to the time such company becomes a public company. This pre-IPO exemption will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan. Assuming that we consummate this offering in 2007, the pre-IPO exemption will expire on the date of our 2011 annual meeting. Subsequent to the expiration of this pre-IPO plan exemption, we intend to pay cash bonuses in a manner that qualifies for a performance based compensation exemption under Section 162(m).

Equity Awards

Historically, equity awards have not comprised a significant portion of our named executive officers’ total compensation. In 2006, we did not grant any equity-based awards to our named executive officers because we had already awarded significant option grants to our named executive officers in 2005 and most of our named executive officers already held a significant equity ownership interest in our company. Upon our corporate reorganization, however, we expect that equity-based awards will play an increasing role in the compensation of certain of our named executive officers in order to ensure that they have a large ownership stake in the company. Under our 2007 Equity Incentive Plan, our compensation committee will have the discretion to grant stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights.

Interest on Capital and Profit Distributions on Membership Interests

Prior to the completion of this offering, we operated as a limited liability company, and our managing directors, which include our named executive officers, received interest on capital and certain pro-rata distributions of profit. Managing directors received interest payments equal to the Prime rate plus 100 basis points on their net capital contributions. In addition, we paid a portion of our named executive officers’ compensation in the form of profit allocations and distributions on their membership interests. The payment of profit allocations and distributions was made on a pro rata basis in relation to the ownership interest of each named executive officers. Upon our corporate reorganization, we will no longer pay interest on capital. In addition, after the corporate reorganization, any dividends we declare on our common stock paid to our named executive officers in their capacity of stockholders will not be considered compensation.

Other Compensation

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Summary Compensation Table

The information below describes the components of the total compensation of the Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, based on total compensation for the year ended December 31, 2006.

(Dollars as shown)	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total

Joseph A. Jolson	2006	$36,000	—	$10,400	$2,208,476	$2,254,876
Chairman and Chief Executive Officer

Thomas B. Kilian	2006	$100,000	$500,000	$1,040	$147,734	$748,774
Chief Financial Officer

Craig R. Johnson	2006	$100,000	—	$6,656	$851,432	$958,088
President

Mark L. Lehmann	2006	$100,000	$250,000	$4,160	$624,982	$979,142
Director of Equities and Co-President of JMP Securities

Carter D. Mack	2006	$100,000	—	$8,320	$1,061,260	$1,169,580
Director of Investment Banking and Co-President of JMP Securities

(1)	Reflects the compensation expense related to prior option awards recognized for the year ended December 31, 2006. The method of and assumptions used to calculate the value of the options granted to our named executive officers is discussed in note 11 to our financial statements included elsewhere in this prospectus.

(2)	Includes medical, dental and vision plan premiums; term life insurance premium; tax preparation expense reimbursement; interest paid on member’s capital and income allocation of the operating profits of JMP Group LLC of: Mr. Jolson—$12,304, $2,252, $4,050, $121,519 and $2,068,350; Mr. Kilian—$9,817, $2,252, $4,500, $16,106 and $115,058; Mr. Johnson—$12,304, $2,252, $5,000, $73,203 and $758,672; Mr. Lehmann—$12,304, $2,252, $5,000, $128,651 and $476,775; and Mr. Mack—$12,304, $2,252, $3,885, $64,433 and $978,385.

Outstanding Equity Awards as of December 31, 2006

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006.

(Dollars as shown)	Option Awards(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable

Joseph A. Jolson	37,000	111,000	$10.00	12/21/2015
Thomas B. Kilian	3,700	11,100	$10.00	12/21/2015
Craig R. Johnson	23,680	71,040	$10.00	12/21/2015
Mark L. Lehmann	14,800	44,400	$10.00	12/21/2015
Carter D. Mack	29,600	88,800	$10.00	12/21/2015

(1)	The options vest over four years with 1/4 of the shares of underlying common stock vesting on each anniversary of the grant date of 12/21/2005.

Potential Payments Upon Change of Control

The following table and summary set forth potential payments payable to our current executive officers upon a change of control. There are no potential payments to our named executive officers upon termination. The table below reflects amounts payable to our executive officers assuming a change of control occurred on December 31, 2006:

Name	Option Acceleration(1)

Joseph A. Jolson	$9,543
Thomas B. Kilian	954
Craig R. Johnson	6,108
Mark L. Lehmann	3,817
Carter D. Mack	7,634

(1)	Reflects compensation expense related to prior option awards to be recognized in connection with accelerated vesting upon a change of control. The method and assumptions used to calculate the value of the options granted to our named executive officers is discussed in note 11 to our financial statements included elsewhere in this prospectus.

Compensation of Directors

Mr. Sebastian and Mr. Paul served as non-employee directors during the year ended December 31, 2006. They received no compensation in connection with their service on the board of directors for the year ended December 31, 2006. Mr. Paul has received an aggregate of 25,000 stock options and Mr. Sebastian has received an aggregate of 25,000 stock options from previous option awards.

Employment At Will

We will not enter into an employment agreement with any of our managing directors (including each of our named executive officers). We believe we benefit more by the employment-at-will approach we have maintained historically with the further protections we have in the Exchange Agreement described below.

Our typical employment arrangements with managing directors are as follows:

Base Salary. Upon the completion of this offering, each managing director will be paid an annual base salary of $            , payable in semi-monthly installments. The amount of each managing director’s annual salary is subject to annual review by the compensation committee. In addition, a managing director may be awarded cash or equity as bonus in an amount determined in the sole discretion of the compensation committee. Institutional sales persons are compensated primarily by salaries plus quarterly commissions subject to a holdback.

Benefits. Each managing director will be entitled to participate in our group health, dental and life insurance plans, 401(k) savings plan and equity incentive plan.

Termination of Employment. In the event of any termination of employment by either that managing director or us, the noncompetition, nonsolicitation, liquidated damages, transfer of client relationships and confidentiality provisions contained in the managing directors’ exchange agreement described below shall survive as described therein.

Managing Directors’ Exchange Agreement

Persons and Shares Covered

We are entering into a managing directors’ exchange agreement with all of our managing directors (including each of our named executive officers). The shares covered by the managing directors’ exchange agreement include all shares of our common stock received by a managing director in exchange for his or her Redeemable Class A member interests as of the completion of this offering (including through indirect ownership and ownership through affiliated entities) and shares received by that managing director (directly or indirectly) in exchange for or in respect of his or her shares of our common stock by reason of stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of those shares. This agreement does not include shares of our common stock received upon the exercise of options granted under our 2004 JMP Group Equity Compensation Plan or any equity award to that managing director under the 2007 Equity Incentive Plan described below. The shares of our common stock covered by the managing directors’ exchange agreement are referred to as covered shares.

When a managing director ceases to be our employee for any reason other than death, the managing director will continue to be bound by all the provisions of the managing directors’ exchange agreement until the managing director holds (directly or indirectly) all covered shares free from the transfer restrictions described below and thereafter he or she will no longer be bound, in general, by the provisions of the managing directors’ exchange agreement other than its continuing provisions.

Transfer Restrictions

Each managing director will agree, among other things, to:

•

except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of four years after the completion of this offering; provided, however, that each managing director who, in the reasonable judgment of our executive committee described below, continues to be actively engaged in our business, or who has resigned his or her employment and remains in compliance with the managing directors’ exchange agreement, may transfer up to 25%, 35% and 40%, respectively, of his or her covered shares following each of the second, third and fourth anniversaries of the completion of this offering (which balance shall be adjusted ratably to account for any shares sold in underwritten public offerings during the relevant period);

•	comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement with respect to this offering; and

•	comply with other transfer restrictions relating to our shares of common stock when requested to do so by us and comply with our insider trading policies.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings

Our executive committee may approve one or more underwritten public offerings to sell covered shares during the four year transfer restrictions period, subject to the restrictions described below. Each managing director who, in the reasonable judgment of our executive committee, continues to be actively engaged in our business or has suffered a termination of employment resulting from a disability, or the heir or estate of any managing director who has died, will be entitled to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other managing directors so participating, or on a lesser basis at his or her request or at the reasonable discretion of the underwriter. Approval of an underwritten offering will require the majority approval of the members of the executive committee. Approval of an underwritten public offering by the executive committee is subject to the further limitations contained in the managing directors’ exchange agreement. These underwritten public offerings will be subject to any other registration rights that we have granted or may in the future grant. Covered shares will also be subject to any underwriters’ lock-up then in effect.

In addition, subject to the approval of the executive committee, our managing directors will have the right to participate in underwritten offerings effected by the firm for other purposes, subject to the limitations described above and certain other limitations.

The executive committee may approve requests by a managing director to transfer covered shares to certain permitted transferees such as family members or family trusts, provided that these transferees will be subject to the same transfer restrictions applicable to the managing directors under the managing directors’ exchange agreement.

Sales in Compliance With Rule 144 Under the Securities Act

Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, managing directors generally will not be permitted to transfer covered shares during the four year restriction period following the completion of this offering through sales effected in compliance with Rule 144 or otherwise. However, upon a termination of a managing director’s employment due to his or her death or disability, such managing director or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144, regardless of when such termination of employment occurred.

Compliance with Securities Laws

In addition to the restrictions above, managing directors will need to comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer.

All transfer restrictions applicable to a managing director under the managing directors’ exchange agreement terminate upon the death of such managing director or upon a change of control involving us.

Dividends

To the extent dividends are paid on covered shares while the managing director remains subject to the transfer restrictions of the managing directors’ exchange agreement, the managing director will be entitled to such dividends.

Voting

Each managing director will be entitled to full voting rights with respect to his or her covered shares.

Confidentiality

Each managing director is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition

Each managing director will agree that during the period ending 12 months after the date the managing director ceases to be employed by us, he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

•

associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that managing director was engaged, in whole or in part, at our firm, (ii) for which that managing director had direct or indirect managerial or supervisory responsibility at our firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by that managing director in his or her activities at our firm.

When we refer to a “competitive enterprise,” we are referring to any business enterprise that engages in, or owns a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, private investing, merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

Nonsolicitation

During the period ending 12 months after the date a managing director ceases to be employed by us, that managing director may not, directly or indirectly, in any manner:

•

solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;

•	interfere with or damage any relationship between our firm and any client or prospective client; or

•	solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships

Each managing director is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked. To ensure the full focus and attention by such managing director during the 90-day period, the executive committee may determine to continue to pay such managing director his or her salary and require that they not accept other employment or consulting during such time.

Liquidated Damages

In the case of any breach of the confidentiality, noncompetition, nonsolicitation, transfer of client relationships or other provisions of the managing directors’ exchange agreement prior to the fourth anniversary of this offering, the breaching managing director will be liable for liquidated damages. The liquidated damages obligation of each managing director is secured by the covered shares owned by that managing director (including through indirect ownership and ownership through affiliated entities) at the time of the completion of this offering.

Compensation

The managing directors’ exchange agreement includes a provision in which each managing director acknowledges our intention to maintain total compensation and benefits, including that payable to managing directors, but excluding equity awards made prior to and in connection with this offering, will be approximately 60% of revenues each year, however we retain the discretion to change this percentage in the future.

Term and Amendment

The managing directors’ exchange agreement will be in effect for four years from the date of the completion of this offering or until it is earlier terminated by us. A managing director seeking a waiver from, or amendment to, the managing directors’ exchange agreement generally requires our executive committee’s consent.

Pledge Agreements

Each of our managing directors will enter into a pledge agreement with us that will secure the liquidated damages provisions in the managing directors’ exchange agreement by a pledge of the covered shares (including through indirect ownership and ownership through affiliated entities) at the time of the completion of this offering. These pledges of our common stock will terminate on the earliest to occur of:

•	the death of the relevant managing director; or

•	proportionately with the lock-up expiration of 25%, 35% and 40%, respectively, on the second, third and fourth anniversaries of the date of the completion of this offering.

The liquidated damages provisions in the managing directors’ exchange agreement are in addition to the forfeiture of any future equity-based awards that may occur as a result of the breach of any provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the relevant provisions.

The Initial Public Offering Awards

We plan to grant              shares of restricted stock units or other equity-based awards to employees effective as of the completion of this offering.

The restricted stock units or other equity-based awards awarded to employees in connection with this offering and in the future will be granted under the equity incentive plan described below. Any expense associated with the grants of options prior to, and the initial grant of restricted stock units or other equity-based awards to our employees under the 2004 JMP Group Equity Compensation Plan or the 2007 Equity Incentive Plan in connection with, this offering will not be included within the scope of our expectation to maintain a compensation expense at a ratio of approximately 60% of revenues.

We plan to grant              shares of restricted stock units or other equity-based awards (none of which will be vested at the time of completion of this offering) to certain of our employees effective upon the completion of this offering. These restricted stock units or other equity-based awards will vest 25% on the second anniversary of the completion of the offering; 35% on the third anniversary; and the remaining 40% on the fourth anniversary. Vesting would accelerate on a change of control or upon the death or permanent disability of the employees. Any unvested awards would be forfeited on any other termination of employment, including voluntary termination, termination with or without “cause” (as defined in the relevant award agreement) or retirement.

The restricted stock units or other equity-based awards will provide that, if a change of control occurs, the outstanding unvested awards shall become fully vested and payable. “Change of control” is defined in the same manner as for the equity incentive plan described below.

2007 Equity Incentive Plan

Immediately prior to completion of this offering, we will adopt our 2007 Equity Incentive Plan. We expect to reserve              shares of our common stock for issuance under our 2007 Equity Incentive Plan, plus an annual increase to be added on the first day of the year ending December 31, 2008 equal to the number of shares of our common stock repurchased by us during the previous year or a lesser number of shares of our common stock determined by the plan administrator. The number of shares reserved under our 2007 Equity Incentive Plan is subject to adjustments for stock splits, stock dividends or other similar changes in our common stock or our capital structure. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2007 Equity Incentive Plan will be increased by the number of shares represented by awards that are forfeited, cancelled, satisfied by other consideration, or that expire or terminate, or are otherwise not issued, retained, held or obtained again by us, including any shares that are forfeited by the award recipient or repurchased by us pursuant to the terms of the relevant award agreement.

Our 2007 Equity Incentive Plan will provide for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as “awards.” Stock options granted under the 2007 Equity Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. We may grant incentive stock options only to employees. Awards other than incentive stock options may be granted to employees, directors, consultants and other permitted recipients.

We expect to grant restricted stock units or other equity-based awards to participants once the 2007 Equity Incentive Plan is adopted and approved by our stockholders prior to this offering. An award of restricted stock units consists of contractual rights denominated in shares of our common stock and represents a right to receive the value of a share of our common stock (or a percentage of such value, which percentage may be higher than 100%). Restricted stock units underlying such awards are subject to restrictions and such other terms and conditions as the plan administrator may determine, which restrictions and such other terms and conditions may, subject to the vesting schedule described above, lapse separately or in combination at such time or times, in such installments or otherwise, as the plan administrator may deem appropriate. We do not plan to pay dividends on unvested shares of restricted stock units or other equity-based awards that we may grant from time to time.

The board of directors or a committee designated by the board of directors, referred to as the “plan administrator,” will administer our 2007 Equity Incentive Plan, including selecting the award recipients, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award and determining the vesting and exercise periods of each award.

The exercise price of all incentive stock options granted under our 2007 Equity Incentive Plan must be at least equal to 100% of the fair market value of the common stock on the date of grant. If, however, incentive stock options are granted to an employee who owns stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of us, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of these incentive stock options must not exceed five years. The maximum term of an incentive stock option granted to any other participant must not exceed ten years. The plan administrator will determine the term and exercise or purchase price of all other awards granted under our 2007 Equity Incentive Plan.

Under the 2007 Equity Incentive Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable by will or by the laws of descent or distribution and to the extent provided in the award agreement. The 2007 Equity Incentive Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

In the event a participant in our 2007 Equity Incentive Plan terminates employment or is terminated by us “without cause” (as defined in the option agreement), any options which have become exercisable prior to the time of termination will remain exercisable for three months from the date of termination (unless a shorter or longer period of time is determined by the plan administrator). In the event a participant in our 2007 Equity Incentive Plan is terminated by us for cause, any options which have become exercisable prior to the time of termination will immediately terminate. If termination was caused by death or disability, any options which have become exercisable prior to the time of termination will remain exercisable for twelve months from the date of termination (unless a shorter or longer period of time is determined by the plan administrator).

With respect to both equity and cash awards under our plans, we expect to avail ourselves of the exemption from the performance-based compensation provisions of Section 162(m) of the Code for compensation awarded under plans approved prior to a company becoming a reporting company under the Securities Exchange Act of 1934, as amended. Otherwise, under Section 162(m) of the Code, no deduction is allowed in any of our taxable years for compensation in excess of $1 million paid to our “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by our public stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period.

Under the current version of Section 162(m) of the Code, a “covered employee” is a company’s chief executive officer and the four other most highly compensated officers of a company. The Internal Revenue Service, or the IRS, is expected to release guidance shortly that may expand the definition of a “covered employee” to be consistent with recent changes under the reporting and disclosure rules of the Securities Exchange Act of 1934. The new reporting rules require disclosure for the chief executive officer, the chief financial officer (regardless of compensation) and the next three highest paid officers. Therefore, once the IRS issues the expected guidance, we will apply such guidance to its covered employees for the purposes of Section 162(m).

After the time the pre-IPO exemption from Section 162(m) of the Code no longer applies to us, the maximum number of shares of our common stock with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is                     . In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional                      shares of our common stock which will not count against the limit set forth in the previous sentence. The foregoing limitations will be adjusted proportionately by the plan administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock.

After the time the pre-IPO exemption from Section 162(m) of the Code no longer applies to us, for awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is                      shares. The foregoing limitation will be adjusted proportionately by the plan administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the plan administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

While not bound to such metrics due to the pre-IPO exemption from Section 162(m) of the Code, our 2007 Equity Incentive Plan includes the following performance criteria that may be considered by the plan administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) corporate overhead costs, (xix) liquidity management, (xx) net interest income,

(xxi) net interest income margin, (xxii) return on capital invested, (xxiii) stockholders’ equity, (xxiv) income (before income tax expense), (xxv) ratio or other comparison of compensation expense to revenues (as described herein), (xxvi) net income, (xxvii) profitability of an identifiable business unit or product, and (xxviii) our performance relative to a peer group of companies on any of the foregoing measures or other measures as set forth in (i) to (xxviii) above with regard to a line of business, services or products, including but not limited to corporate finance underwriting or advisory activities, institutional sales and research products and services, and private or public investment funds, partnerships or accounts. In addition, the plan administrator will have the authority to make appropriate adjustments in performance goal(s) to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Bonus Plan as described below, extraordinary items are defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time.

In the event of a corporate transaction or a change of control, all outstanding awards under the 2007 Equity Incentive Plan will vest. In the event of a corporate transaction or change of control, all of these awards become fully vested immediately prior to the consummation of the corporate transaction or change of control. Under our 2007 Equity Incentive Plan, a corporate transaction is generally defined as:

•	acquisition of 50% or more of our stock by any individual or entity including by tender offer or a reverse merger;

•	a sale, transfer or other disposition of all or substantially all of the assets of our firm;

•	a merger or consolidation in which our firm is not the surviving entity; or

•	a complete liquidation or dissolution of our firm.

Under our 2007 Equity Incentive Plan, a change of control is generally defined as:

•

acquisition of 50% or more of our stock by any individual or entity which a majority of our board of directors (who have served on our board for at least 12 months) do not recommend our stockholders accept, or

•

a proxy contest or acquisition of our stock that results in the replacement of two-thirds of our board of directors over a period of 24 months or less unless approved by a majority of incumbent directors prior to commencement of the proxy solicitation or closing of the acquisition.

Unless terminated sooner, our 2007 Equity Incentive Plan will automatically terminate in 2017. Our board of directors will have authority to amend or terminate our 2007 Equity Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2007 Equity Incentive Plan in such a manner and to such a degree as required.

JMP Group 2007 Senior Executive Bonus Plan

On                     , 2007, the Company’s board of directors adopted, subject to the approval of our stockholders, the JMP Group 2007 Senior Executive Bonus Plan (the “Bonus Plan”), for its key employees. The Bonus Plan is administered by a committee of our board of directors, which includes at least two independent members. We expect to avail ourselves of the exemption from the performance-based compensation provisions of Section 162(m) of the Code for compensation awarded under plans approved prior to a company becoming a reporting company under the Securities Exchange Act of 1934, as amended.

For each fiscal year beginning at the time we can no longer utilize the exemption, we expect that our compensation committee will, no later than the 90th day of the year, establish performance goals for that year, the results of which are substantially uncertain at the time that they are established and select the officers of the Company who will participate in the Bonus Plan.

The performance goals upon which the payment or vesting of any cash award that is intended to so qualify depends may relate to one or more of the following performance measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) earnings before interest, taxes and depreciation, (p) economic value added, (q) market share, (r) corporate overhead costs, (s) liquidity management, (t) net interest income, (u) net interest income margin, (v) return on capital invested, (w) stockholders’ equity, (x) income (before income tax expense), (y) ratio or other comparison of compensation expense to revenues (as described herein), (z) net income, (aa) profitability of an identifiable business unit or product, and (bb) our performance relative to a peer group of companies on any of the foregoing measures or other measures as set forth in (a) to (bb) above with regard to a line of business, services or products, including, but not limited to, corporate finance underwriting or advisory activities, institutional sales and research products and services, and private or public investment funds, partnerships or accounts. In addition, the committee will have the authority to make appropriate adjustments in performance goal(s) to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Bonus Plan, extraordinary items are defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or the SEC, or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time. Awards will be paid in cash, but our compensation committee has the discretion to pay awards in the form of stock bonuses (whether restricted or unrestricted) under our 2007 Equity Incentive Plan.

At the time that the performance goals for the fiscal year are established, our compensation committee will also establish an objective formula for determining bonuses based on a specified percentage of annual base salary or an amount determined by the compensation committee. This formula will be based on the attainment, in whole or in part, of the performance goals for that year. The maximum bonus payable to any participant for any fiscal year shall not exceed             . The formula established for any fiscal year must preclude any discretion by the committee to increase the amount of the bonus under the Bonus Plan. After the end of each fiscal year, our compensation committee must certify in writing whether the performance goals for that fiscal year have been attained, in whole or in part, and the bonus payable to each participant for that fiscal year, if any, will be determined in accordance with that certification. In the event a participant terminates employment with us during any fiscal year for any reason, that participant may receive a reduced bonus under the plan for that year, as determined by the compensation committee. In the event a participant dies prior to a payment under the Bonus Plan, the bonus will be paid to the participant’s beneficiary in full.

Profit Interest Plan

In the future, we may grant profit interests in JMP Group LLC or its subsidiaries under a profit interest plan to certain of our managing directors to align the interests of these senior officers with the interest of our stockholders. Any allocations and distributions of JMP Group LLC or its subsidiaries profits to managing directors under the profit interest plan will be included in the aggregate compensation to revenues calculation, which will be approximately 60% following this offering, excluding non-cash compensation expenses relating to awards made prior to and in connection with this offering. We retain the right to change the terms and conditions of these grants or this percentage calculation at any time.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table shows as of the date of this prospectus information regarding the beneficial ownership of our common stock:

•	immediately prior to the completion of this offering;

•	as adjusted to reflect the sale of shares of our common stock if the option of the underwriters to purchase additional shares from us and the selling stockholders is not exercised; and

•	as adjusted to reflect the sale of the shares of our common stock if the option of the underwriters to purchase additional shares is exercised in full by:

-	each of the directors and named executive officers individually;

-	all directors and executive officers as a group;

-	each person who is known to us to be the beneficial owner of more than 5% of our common stock; and

-	each of our selling stockholders.

In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. The percentage of beneficial ownership for the following table is based on                      shares of common stock that will be outstanding immediately prior to this offering. The information in this table does not reflect the                      shares of restricted stock units or other equity-based awards that we intend to grant to our employees effective as of the completion of this offering. Unless otherwise indicated, the address for each person listed below is: c/o JMP Group, 600 Montgomery St., Suite 1100, San Francisco, California 94111. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned Before This Offering			Shares to be Sold in This Offering Assuming No Exercise of Over- Allotment Option	Shares to be Sold in This Offering Assuming Full Exercise of Over- Allotment Option	Shares Beneficially Owned After This Offering Without Exercise of Option		Shares Beneficially Owned After This Offering With Exercise of Option
Name of Beneficial Owner	Number	Percent				Number	Percent	Number	Percent

Directors and Executive Officers:			%							%
Joseph A. Jolson
Peter T. Paul
Edward J. Sebastian
Craig R. Johnson
Mark L. Lehmann
Carter D. Mack
Thomas B. Kilian
All Directors and Executive Officers as a group (7 persons)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are descriptions of the material provisions of the agreements and other documents discussed below. You should refer to the exhibits that are a part of the registration statement of which this prospectus is a part for a copy of each agreement and document. See “Where You Can Find More Information.”

Reorganization Transactions and Corporate Structure

Prior to this offering, we conducted our business through a limited liability company, JMP Group LLC. Members in JMP Group LLC included all employee members, or managing directors holding Redeemable Class A member interests, and non-employee members holding Class A common interests and Class B common interests of JMP Group LLC membership interests. Prior to the completion of this offering, we will complete the following transactions to arrange for JMP Group Inc. to succeed to the business of JMP Group LLC and to have the members of JMP Group LLC become stockholders of JMP Group Inc.

In connection with this offering and pursuant to our corporate reorganization, we will effect an exchange of all of the outstanding membership interests of JMP Group LLC for 14,800,039 shares of common stock of JMP Holdings Inc., subject to the execution by the holders of required documentation. In addition,             outstanding options to purchase Class B common interests of JMP Group LLC will be exchanged for options to purchase shares of common stock of JMP Holdings Inc. with the same terms and conditions as under the pre-existing options agreements. JMP Holdings Inc. is a Delaware corporation formed in connection with our August 2004 Rule 144A private offering, and is a member of JMP Group LLC. JMP Holdings Inc. will change its name to JMP Group Inc. prior to the completion of the exchange.

After the exchange, all members of JMP Group LLC will become our stockholders with:

•

members holding Redeemable Class A member interests, representing          shares of our common stock or     % of the total shares of common stock outstanding immediately prior to the completion of this offering (these shares will be subject to transfer restrictions described in “Executive Compensation—Managing Directors’ Exchange Agreement”);

•	members holding Class A common interests representing shares of our common stock or % of the total shares of common stock outstanding immediately prior to the completion of this offering; and

•	members holding Class B common interests representing shares of our common stock or % of the total shares of common stock outstanding immediately prior to the completion of this offering.

Vesting of                  unvested options granted in December 2005 and July 2006 will not accelerate upon completion of this offering, and vesting of                  unvested options granted in December 2006 will accelerate upon completion of this offering.

This exchange will be effected subject to the condition that we receive an opinion of counsel that such exchange will be treated for U.S. federal income tax purposes as part of a tax-free exchange in accordance with Section 351 of the Internal Revenue Code. For the exchange to proceed on a tax-free basis, the value of the interests in JMP Group LLC held by us may not exceed 20% of JMP Group LLC’s total value at the time of the exchange.

As a result of the exchange, and assuming all holders participate in the exchange, JMP Group LLC will become our wholly-owned subsidiary and will be disregarded for tax purposes. JMP Group LLC will be consolidated with our financial statements and, accordingly, JMP Holdings Inc. will succeed to all of the assets and liabilities held by JMP Group LLC.

Completion of the transactions described above and contemplated in the corporate reorganization is a condition to the completion of this offering. In addition, we have agreed to indemnify our members, directors, officers and their representatives with respect to any action, existing or occurring at or prior to the closing of this offering which may be brought against them and which arises out of or pertains to our plan of reorganization, the exchange agreement, the limited liability company agreement of JMP Group LLC or our corporate reorganization transactions, subject to applicable limitations.

Director and Officer Indemnification

We will enter into agreements that provide indemnification to our directors, officers and other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws as described under “Description of Capital Stock—Limitation of Liability and Indemnification Matters.”

Tax Indemnification Agreement and Related Matters

Since our operating entity, JMP Group LLC, has operated in limited liability company form prior to this offering, its members, rather than us, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to its operations prior to this offering. In connection with this offering, we will enter into a tax indemnification agreement to indemnify the members of JMP Group LLC against certain increases in taxes that relate to activities of JMP Group LLC and its affiliates prior to this offering. We do not intend to agree to indemnify any member for any tax matters identified by us which would require the recording of a loss contingency upon the completion of this offering.

The tax indemnification agreement will include provisions that permit us to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Relationships with Our Directors and Executive Officers

Through JMP Asset Management, we manage a number of hedge funds and other investment vehicles. Certain of our officers, employees and related persons have invested in these funds. Such investors may, and often do, invest on terms and conditions more favorable than the other investors in these funds.

The portfolio managers of our funds do not pay the management fees and incentive fees attributable to any of their personal investments in the funds that they manage that ordinarily would have been charged to an outside investor. Because our chief executive officer is the portfolio manager of one of our funds during the year ended December 31, 2006, he did not pay $775,727 in fees which he otherwise would have been charged had he been an outside investor in the fund during that period.

Policies and Procedures for Related Party Transactions

Prior to the completion of this offering, we will adopt a code of business conduct and ethics, or Code of Conduct, pursuant to which our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, will not be permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case where it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. All of the transactions described above were entered into prior to the adoption of our Code of Conduct and were approved by our board of directors.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and applicable law.

Our authorized capital stock consists of              shares of common stock, par value $0.001 per share, and              shares of preferred stock, par value $0.001 per share.

Common Stock

Immediately following the completion of this offering, there will be              shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. Immediately prior to the completion of this offering, but after giving effect to the reorganization transactions that are described under “Certain Relationships and Related Transactions—Reorganization Transactions and Corporate Structure,” there will be approximately              holders of our common stock.

Preferred Stock

The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock.

Registration Rights

The holders of              shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act obtained in connection with our Rule 144A private offering consummated in August 2004. The registration rights under these agreements will generally expire when an individual holder’s shares subject to an agreement are disposed of pursuant to effective registration statements or become eligible for sale under Rule 144(k) under the Securities Act, whichever is earlier.

Piggyback Registration Rights

If we register any securities for public sale solely for cash and excluding in an initial public offering, the stockholders with piggyback registration rights under or our registration rights agreement have the right to include their shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. We will pay expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

Registration on Form S-3

In addition, the stockholders with registration rights under our registration rights agreement have the right to require us to effect registrations on Form S-3 or an equivalent short-form of registration statement. Any such stockholder may exercise this short-form registration right following the time we first qualify for the use of this form of registration with the SEC, provided that shares of common stock proposed to be registered on such form have an aggregate market value of at least $5.0 million. We will pay expenses, except for underwriters’ discounts and commissions, incurred in connection with these registration rights.

Section 203 of the Delaware General Corporation Law

Following completion of this offering, we will be subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certain Anti-Takeover Matters

Our charter and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely and given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

No Written Consent of Stockholders

Our charter requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent without a meeting.

Preferred Stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change of control of us.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides that a director of ours will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our bylaws also provide for indemnification, to the fullest extent permitted by law, by us of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director or officer, or at our request, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our bylaws also provide that, to the extent authorized from time to time by our board of directors, we may provide indemnification to any one or more employees and other agents of ours to the extent and effect determined by the board of directors to be appropriate and authorized by the Delaware General Corporation Law. Our bylaws also permit us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Listing

We will apply to have our shares of common stock listed on the New York Stock Exchange under the symbol “JMP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This could adversely affect the prevailing market price and our ability to raise equity capital in the future. Upon completion of this offering, there will be             shares of common stock outstanding, including shares of common stock underlying the restricted stock units or other equity-based awards granted prior to and in connection with this offering. Of these shares,             shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933.

Of the remaining shares of common stock outstanding              shares will be held by our managing directors, which will be transferable beginning two years after the date of the completion of this offering, unless we effect an underwritten public offering to sell these shares as described in “Executive Compensation—Managing Directors’ Exchange Agreements.” Each managing director may transfer 25%, 35% and 40% of his or her covered shares, respectively, as of the second, third and fourth anniversaries of the completion of this offering. Furthermore, upon a termination of a managing director’s employment due to his or her death or disability, such managing director or his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144, regardless of when such termination of employment occurred. All shares held by our managing directors will also be subject to the underwriters’ lock-up described in “Underwriting.” Shares of common stock underlying the restricted stock units or other equity-based awards expected to be granted in connection with this offering, generally shall vest 25%, 35% and 40%, respectively, on the second, third and fourth anniversaries of the date of grant, although vesting will accelerate in the event of a change of control, as described in “Executive Compensation—The Initial Public Offering Awards.”

The shares of common stock received by the persons who were members of JMP Group LLC (other than shares sold by the selling stockholders in this offering) will constitute “restricted securities” for purposes of the Securities Act of 1933. As a result, absent registration under the Securities Act of 1933 or compliance with Rule 144 thereunder or an exemption from registration, these shares of common stock will not be freely transferable to the public.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding (which will equal approximately shares immediately after this offering); or

•

the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing with the SEC of a notice on the SEC’s Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about JMP Group Inc.

Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of JMP Group Inc. and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

UNDERWRITING

The underwriters named below, JMP Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette & Woods, Inc., acting through their representatives, have severally agreed with us and the selling stockholders, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock provided below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

Underwriter	Number of Shares

JMP Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Keefe, Bruyette & Woods, Inc.

Total

Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and earnings prospects and an assessment of our management, the present state of our development and other factors deemed relevant.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price provided on the cover page of this prospectus and to certain dealers at that price less a concession of not in excess of $             per share, of which $             may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as provided on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Overallotment Option

We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to              additional shares of common stock and the selling stockholders listed in the “Principal and Selling Stockholders” table have granted to the underwriters an option, on similar terms, to purchase up to              additional shares of common stock, to cover overallotments, if any, at the public offering price less the underwriting discount provided on the cover page of this prospectus. If the underwriters exercise their overallotment option to purchase any of the additional              shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We and the overallotment selling stockholders will be obligated, pursuant to the overallotment option, to sell shares to the underwriters to the extent the overallotment option is exercised. The underwriters may exercise the overallotment option only to cover overallotments made in connection with the sale of the shares of common stock offered in this offering.

The following table summarizes the per share and total discounts and commissions to be paid to the underwriters by us and the selling stockholders who have granted the underwriters this option:

Total

	Per Share	Without Overallotment	With Overallotment

Underwriting discounts and commissions payable by us	$	$	$
Underwriting discounts and commissions payable by the selling stockholders

We estimate that expenses payable by us and the selling stockholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

Indemnification

The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

Each of our executive officers and directors and substantially all of our other stockholders have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the NYSE. However, Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the l80-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option, restricted stock and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See “Shares Eligible for Future Sale.”

Syndicate Short Sales

The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the              shares subject to the underwriters’ overallotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the overallotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

Stabilization

The representatives have advised us that, pursuant to Regulation M under the Securities Act, they may engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilization bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “penalty bid” is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Because the shares are being offered by JMP Group Inc., whose wholly-owned subsidiary JMP Securities LLC is an NASD member and an underwriter in the offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the NASD. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Merrill Lynch, Pierce, Fenner & Smith Incorporated is expected to serve in that capacity and to perform due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus forms a part.

The underwriters will not execute sales in discretionary accounts without the prior written specific approval of the customers.

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. We or our affiliates may also in the future perform various financial advisory, investment banking or other services for certain of the underwriters in this offering or their respective affiliates, for which we will receive customary fees and expenses.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by O’Melveny & Myers LLP, San Francisco, California. Each of these firms has in the past represented, and continues to represent, us on a regular basis and in a variety of matters other than this offering.

EXPERTS

The consolidated financial statements as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005 included in this Prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to the restatement of our financial statements as described in Note 3 to the consolidated financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to JMP Group Inc. and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We plan to fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at http://www.jmpsecurities.com. The information on our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

I NDEX TO FINANCIAL STATEMENTS

JMP GROUP LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

JMP Group LLC

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in members’ equity and cash flows present fairly, in all material respects, the financial position of JMP Group LLC and its subsidiaries (the “Company”) at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its financial statements at December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

February 23, 2006, except for Note 3, as to which the date is February 12, 2007

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 AND 2004

	2005	2004

	(restated)	(restated)
Assets
Cash and cash equivalents	$61,724,672	$35,808,279
Restricted cash and deposits	1,429,079	1,528,426
Receivable from clearing broker	1,188,956	2,608,251
Investment banking fees receivable, net (allowance for doubtful accounts of $69,416 and $0 at December 31, 2005 and 2004, respectively)	4,382,483	6,468,638
Marketable securities owned, at market value (Note 5)	3,781,371	13,027,990
Other investments (Note 5)	13,305,457	20,108,593
Fixed assets, net (Note 6)	3,922,192	3,606,136
Other assets	2,188,903	2,836,353

Total assets	$91,923,113	$85,992,666

Liabilities and Members’ Equity
Liabilities
Marketable securities sold, but not yet purchased, at market value	$105,540	$—
Accrued compensation	29,034,086	26,552,578
Other liabilities	4,619,114	5,623,773
Note payable (Note 8)	—	2,500,000
Redeemable Class A member interests (Note 9)	11,516,753	5,896,901

Total liabilities	45,275,493	40,573,252

Commitments and contingencies (Note 14 and 18)

Members’ Equity (Note 10)
Class A common interests	11,861,848	11,861,848
Class B common interests	31,650,177	31,650,177
Additional paid in capital—stock options	90,727	88,500
Retained earnings	3,044,868	1,818,889

Total members’ equity	46,647,620	45,419,414

Total liabilities and members’ equity	$91,923,113	$85,992,666

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

	(restated)	(restated)	(restated)
Revenues
Investment banking	$62,880,033	$37,413,405	$25,267,267
Brokerage revenues	23,536,105	22,578,755	15,883,301
Asset management fees	8,537,904	12,504,900	7,670,196
Principal transactions	(2,005,842)	1,774,693	8,558,096
Interest and dividends	1,379,028	517,231	1,355,535
Other income	333,911	27,584	36,960

Total revenues	94,661,139	74,816,568	58,771,355

Expenses
Compensation and benefits	60,144,836	46,968,602	32,522,417
Income allocation and accretion—Redeemable Class A member interests	12,983,213	9,755,082	13,093,248
Administration	3,362,466	2,640,381	1,777,763
Brokerage, clearing and exchange fees	3,169,779	2,847,921	1,484,180
Travel and business development	3,252,607	2,809,711	2,539,297
Communications and technology	2,642,983	2,054,246	1,445,579
Occupancy	1,290,814	1,119,798	821,714
Professional fees	1,293,700	1,005,789	631,297
Depreciation	1,500,061	1,108,402	603,559
Interest and dividend expense	932,928	1,008,626	653,774
Other	165,418	—	—

Total expenses	90,738,805	71,318,558	55,572,828

Net income	3,922,334	3,498,010	3,198,527
Increase in redemption value of Series B preferred units	—	(512,689)	(2,150,607)
Distributions to Series A convertible preferred units	—	(468,814)	(703,562)

Net income attributable to Class A and Class B common interests	$3,922,334	$2,516,507	$344,358

Net income per unit attributable to Class A and Class B common interests
Basic	$1.04	$1.17	$2.45
Diluted	$1.04	$1.17	$0.65
Weighted average number of Class A and Class B common units outstanding
Basic	3,773,874	2,143,163	140,533
Diluted	3,773,874	2,143,163	1,612,737
Pro Forma Consolidated Statement of Income Information—C-Corp (unaudited) (Note 21):
Total revenues	$94,661,139
Pro forma total expenses	76,867,894

Pro forma income before tax	17,793,245
Pro forma taxes (42.0% assumed tax rate)	7,473,163

Pro forma net income	$10,320,082

Pro forma basic net income per share	$0.70
Pro forma basic weighted average shares of common stock outstanding	14,800,039

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Series A Convertible Preferred Units	Class A Common Interests	Class B Common Interests	Additional Paid in Capital Stock Options	Retained Earnings	Total Equity

Balances at December 31, 2002 (restated)	$11,515,581	$1,032,847	$—	$—	$(15,638)	$12,532,790

Net income	—	—	—	—	3,198,527	3,198,527
Realized and unrealized losses on non-marketable securities contributed by Series A preferred units and Class A common interests	(30,993)	(5,587)	—	—	36,580	—
Increase in redemption value of Series B preferred units	—	—	—	—	(2,150,607)	(2,150,607)
Distributions paid to Series A preferred units	—	—	—	—	(703,562)	(703,562)

Balances at December 31, 2003 (restated)	11,484,588	1,027,260	—	—	365,300	12,877,148

Net income	—	—	—	—	3,498,010	3,498,010
Conversion of Series A preferred units to Class A common interests	(11,484,588)	11,484,588	—	—	—	—
Increase in redemption value of Series B preferred units	—	—	—	—	(512,689)	(512,689)
Contributions of Class B common interests	—	—	31,650,177	—	—	31,650,177
Additional paid in capital—stock options	—	—	—	88,500	—	88,500
Redemptions of Class A common interests	—	(650,000)	—	—	(458,690)	(1,108,690)
Distributions paid to Class A and Class B common interests	—	—	—	—	(604,228)	(604,228)
Distributions paid to Series A preferred units	—	—	—	—	(468,814)	(468,814)

Balances at December 31, 2004 (restated)	—	11,861,848	31,650,177	88,500	1,818,889	45,419,414
Net income	—	—	—	—	3,922,334	3,922,334
Additional paid in capital—stock options	—	—	—	2,227	—	2,227
Distributions paid to Class A and Class B common interests	—	—	—	—	(2,696,355)	(2,696,355)

Balances at December 31, 2005 (restated)	$—	$11,861,848	$31,650,177	$90,727	$3,044,868	$46,647,620

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

	(restated)	(restated)	(restated)
Cash flows from operating activities
Net income attributable to Class A and Class B common interests	$3,922,334	$3,498,010	$3,198,527
Adjustments to reconcile net income to net cash provided by operating activities
Provision for doubtful accounts	69,416	—	—
Change in fair value of other investments	3,019,905	(6,743,525)	(5,221,847)
Depreciation and amortization of fixed assets	1,500,061	1,108,402	603,559
Stock based compensation expense	2,227	88,500	—
Net change in operating assets and liabilities
Decrease (increase) in receivables	3,436,034	(2,036,209)	(5,829,758)
Decrease in marketable securities owned	9,246,619	1,770,811	2,987,050
Decrease (increase) in restricted cash and deposits and other assets	746,797	(3,770,886)	(212,324)
Increase (decrease) in marketable securities sold, but not yet purchased	105,540	(2,943,264)	325,465
Increase in accrued compensation and other liabilities	1,476,849	7,380,041	20,224,523
Increase (decrease) in Redeemable Class A member interests	5,619,852	(5,644,573)	9,786,450

Net cash provided by (used in) operating activities	29,145,634	(7,292,693)	25,861,645

Cash flows from investing activities
Purchases of fixed assets	(1,816,117)	(3,618,879)	(649,085)
Purchases of other investments	(7,176,000)	(11,224,336)	(1,000,000)
Sales of other investments	10,959,231	4,074,336	900,000

Net cash provided by (used in) investing activities	1,967,114	(10,768,879)	(749,085)

Cash flows from financing activities
(Decrease) increase in notes payable	(2,500,000)	2,500,000	—
Contributions of Class B common interests	—	31,650,177	—
Redemptions of Class A common interests	—	(1,108,690)	—
Distributions paid to Series A convertible preferred units	—	(468,814)	(968,756)
Distributions paid to Series B preferred units	—	(6,500,000)	—
Distributions paid to Class A and Class B common interests	(2,696,355)	(604,228)	—

Net cash (used in) provided by financing activities	(5,196,355)	25,468,445	(968,756)

Net increase in cash and cash equivalents	25,916,393	7,406,873	24,143,804
Cash and cash equivalents, beginning of year	35,808,279	28,401,406	4,257,602

Cash and cash equivalents, end of year	$61,724,672	$35,808,279	$28,401,406

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$885,464	$850,908	$470,842

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

1. Organization and Basis of Presentation

JMP Group LLC, a Delaware limited liability company (the “Company”), was formed on April 12, 1999. The Company’s original name, Jolson Merchant Partners LLC, was changed to Jolson Merchant Partners Group LLC, effective January 1, 2000, and in June 2004, it was changed to JMP Group LLC. The Company operates pursuant to its Third Amended and Restated Limited Liability Company Operating Agreement dated as of August 18, 2004, as amended (the “Operating Agreement”). The Company shall dissolve on September 30, 2034 unless terminated earlier by approval of two-thirds, by percentage interest, of the common members or any other event as provided by the Operating Agreement.

The Company conducts its brokerage business through its wholly owned subsidiary, JMP Securities LLC (the “Broker-Dealer”) and its asset management business through its wholly owned subsidiary, JMP Asset Management LLC (“JMPAM”). The Broker-Dealer is a U.S. registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. The Broker-Dealer operates as an introducing broker and does not hold funds or securities for, or owe any money or securities to customers, and does not carry accounts for customers. All customer transactions are cleared through another broker-dealer on a fully disclosed basis. JMPAM is a registered investment advisor under the Investment Advisers Act of 1940 and provides investment management services for sophisticated investors in investment partnerships managed by JMPAM.

The Company has historically conducted its business through a multi-member limited liability company. Members in JMP Group LLC included all employee members or managing directors and outside holders of JMP Group LLC interests. In connection with the Company’s intended initial public offering, it will complete the following transactions to have JMP Group Inc. succeed to the business of JMP Group LLC and to have its members become stockholders of JMP Group Inc. The Company will affect an exchange of all of the outstanding membership interests of JMP Group LLC for shares of common stock of JMP Holdings Inc. In addition, outstanding options to purchase Class B common interests of JMP Group LLC will be exchanged for options to purchase shares of common stock of JMP Holdings Inc. with the same terms and conditions as under the pre-existing options agreements. JMP Holdings Inc., is a Delaware corporation formed in connection with its August 2004 private offering in anticipation of the corporate conversion, and is a member of JMP Group LLC. JMP Holdings Inc. will change its name to JMP Group Inc. As a result of the exchange, JMP Group LLC will become JMP Group Inc.’s wholly-owned subsidiary. JMP Group LLC will be consolidated with JMP Group Inc.’s financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of JMP Group LLC and its wholly-owned subsidiaries, including the Broker-Dealer and JMPAM. All material intercompany balances and transactions have been eliminated.

JMPAM currently manages a number of asset management limited partnerships and is a general partner of each. The asset management funds’ partnership agreements provide for the right to remove the general partners by a simple majority. As a result, consolidation of the asset management funds is not required pursuant to Emerging Issues Task Force Issue No. 04-5 (“EITF 04-5”), Determining whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect both the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

Investment banking revenues include underwriting revenues, advisory revenues and private placement fees, which are recorded when the underlying transaction is completed under the terms of the relevant agreement. Underwriting revenues arise from securities offerings in which the Company acts as an underwriter and include management fees, selling concessions and underwriting fees, net of related syndicate expenses. Advisory revenues consist primarily of merger and acquisition fees and other investment banking advisory assignments. Syndicate expenses related to securities offerings in which the firm acts as underwriter or agent are deferred until the related revenue is recognized.

Brokerage revenues and related expenses resulting from equity securities transactions executed as agent or principal are recorded on a trade date basis. Brokerage revenues also include related net trading gains and losses as substantially all of the trading operations are conducted in facilitation of customer orders. For the years ended December 31, 2005 and 2004, net trading losses were $1,140,388 and $293,202, respectively. For the year ended December 31, 2003, net trading gains were $18,654.

Asset management fees include management fees and incentive fees. The Company recognizes management fees pursuant to contractual agreements. Management fees earned by the Company are generally based on the fair value of the assets under management and the fee schedule for each fund and account. Management fees are calculated at the investor level using their quarter beginning capital balance adjusted for any contributions or withdrawals. Since management fees are based on assets under management, significant changes in the fair value of these assets will have an impact on the fees earned by the Company in future periods. The Company also earns incentive fees that are based upon the performance of investment funds and accounts. Such fees are either a specified percentage of the total investment return of a fund or account or a percentage of the excess of an investment return over a specified highwater mark or hurdle rate over a defined performance period. For most funds, the highwater mark is calculated using the greatest value of a partner’s capital account, adjusted for contributions and withdrawals. Incentive fees are recognized as revenue at the end of the specified performance period.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities or remaining maturities upon purchase of three months or less to be cash equivalents.

Restricted Cash and Deposits

Restricted cash consists of proceeds from short sales on deposit with brokers that cannot be removed unless the securities are delivered. Deposits consist of cash on deposit for operating leases as well as cash on deposit with the Broker-Dealer’s clearing broker.

Receivable from Clearing Broker

The Company clears customer transactions through another broker-dealer on a fully disclosed basis. Included in receivables are commissions related to securities transactions.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Investment Banking Fees Receivable

Investment banking fees receivable include receivables relating to the Company’s investment banking or advisory engagements. The Company records an allowance for doubtful accounts on these receivables on a specific identification basis.

Securities and Other Investments

Marketable securities owned and securities sold, but not yet purchased, consist of equity securities. These securities are carried at market value, which is based on quoted market prices with unrealized gains and losses included in revenues as principal transactions. Such amounts are determined on a trade date basis.

Other investments consist principally of investments in private investment funds managed by the Company or its affiliates. Such investments are carried at estimated fair value based upon the Company’s proportionate share of its ownership interest in the private investment fund. The financial position and operating results of the private investment funds are generally determined on an estimated fair value basis. Generally, securities are valued (i) at their last published sale price if they are listed on an established exchange or on Nasdaq, or (ii) if last sales prices are not published, at the highest closing “bid” price (for securities held “long”) and the lowest closing “asked” price (for “short” positions) as recorded by the composite tape system or such principal exchange, as the case may be. Where the General Partner determines that market prices or quotations do not fairly represent the value of a security in the investment fund’s portfolio (for example, if a security is a restricted security of a class that is publicly traded) the General Partner may assign a different value. The General Partner will determine the estimated fair value of any assets that are not publicly traded.

Also included in other investments are warrants to purchase shares of public common stock that are received as a result of investment banking transactions and are valued at estimated fair value as determined by management. Warrants owned are valued at the date of issuance and marked-to-market as unrealized gains and losses until realized. Estimated fair value is determined using the Black-Scholes Option Valuation methodology adjusted for active market and other considerations on a case by case basis. Gains and losses on these investments are included in revenues as principal transactions. Because of the inherent uncertainty of valuations of private investments and warrants, estimated fair values may differ significantly from the value that would have been used had a ready market for the investments existed, and these differences could be material.

Fair Value of Financial Instruments

Substantially all of the Company’s financial instruments, as defined in Statement of Financial Accounting Standards (“SFAS”) No. 107, are recorded at fair value or contractual amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidating sale. Securities owned, other investments and securities sold, not yet purchased, are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item principal transactions in the accompanying consolidated statements of income.

Management believes that the aggregate net fair value of the following instruments recognized on the Consolidated Statement of Financial Condition: receivable from clearing broker, investment banking fees receivable, and accrued compensation approximate their carrying value, because such instruments are short-term in nature, bear interest at current market rates, or are subject to frequent repricing. The fair value of the Redeemable Class A member interests recognized on the Consolidated Statement of Financial Condition is based

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

on the amounts that the Company expects to be required to pay to an employee member upon resignation to redeem their Redeemable Class A member interests and is equal to the capital account of such employee member as maintained by the Company.

Fair value of the Company’s financial instruments is generally obtained from quoted market prices, broker or dealer price quotations, or alternative pricing methodologies that the Company believes offer reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, the Company estimates the fair value of these instruments using various pricing models and the information available to the Company that it deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield, the Black-Scholes Option Valuation methodology adjusted for active market and other considerations on a case by case basis and other factors generally pertinent to the valuation of financial instruments.

Fixed Assets

Fixed assets represent furniture and fixtures, computer and office equipment and leasehold improvements, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line basis over the estimated useful lives of the respective assets, ranging from 3-5 years.

Leasehold improvements are capitalized and amortized over the shorter of the respective lease terms or the estimated useful lives of the improvements.

The Company capitalizes certain costs of computer software developed or obtained for internal use and amortizes the amount over the estimated useful life of the software, generally not exceeding three years.

Income Taxes

No provision is made in the financial statements for income taxes. All income and losses of the Company are reportable by the members of the Company in accordance with the relevant provisions of the Internal Revenue Code.

Stock Based Compensation

The Company accounts for stock-based compensation under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). SFAS 123 requires measurement of compensation cost for equity classified stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest. Stock-based compensation includes stock options granted under the Company’s 2004 Equity Incentive Plan as well as changes in Redeemable Class A member interests, which are membership interests issued to the Company’s employee members and recorded as a liability. The Company uses the Black-Scholes option-pricing model to calculate the fair value of the options, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s options. These models also require subjective assumptions including future stock price volatility, dividend yield and expected time to exercise, which greatly affects the calculated values.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Reclassification

Certain 2003 and 2004 balances have been reclassified in order to conform to the fiscal 2005 presentation, without any impact on the Company’s financial position, income or cash flows.

3. Restatement

Historically, the Company recorded its Class A common membership interests that were purchased by and issued to employee members as equity. This treatment did not comply with SFAS 123 due to a repurchase feature in the Operating Agreement that permits employee members to redeem all of their Class A membership interests to the Company upon resignation. The Company should have recorded these instruments as liabilities and valued them at their redemption value at each balance sheet date. To correct this error, the Company has reclassified these membership interests from members’ equity to Redeemable Class A member interests and recorded them as a liability at their redemption value which was equal to the capital account of each employee member on the Consolidated Statements of Financial Condition.

The Company also recorded performance-based bonus distributions to employee members as compensation and benefits expense as well as interest distributions based on employee members’ capital as interest expense in the Consolidated Statements of Income. Historically these distributions to employee members have been accounted for as distributions paid to common members in the Consolidated Statements of Changes in Members’ Equity.

The Company has also recorded the pro rata share of the Company’s income allocated to Redeemable Class A member interests and changes in the redemption amount of Redeemable Class A member interests as “Income allocation and accretion—Redeemable Class A member interests” in the Consolidated Statements of Income.

Additionally, the Company has restated its Consolidated Statements of Cash Flows to correct a computational error in the determination of investing and operating cash flows. These items are included under purchases and sales of other investments and the change in fair value of other investments in the table below.

As a result of the corrections described above, the consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 have been restated from the amounts previously reported. These corrections had no impact on the Company’s historical total assets, revenues or net change in cash and cash equivalents. The cumulative effect of the restatement as of December 31, 2002, was an increase in retained earnings of $4,983,894 and a decrease in total members’ equity of $3,724,291.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

A summary of the significant effects of the restatements is as follows:

	As of December 31, 2005			As of December 31, 2004
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated

Consolidated Statements of Financial Condition
Redeemable Class A members interests	$—	$11,516,753	$11,516,753	$—	$5,896,901	$5,896,901
Accrued compensation	29,034,086	—	29,034,086	26,304,283	248,295	26,552,578
Total liabilities	33,758,740	11,516,753	45,275,493	34,428,056	6,145,196	40,573,252
Class A common interests—employee members	18,305,237	(18,305,237)	—	15,010,830	(15,010,830)	—
Retained earnings / (Distributions in excess of accumulated earnings)	(3,315,362)	6,360,230	3,044,868	(6,618,491)	8,437,380	1,818,889
Total members’ equity	58,164,373	(11,516,753)	46,647,620	51,564,610	(6,145,196)	45,419,414

	Year ended December 31, 2005			Year ended December 31, 2004
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated

Consolidated Statements of Income
Compensation and benefits	$25,503,796	$34,641,040	$60,144,836	$18,355,193	$28,613,409	$46,968,602
Income allocation and accretion—Redeemable Class A member interests	—	12,983,213	12,983,213	—	9,755,082	9,755,082
Interest and dividend expense	45,230	887,698	932,928	88,742	919,884	1,008,626
Total expenses	42,226,854	48,511,951	90,738,805	32,030,180	39,288,378	71,318,558
Net income	52,434,285	(48,511,951)	3,922,334	42,786,385	(39,288,375)	3,498,010

	Year ended December 31, 2003
	As previously reported	Adjustment	As restated

Compensation and benefits	$12,887,649	$19,634,768	$32,522,417
Income allocation and accretion—Redeemable Class A member interests	—	13,093,248	13,093,248
Interest and dividend expense	76,997	576,777	653,774
Total expenses	22,268,035	33,304,793	55,572,828
Net income	36,503,320	(33,304,793)	3,198,527

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	Year ended December 31, 2005			Year ended December 31, 2004
	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated

Consolidated Statements of Cash Flows
Net income attributable to Class A and Class B common interests	$52,434,285	$(48,511,951)	$3,922,334	$42,786,385	$(39,288,375)	$3,498,010
Change in fair value of other investments	7,253,136	(4,233,231)	3,019,905	(18,043,525)	11,300,000	(6,743,525)
Increase (decrease) in Redeemable Class A member interests	—	5,619,852	5,619,852	—	(5,644,573)	(5,644,573)
Net cash provided by (used in) operating activities	76,519,259	(47,373,625)	29,145,634	21,972,334	(29,265,027)	(7,292,693)
Purchases of other investments	6,176,000	(13,352,000)	(7,176,000)	11,224,336	(22,448,672)	(11,224,336)
Sales of other investments	(6,626,000)	17,585,231	10,959,231	(7,074,336)	11,148,672	4,074,336
Net cash provided by (used in) investing activities	(2,266,117)	4,233,231	1,967,114	531,121	(11,300,000)	(10,768,879)
Contributions of Class A common interests	4,347,957	(4,347,957)	—	4,521,409	(4,521,409)	—
Redemptions of common members	(4,259,040)	4,259,040	—	(3,253,982)	3,253,982	—
Redemptions of Class A common interests	—	—	—	—	(1,108,690)	(1,108,690)
Distributions paid to common members	(45,925,667)	45,925,667	—	(43,151,424)	43,151,424	—
Distributions paid to Class A and Class B common interests	—	(2,696,355)	(2,696,355)	—	(604,228)	(604,228)
Net cash (used) provided by financing activities	(48,336,749)	43,140,394	(5,196,355)	(15,096,582)	40,565,027	25,468,445

	Year ended December 31, 2003
	As previously reported	Adjustment	As restated

Net income attributable to Class A and Class B common interests	$36,503,320	$(33,304,793)	$3,198,527
Change in fair value of other investments	—	(5,221,847)	(5,221,847)
Increase (decrease) in Redeemable Class A member interests	—	9,786,450	9,786,450
Net cash provided by (used in) operating activities	35,427,191	(9,565,546)	25,861,645
Purchases of other investments	—	(1,000,000)	(1,000,000)
Sales of other investments	—	900,000	900,000
Net cash provided by (used in) investing activities	(649,085)	(100,000)	(749,085)
Contributions of Class A common interests	2,573,456	(2,573,456)	—
Redemptions of common members	(1,680,843)	1,680,843	—
Distributions paid to common members	(10,558,159)	10,558,159	—
Net cash (used) provided by financing activities	(10,634,302)	9,665,546	(968,756)

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

4. Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment, a revision to SFAS 123. SFAS 123R focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting for transactions in which an entity obtains goods or services in share-based payment transactions. Generally, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of income based on their grant date fair values. The Company adopted SFAS 123R as of January 1, 2006 and there was no impact on the Company’s financial position, results of operations or cash flows.

5. Securities and Other Investments

Marketable securities consist of U.S. listed and over-the-counter equities, which are carried at market value. At December 31, 2005 and 2004, the cost basis of these securities was $4,339,007 and $12,983,723, respectively.

Securities sold, but not yet purchased, represent obligations of the Company to deliver a specific security at a contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions involve, to varying degrees, elements of market risk, as the Company’s ultimate obligation to satisfy the sale of securities sold, but not yet purchased, may exceed the amount recognized in the consolidated statements of financial condition. At December 31, 2005 and 2004, proceeds from securities sold, but not yet purchased were $57,028 and $0, respectively.

Included in other investments are investments in partnerships in which one of the Company’s subsidiaries is the investment manager and General Partner with an estimated fair value of $13,305,457 and $20,108,593 at December 31, 2005 and 2004, respectively.

6. Fixed Assets

At December 31, 2005 and 2004, fixed assets consisted of the following:

	2005	2004

Furniture and fixtures	$1,589,139	$1,169,200
Computer and office equipment	2,613,551	2,316,811
Leasehold improvements	2,820,656	1,872,054
Software	474,387	323,551

	7,497,733	5,681,616
Less: accumulated depreciation	(3,575,541)	(2,075,480)

Total fixed assets, net	$3,922,192	$3,606,136

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 totaled $1,500,061, $1,108,402 and $603,559, respectively.

7. Subordinated Borrowings

The Broker-Dealer has a revolving subordinated loan agreement with the clearing broker for $3 million that matures annually and bears interest at the prime rate plus 2% annually. As of December 31, 2005 and 2004 the Broker-Dealer had no outstanding borrowings on this agreement.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

8. Note Payable

On February 23, 2004, the Company entered into a revolving note with City National Bank for up to $10,000,000. Each draw bears interest at the prime rate less 0.50% annually or at LIBOR plus 1.75% annually, at the choice of the Company, and the note expires on September 1, 2007. The loan fee is 0.50% of the original principal amount. There are no principal payments or collateral required for this note. The outstanding amount of $2,500,000 at December 31, 2004 was repaid in February 2005. The interest expense for 2005 was $15,554 and $68,460 for 2004. The effective rate was 3.61%. There is no outstanding note balance at December 31, 2005.

9. Redeemable Member Interests

Redeemable Class A Member Interests

Redeemable Class A member interests are issued to employees of the Company or its subsidiaries, and are entitled to share in the operating profits of the Company. Redeemable Class A member interests are identical in nature to Class A common interests issued to non-employee Class A common members, except that Class A common members are not subject to insider rules, as defined in the Operating Agreement. These insider rules provide, among other items, that the Company may redeem the employee member’s interest in the Company at any time, in whole or in part. In addition, the employee member may redeem his or her Redeemable Class A member interests in whole upon his or her resignation from providing services for the Company. In either such case (and excluding terminations for cause or upon events of default), the redemption price will be either of the following at the Company’s election: (i) the capital account balance of the employee member or (ii) the percent of “liquidation value” represented by such interest based on a valuation formula. Redeemable Class A member interests represented 74.4% of the Company’s membership interests as of December 31, 2005 and 2004.

Redeemable Class A member interests are accounted for as stock-based compensation under SFAS 123 until December 31, 2005 and SFAS 123R thereafter. Each holder of Redeemable Class A member interests is a party to the Operating Agreement which provides that an employee member may elect to redeem all, but not less than all, of their Redeemable Class A member interests without the Company’s consent in connection with such person’s resignation from the Company. Because the repurchase feature permits the employee to avoid bearing the risks and rewards normally associated with equity share ownership for a reasonable period of time and gives the Company no discretion to avoid transferring its cash or assets to the employee if the employee elects redemption, the Redeemable Class A Interests are classified as a liability. The liability amount for the Redeemable Class A member interests is measured at each balance sheet date based on the redemption amounts for the Class A member interests. The redemption amount for an employee member is the amount the Company is required to pay to an employee member upon resignation to redeem all his Redeemable Class A member interests as provided by the Operating Agreement. Management has determined that member interests would be redeemed at an amount equal to the capital account of such employee member as maintained by the Company. The pro rata share of the Company’s income allocated to Redeemable Class A member interests and any additional changes in the redemption amount of Redeemable Class A member interests are recorded as “Income allocation and accretion—Redeemable Class A member interests” in the Consolidated Statements of Income.

Series B Redeemable Preferred Capital

During 2002, the Company issued 13.76 Series B redeemable preferred units (“Series B Units”) at an offering price of $25,000 per unit in exchange for 25.0% of the Company’s common interests which were owned by the managing member of the Company. The Series B member was entitled to cause the Company to redeem the Series B Units upon a change of control, five years after issuance or upon mutual agreement between the

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

parties. The Series B Units were redeemable at the greater of $25,000 or the net book value of the common membership interests received by the Company fully diluted through to the redemption date. Series B Units were not convertible into any other classes of membership interests. Series B Units were entitled to receive distributions before any distributions were made to common members and received distributions at an annual rate equal to prime rate plus 100 basis points of the offering price. The periodic change in the redemption value and the cumulative dividends of the Series B redeemable preferred units were recorded as charges to retained earnings. On September 3, 2004, the Company redeemed all issued, authorized and outstanding Series B redeemable preferred units for an aggregate amount of $6,500,000. No Series B redeemable preferred units were outstanding at December 31, 2005 or 2004.

10. Members’ Equity

Capital Accounts

A capital account is maintained for each member. The account is increased by capital contributions, allocable share of net profit and any items of income or gain, and decreased by distributions, allocable share of net loss and any items of expense or loss.

Membership Classes

The Company is authorized to issue Class A common and Class B common interests. Subject to provisions in accordance with the Operating Agreement, the Company may issue additional units of certain classes of membership and may designate additional classes and series of interests. The amount of shares outstanding, distribution preferences, redemption provision, and voting rights for each class of membership are summarized below.

Series A Convertible Preferred Capital

The Company issued Series A convertible preferred units (“Series A Units”) in private placements to accredited investors. Series A Units were entitled to receive distributions before any distributions were made to common members and distributions were payable quarterly at an annual rate of 8% of the offering price. The Series A Units were not redeemable but were convertible into Class A common interests. Effective April 1, 2004, upon election by holders of a majority of the Series A Units, all Series A Units were converted to Class A common interests. None were outstanding at December 31, 2005 or 2004.

Class A Common Interests

Class A common interests are issued to non-employee members, some of whom converted their Series A Convertible Preferred units into Class A common interests in April 2004, and are entitled to share in the operating profits of the Company. Class A common interests are identical in nature to the Redeemable Class A member interests issued to employee members, except that the outside Class A common members are not subject to insider rules, as defined in the Operating Agreement and discussed in Note 9. Class A common interests represented 10.0% of the Company’s membership interests as of December 31, 2005 and 2004.

Class B Common Interests

On August 18, 2004, the Company issued Class B common interests in a private offering to qualified institutional buyers and accredited investors. The Class B common interests outstanding were equal to 15.5% of

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

the total outstanding common interests of the Company at the closing of the private offering. The Class B common interests may not be diluted by issuances of additional Class A common interests and Redeemable Class A member interests and redemptions of Class A common interests and Redeemable Class A member interests may not be accretive to Class B common interests, but Class B common interests may be diluted by all other issuances of member interests. Class B common interests are identical in nature to Class A common interests, except for (i) the anti-dilution provision described in the preceding sentence and (ii) demand registration rights giving the holders of Class B common interests an annual vote to cause a corporate conversion of the Company, which would result in registration of the converted common interests with the SEC with subsequent listing on a national exchange or the over-the-counter market. Class B common interests represented 15.5% of the Company’s membership interests as of December 31, 2005 and 2004.

11. Equity Incentive Plan

In December 2004, the Company adopted the 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”). Under the 2004 Equity Incentive Plan, the Company may grant options to purchase Class B membership interests in the Company to the Company’s and its affiliates’ officers, employees, consultants and other persons to whom the Company determines to make such grants.

On December 31, 2004, a total of 50,000 options were granted to the two independent directors of JMP Holdings, Inc. (25,000 options to each independent director) as director compensation. The options have an exercise price of $15.00 per share with an exercise period of 5 years and were fully vested and exercisable at the grant date. Because JMP Holdings, Inc. is not consolidated into the Company, the Company accounted for these options granted in 2004 under SFAS No. 123 and in accordance with EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. In connection with these grants, the Company recorded compensation expense of $88,500 for the year ended December 31, 2004 based on the grant-date fair value of $1.77 for each option. The fair value of the options was estimated using the Black-Scholes Option Valuation methodology under the following assumptions: option term of 5 years, risk-free interest rate of 3.7%, dividend yield of 6.8% and volatility of 25.3%. The Company estimated the volatility by comparison to comparable public companies.

On December 21, 2005, a total of 1,192,140 options were granted to several employees, who are employee members of the Company. The options have an exercise price of $10.00 per share, an exercise period of 10 years and will vest and become exercisable 25% at each of the four subsequent anniversaries of the grant date. The Company accounted for the options granted in 2005 under SFAS No. 123. As permitted for non-public companies under SFAS 123, the Company used the minimum-value method to determine the fair value of the 2005 option grants. The fair value of the employee option grants has been estimated on the date of grant using the Black-Scholes Option Valuation methodology using the following assumptions: expected life of options of 5.83 years, risk-free interest rate of 4.45%, dividend yield of 4.1% and volatility of 0.0%. The dividend estimate was based on the recurring base dividend and special dividend estimated for 2005 and deemed to be representative for future periods. The fair value of the options granted in 2005 is $0.137 for each option or $163,204 for all options granted. In connection with these grants, the Company will record compensation expense over the four-year graded vesting period of the options using the accelerated attribution method under FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, which resulted in compensation expense of $2,227 for the year ended December 31, 2005. Additional compensation expense of $160,977 will be recognized in future periods.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The following table summarizes the activity under the 2004 Equity Incentive Plan during the year ended December 31, 2005:

	Shares Subject to Options	Weighted Average Exercise Price

Options to purchase Class B Common interests
Outstanding—beginning of year	50,000	$15.00
Granted	1,192,140	10.00
Exercised	—	—
Forfeited	—	—

Outstanding—end of year	1,242,140	$10.20

Outstanding exercisable—end of year	50,000	$15.00

Weighted average exercise price of options granted during the year		$10.00

The following table summarizes information about options outstanding to purchase Class B common interests at December 31, 2005:

	Options Outstanding		Options Vested and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Vested and Exercisable	Weighted Average Exercise Price

$10.00	1,192,140	9.97	—	$—
$15.00	50,000	4.00	50,000	$15.00

12. Employee Benefits

All salaried employees and members of the Company are eligible to participate in the JMP Group 401(k) Plan (the “Plan”) after three months of employment. Participants may contribute up to the limits set by the United States Internal Revenue Service. There were no contributions by the Company in 2005, 2004 or 2003.

13. Net Income per Unit Attributable to Class A and Class B Common Interests

The Company calculates net income per unit attributable to Class A and Class B common interests (“Net Income per Unit”) in accordance with SFAS No. 128, Earnings per Share. Basic Net Income per Unit is calculated by dividing net income attributable to Class A and Class B common interests by the weighted average number of units of Class A and Class B common interests outstanding for the reporting period. Diluted Net Income per Unit is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised or converted into membership interests. To determine an average market price for applying the treasury stock method, the Company estimated the fair market value of the Company’s Class B common interests based on trades of Class B common interests between third parties and earnings multiples for publicly traded comparables.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The Company issued in August 2004 in a private offering 2,300,000 units of Class B common interests which represented 15.5% of the Company’s membership interests. Because there is a direct relationship between the number of Class B common interests outstanding and the ownership percentage in our equity, we were able to determine the number of units associated with the Class A common interests outstanding. As a result, we were able to determine earnings per share, based on an implied number of Class A common interests and an existing number of Class B common interests outstanding. Pursuant to SFAS 128, Earnings per Share, paragraph 133 and SEC Staff Accounting Bulletin Topic 4-C, we have reflected this capital structure for purposes of determining earnings per share in all periods presented.

As described in Note 9, the Redeemable Class A member interests are classified as liabilities due to the employee redemption feature. These interests can only be settled in cash and thus the Redeemable Class A interests are considered similar to performance interests/awards. Therefore, the computation for basic and diluted earnings per share does not include the Redeemable Class A member interests outstanding or the pro rata income allocated to such interests.

The computations for basic and diluted Net Income per Unit for the three years ended December 31, 2005 are set forth below:

	Year Ended December 31,
	2005	2004	2003

Numerator for basic net income per unit attributable to Class A and Class B common interests	$3,922,334	$2,516,507	$344,358
Add-back: Distributions Series A convertible preferred units	—	—	703,562

Numerator for diluted net income per unit attributable to Class A and Class B common interests	$3,922,334	$2,516,507	$1,047,920

Denominator for basic net income per unit—weighted average number of Class A and Class B common units outstanding	3,773,874	2,143,163	140,533
Effect of potentially dilutive securities:
Series A convertible preferred units	—	—	1,472,205
Options to purchase Class B common interests	—	—	—

Denominator for dilutive net income per unit—weighted average number of Class A and Class B common units outstanding and impact of potentially dilutive securities	3,773,874	2,143,163	1,612,737

Net income per unit attributable to Class A and Class B common interests
Basic	$1.04	$1.17	$2.45
Diluted	$1.04	$1.17	$0.65

For the year ended December 31, 2005, there were no Series A convertible preferred units outstanding and for the year ended December 31, 2004, 368,051 Series A convertible preferred units had no dilutive effect, because they were anti-dilutive for the period. For the years ended December 31, 2005 and 2004, options to purchase Class B common interests outstanding had no dilutive effect, because they were either anti-dilutive or non-dilutive for the periods. For the year ended December 31, 2003, there were no options to purchase Class B common interests outstanding.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

14. Commitments and Contingencies

The Company leases office space in California, New York, Illinois, Georgia and Colorado under various operating leases. Rental expense for the years ended December 31, 2005, 2004 and 2003 was $1,290,814, $1,119,797 and $821,714, respectively. The California and New York leases included a period of free rent at the start of the lease for seven months and three months, respectively. Rent expense is recognized over the entire lease uniformly net of the free rent savings. The aggregate minimum future commitments of these leases are:

2006	$1,769,930
2007	1,840,657
2008	1,838,336
2009	2,168,228
2010	2,168,228
2011	1,558,526

$11,343,905

In connection with its underwriting activities, the Broker-Dealer enters into firm commitments for the purchase of securities in return for a fee. These commitments require the Broker-Dealer to purchase securities at a specified price. Securities underwriting exposes the Broker-Dealer to market and credit risk, primarily in the event that, for any reason, securities purchased by the Broker-Dealer cannot be distributed at anticipated price levels. At December 31, 2005, the Broker-Dealer had no open underwriting commitments.

The securities owned that are on deposit with the clearing broker as well as the cash held by the clearing broker, may be used to maintain margin requirements. Furthermore, the securities owned may be hypothecated or borrowed by the clearing broker.

15. Regulatory Requirements

The Broker-Dealer is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. The Broker-Dealer had net capital of $52,433,957 and $34,827,817, which was $51,978,457 and $34,520,912 in excess of the required net capital of $455,500 and $306,905 at December 31, 2005 and 2004, respectively. The Broker-Dealer’s ratio of aggregate indebtedness to net capital was 0.07 to 1 and 0.13 to 1 at December 31, 2005 and 2004, respectively.

Since all customer transactions are cleared through another broker-dealer on a fully disclosed basis, the Broker-Dealer is not required to maintain a separate bank account for the exclusive benefit of customers or to segregate customer securities in accordance with Rule 15c3-3 of the Securities and Exchange Commission.

16. Related Party Transactions

The Company earns investment management and performance fees from serving as investment advisor for partnerships and offshore investment companies in which it also owns an investment. Investment management fees from these activities, excluding managed accounts, were $7,631,592, $7,431,540 and $1,645,432 in 2005, 2004 and 2003, respectively. Also, performance fees of $627,357, $4,300,069 and $3,638,440 were earned by JMPAM from these partnerships and offshore investment companies in 2005, 2004 and 2003, respectively.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

On August 18, 2004, the Company entered into a Services Agreement with JMP Holdings Inc. whereby the Company will provide JMP Holdings Inc. with various corporate support services, which include certain tax, accounting, legal and administrative functions, and bear or reimburse certain expenses, which include professional fees, director’s fees, corporate franchise tax and certain filing fees. As of December 31, 2005, JMP Holdings Inc. owned a 5.94% membership interest in the Company. The expenses reimbursed by the Company to JMP Holdings Inc. for the years ended December 31, 2005 and 2004 were $61,872 and $83,243, respectively.

17. Guarantees

The Broker-Dealer has agreed to indemnify its clearing broker for losses that the clearing brokers may sustain from the accounts of customers introduced by the Broker-Dealer. Should a customer not fulfill their obligation on a transaction, the Broker-Dealer may be required to buy or sell securities at prevailing market prices in the future on behalf of its customer. The Broker-Dealer’s obligation under the indemnification has no maximum amount. All unsettled trades at December 31, 2005 had settled with no resulting liability to the Company. During 2005, 2004 and 2003, the Company did not have a loss due to counterparty failure, and has no obligations outstanding under the indemnification as of December 31, 2005.

The Company is engaged in various investment banking and brokerage activities whose counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

18. Litigation

Due to the nature of its business, the Company is subject to various threatened or filed legal actions. For example, because we act as an underwriter or a financial advisor in the ordinary course of our business, we may be subjected to class action claims that seek substantial damages. In addition, defending employment claims against us could require the expenditure of substantial resources. Such litigation is inherently uncertain and the ultimate resolution of such litigation could be determined by factors outside of our control. Management, after consultation with legal counsel, believes that the currently known action or threats will not result in any material adverse effect on the Company’s financial statements.

19. Financial Instruments with Off-balance Sheet Risk, Credit Risk or Market Risk

The majority of the Company’s transactions, and consequently the concentration of its credit exposure, is with its clearing broker. The clearing broker is also the primary source of short-term financing for the Company, which is collateralized by cash and securities owned by the Company and held by the clearing broker. The Company’s securities owned may be pledged by the clearing broker. The amount receivable from the clearing broker represents amounts receivable in connection with the trading of proprietary positions. As of December 31, 2005 and 2004, the Company’s cash on deposit with the clearing broker was not collateralizing any liabilities to the clearing broker.

In addition to the clearing broker, the Company is exposed to credit risk from other brokers, dealers and other financial institutions with which it transacts business. In the event counterparties do not fulfill their obligations, the Company may be exposed to credit risk.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The Company’s trading activities include providing securities brokerage services to institutional clients. To facilitate these customer transactions, the Company purchases proprietary securities positions (“long positions”) in equity securities. The Company also enters into transactions to sell securities not yet purchased (“short positions”), which are recorded as liabilities on the statement of financial condition. The Company is exposed to market risk on these long and short securities positions as a result of decreases in market value of long positions and increases in market value of short positions. Short positions create a liability to purchase the security in the market at prevailing prices. Such transactions result in off-balance sheet market risk as the Company’s ultimate obligation to satisfy the sale of securities sold, not yet purchased may exceed the amount recorded in the statement of financial condition. To mitigate the risk of losses, these securities positions are marked to market daily and are monitored by management to assure compliance with limits established by the Company.

20. Business Segments

The Company’s business results are categorized into the following two segments: Broker-Dealer and Asset Management. The Broker-Dealer segment includes a broad range of services, such as underwriting and acting as a placement agent for public and private capital raising transactions and financial advisory services in M&A, restructuring and other strategic transactions. The Broker-Dealer segment also includes institutional brokerage services and equity research services to our institutional investor clients. The Asset Management segment includes the management of a broad range of pooled investment vehicles, including the Company’s hedge funds and funds of funds as well as the Company’s principal investments in public and private securities.

The accounting policies of the segments are consistent with those described in the Significant Accounting Policies in Note 2.

Revenue generating activities between segments are eliminated from the segments results for reporting purposes. These activities include fees paid by the Broker-Dealer segment to the Asset Management segment for the management of its investment portfolio.

The Company’s segment information for the years ended December 31, 2005, 2004 and 2003 is prepared using the following methodology:

•	Revenues and expenses directly associated with each segment are included in determining income.

•	Revenues and expenses not directly associated with a specific segment are allocated based on the most relevant measures applicable, including headcount, revenues and other factors.

•

Each segment’s operating expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) other operating expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services.

•

Corporate operating expenses include income allocation and accretion—Redeemable Class A member interests and interest expense payable on Redeemable Class A member interests. These expenses are not allocated to the segments, because Redeemable Class A member interests are capital to the Company as a whole and the income allocation is based on the Company’s consolidated results.

The Company evaluates segment results based on revenue and segment income.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Segment Operating Results

Management believes that the following information provides a reasonable representation of each segment’s contribution to revenues, income and assets:

		Year Ended December 31,
		2005	2004	2003

Broker-Dealer	Revenues	$86,546,723	$61,063,274	$50,435,229
	Operating expenses	70,269,985	51,305,930	35,761,244

	Segment income	$16,276,738	$9,757,344	$14,673,985

	Segment assets	$76,478,375	$62,089,643	$48,690,422

Asset Management	Revenues	$8,114,416	$13,753,294	$8,336,126
	Operating expenses	6,597,909	9,337,662	6,141,559

	Segment income	$1,516,507	$4,415,632	$2,194,567

	Segment assets	$15,444,738	$23,903,023	$9,455,084

Corporate	Operating expenses	$13,870,911	$10,674,966	$13,670,025

Consolidated Entity	Revenues	$94,661,139	$74,816,568	$58,771,355
	Operating expenses	90,738,805	71,318,558	55,572,828

	Net income	$3,922,334	$3,498,010	$3,198,527

	Total assets	$91,923,113	$85,992,666	$58,145,506

21. Pro Forma Information, C-Corp (Unaudited)

The unaudited pro forma financial information for the year ended December 31, 2005 presented on the face of the Company’s Consolidated Statement of Income is based upon the Company’s restated historical consolidated financial statements as adjusted to reflect the reorganization transactions contemplated in connection with its initial public offering (see Note 1), in particular the exchange of Redeemable Class A member interests and Class A and Class B common interests into common stock of the Company, as though they had occurred on January 1, 2005.

The unaudited pro forma Consolidated Statement of Income information includes the add-back of the income allocation and accretion expense related to Redeemable Class A member interests which would not have been recorded if the Redeemable Class A member interests were converted into common stock in connection with the reorganization transactions. It also includes the add-back of interest expense related to Redeemable Class A member interests because as a corporation the Company will not pay any interest on employee members’ capital. Prior to the reorganization transactions the Company was a limited liability company and not subject to income taxes. The unaudited pro forma Consolidated Statement of Income information therefore also includes adjustments for income tax expense as if the Company had been a corporation at an assumed combined federal, state and local income tax rate of 42%. The pro forma number of common shares outstanding is based on the assumed exchange of Redeemable Class A member interests and Class A and Class B common interests into common stock of the Company in accordance with the Operating Agreement. The 2,300,000 basic units of Class B common interests outstanding for the year ended December 31, 2005 represent 15.5% of the Company’s ownership and Class A common interests and Redeemable Class A member interests are exchanged applying the same exchange ratio to their respective ownership percentages.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Year Ended December 31, 2005

Revenues
Total revenues	$94,661,139
Expenses
Compensation and benefits	60,144,836
Income allocation and accretion—Redeemable Class A member interests	12,983,213
Other expenses	17,610,756

Total expenses	90,738,805

Add back: Income allocation and accretion—Redeemable Class A member interests	(12,983,213)
Add back: Interest expense—Redeemable Class A member interests	(887,698)

Pro forma total expenses	76,867,894
Pro forma income before tax	17,793,245
Pro forma taxes (42.0% assumed tax rate)	7,473,163

Pro forma net income	$10,320,082

Pro forma basic net income per share	$0.70
Pro forma basic weighted average shares of common stock outstanding	14,800,039

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

	September 30, 2006	December 31, 2005

	(unaudited)	(restated)
Assets
Cash and cash equivalents	$52,989,788	$61,724,672
Restricted cash and deposits	3,639,894	1,429,079
Receivable from clearing broker	2,388,467	1,188,956
Investment banking fees receivable, net (allowance for doubtful accounts of $98,912 and $69,416 at September 30, 2006 and December 31, 2005, respectively)	3,127,196	4,382,483
Marketable securities owned, at market value (Note 4)	8,893,163	3,781,371
Other investments (Note 4)	12,472,065	13,305,457
Fixed assets, net (Note 5)	2,902,142	3,922,192
Other assets	2,866,498	2,188,903

Total assets	$89,279,213	$91,923,113

Liabilities and Members’ Equity
Liabilities
Marketable securities sold, but not yet purchased, at market value	$5,603,041	$105,540
Accrued compensation	21,069,911	29,034,086
Other liabilities	4,511,090	4,619,114
Redeemable Class A member interests (Note 8)	9,936,723	11,516,753

Total liabilities	41,120,765	45,275,493

Commitments and contingencies (Note 13 and 17)
Minority interest	2,098,249	—

Members’ Equity (Note 10)
Class A common interests	11,861,848	11,861,848
Class B common interests	31,650,177	31,650,177
Additional paid in capital—stock options	165,332	90,727
Retained earnings	2,382,842	3,044,868

Total members’ equity	46,060,199	46,647,620

Total liabilities and members’ equity	$89,279,213	$91,923,113

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(unaudited)

	Nine months ended September 30,
	2006	2005

Revenues
Investment banking	$33,543,294	$47,419,076
Brokerage revenues	22,771,641	17,288,105
Asset management fees	2,475,485	6,862,768
Principal transactions	2,368,879	(1,827,709)
Interest and dividends	2,187,712	790,930
Other income	324,083	300,777

Total revenues	63,671,094	70,833,947

Expenses
Compensation and benefits	37,627,203	48,382,812
Income allocation and accretion—Redeemable Class A member interests	7,505,245	7,317,149
Administration	2,986,547	2,691,705
Brokerage, clearing and exchange fees	2,993,328	2,289,553
Travel and business development	2,760,946	2,268,542
Communications and technology	2,451,691	1,910,210
Occupancy	1,381,244	949,765
Professional fees	891,001	938,665
Depreciation	1,111,248	1,107,368
Interest and dividend expense	1,168,912	644,029
Other	300,511	168,149

Total expenses	61,177,876	68,667,947

Net income before minority interest	2,493,218	2,166,000
Minority interest	96,249	—

Net income attributable to Class A and Class B common interests	$2,396,969	$2,166,000

Net income per unit attributable to Class A and Class B common interests
Basic	$0.64	$0.57
Diluted	$0.63	$0.57
Weighted average number of Class A and Class B common units outstanding
Basic	3,733,444	3,770,416
Diluted	3,781,808	3,770,416

Pro Forma Consolidated Statement of Income Information—C-Corp (unaudited) (Note 20):
Total revenues	$63,671,093	$70,833,947
Pro forma total expenses	52,539,068	60,743,087
Minority interest	96,249	—

Pro forma income before tax	11,035,776	10,090,860
Pro forma taxes (42.0% assumed tax rate)	4,635,026	4,238,161

Pro forma net income	$6,400,750	$5,852,699

Pro forma basic net income per share	$0.43	$0.40
Pro forma basic weighted average shares of common stock outstanding	14,800,039	14,800,039

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(unaudited)

	September 30,
	2006	2005

Cash flows from operating activities
Net income attributable to Class A and Class B common interests	$2,396,969	$2,166,000
Adjustments to reconcile net income to net cash provided by operating activities
Provision for doubtful accounts	99,761	70,074
Change in fair value of other investments	(2,043,634)	2,492,507
Depreciation and amortization of fixed assets	1,111,248	1,107,368
Write-off of fixed assets	132,359	—
Minority interest	96,249	—
Stock based compensation expense	74,605	—
Net change in operating assets and liabilities
Decrease (increase) in receivables	(43,985)	3,541,733
Decrease (increase) in marketable securities owned	(5,111,792)	8,918,670
Decrease (increase) in restricted cash and deposits and other assets	(2,888,411)	1,941,518
Increase in marketable securities sold, but not yet purchased	5,497,501	357,186
(Decrease) in accrued compensation and other liabilities	(8,072,199)	(3,156,795)
Increase (decrease) in Redeemable Class A member interests	(1,580,030)	1,828,096

Net cash (used in) provided by operating activities	(10,331,359)	19,266,357

Cash flows from investing activities
Purchases of fixed assets	(223,555)	(1,496,780)
Purchases of other investments	(1,290,558)	(7,176,000)
Sales of other investments	4,167,584	9,959,231

Net cash provided by investing activities	2,653,470	1,286,451

Cash flows from financing activities
Repayment of short term borrowings	—	(2,500,000)
Distributions paid to Class B common members	(3,058,995)	(1,952,952)
Capital contributions of minority interest members	2,002,000	—

Net cash used in financing activities	(1,056,995)	(4,452,952)

Net increase/(decrease) in cash and cash equivalents	(8,734,884)	16,099,856
Cash and cash equivalents, beginning of year	61,724,672	35,808,279

Cash and cash equivalents, end of period	$52,989,788	$51,908,135

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$1,355,722	$835,938

The accompanying notes are an integral part of these financial statements.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006

(unaudited)

1. Organization and Basis of Presentation

JMP Group LLC, a Delaware limited liability company (the “Company”), was formed on April 12, 1999. The Company’s original name, Jolson Merchant Partners LLC, was changed to Jolson Merchant Partners Group LLC, effective January 1, 2000, and in June 2004, it was changed to JMP Group LLC. The Company operates pursuant to its Third Amended and Restated Limited Liability Company Operating Agreement dated as of August 18, 2004, as amended (the “Operating Agreement”). The Company shall dissolve on September 30, 2034 unless terminated earlier by approval of two-thirds, by percentage interest, of the common members or any other event as provided by the Operating Agreement.

The Company conducts its brokerage business through its wholly owned subsidiary, JMP Securities LLC (the “Broker-Dealer”) and its asset management business through its wholly owned subsidiary, JMP Asset Management LLC (“JMPAM”). The Broker-Dealer is a U.S. registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. The Broker-Dealer operates as an introducing broker and does not hold funds or securities for, or owe any money or securities to customers, and does not carry accounts for customers. All customer transactions are cleared through another broker-dealer on a fully disclosed basis. JMPAM is a registered investment advisor under the Investment Advisers Act of 1940 and provides investment management services for sophisticated investors in investment partnerships managed by JMPAM.

The Company has historically conducted its business through a multi-member limited liability company. Members in JMP Group LLC included all employee members or managing directors and outside holders of JMP Group LLC interests. In connection with the Company’s intended initial public offering, it will complete the following transactions to have JMP Group Inc. succeed to the business of JMP Group LLC and to have its members become stockholders of JMP Group Inc. The Company will affect an exchange of all of the outstanding membership interests of JMP Group LLC for shares of common stock of JMP Holdings Inc. In addition, outstanding options to purchase Class B common interests of JMP Group LLC will be exchanged for options to purchase shares of common stock of JMP Holdings Inc. with the same terms and conditions as under the pre-existing options agreements. JMP Holdings Inc., is a Delaware corporation formed in connection with its August 2004 private offering in anticipation of the corporate conversion, and is a member of JMP Group LLC. JMP Holdings Inc. will change its name to JMP Group Inc. As a result of the exchange, JMP Group LLC will become JMP Group Inc.’s wholly-owned subsidiary. JMP Group LLC will be consolidated with JMP Group Inc.’s financial statements.

Minority Interest

Minority interest relates to the interest of third parties in JMP Realty Trust (“JMPRT”). JMPRT is a real estate investment trust that was formed in June 2006. As of September 30, 2006, the Company owned 49.9% of JMPRT and certain employee members owned 25.0%. JMPRT is managed by JMP Realty Advisors, an affiliate of JMPAM. Because of the current ownership and external management position, the Company consolidates all of the net income of JMPRT and records minority interest. The Company has committed $10 million in capital to JMPRT, of which, as of September 30, 2006, a total of $2 million had been drawn.

2. Summary of Significant Accounting Policies

Basis of Presentation

These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and Regulation S-X Article 10 under the Securities

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

Exchange Act of 1934. The interim financial data as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 are unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the nine months ended September 30, 2006 may not be indicative of future results.

The consolidated financial statements include the accounts of JMP Group LLC and its wholly- and partially-owned subsidiaries, including the Broker-Dealer, JMPAM and JMPRT. All material intercompany accounts and transactions have been eliminated.

JMPAM currently manages a number of asset management limited partnerships and is a general partner of each. The asset management funds’ partnership agreements provide for the right to remove the general partners by a simple majority. As a result, consolidation of the asset management funds is not required pursuant to Emerging Issues Task Force Issue No. 04-5 (“EITF 04-5”), Determining whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect both the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

Investment banking revenues include underwriting revenues, advisory revenues and private placement fees, which are recorded when the underlying transaction is completed under the terms of the relevant agreement. Underwriting revenues arise from securities offerings in which the Company acts as an underwriter and include management fees, selling concessions and underwriting fees, net of related syndicate expenses. Advisory revenues consist primarily of merger and acquisition fees and other investment banking advisory assignments. Syndicate expenses related to securities offerings in which the firm acts as underwriter or agent are deferred until the related revenue is recognized.

Brokerage revenues and related expenses resulting from equity securities transactions executed as agent or principal are recorded on a trade date basis. Brokerage revenues also include related net trading gains and losses as substantially all of the trading operations are conducted in facilitation of customer orders. For the nine months ended September 30, 2006 and 2005, net trading losses were $1,981,493 and $829,052, respectively.

Asset management fees include management fees and incentive fees. The Company recognizes management fees pursuant to contractual agreements. Management fees earned by the Company are generally based on the fair value of assets under management and the fee schedule for each fund and account. Management fees are calculated at the investor level using their quarter beginning capital balance adjusted for any contributions or withdrawals. Since management fees are based on assets under management, significant changes in the fair value of these assets will have an impact on the fees earned by the Company in future periods. The Company also earns incentive fees that are based upon the performance of investment funds and accounts. Such fees are either a specified percentage of the total investment return of a fund or account or a percentage of the

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

excess of an investment return over a specified highwater mark or hurdle rate over a defined performance period. For most funds, the highwater mark is calculated using the greatest value of a partner’s capital account, adjusted for contributions and withdrawals. Incentive fees are recognized as revenue at the end of the specified performance period.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities or remaining maturities upon purchase of three months or less to be cash equivalents.

Restricted Cash and Deposits

Restricted cash consists of proceeds from short sales on deposit with brokers that cannot be removed unless the securities are delivered. Deposits consist of cash on deposit for operating leases, as well as cash on deposit with the Broker-Dealer’s clearing broker.

Receivable from Clearing Broker

The Company clears customer transactions through another broker-dealer on a fully disclosed basis. Included in receivables are commissions related to securities transactions.

Investment Banking Receivable

Investment banking fees receivable include receivables relating to the Company’s investment banking or advisory engagements. The Company records an allowance for doubtful accounts on these receivables on a specific identification basis.

Securities and Other Investments

Marketable securities owned and securities sold, but not yet purchased, consist of equity securities. These securities are carried at market value which is based on quoted market prices, with unrealized gains and losses included in revenues as principal transactions. Such amounts are determined on a trade date basis.

Other investments consist principally of investments in private investment funds managed by the Company or its affiliates. Such investments are carried at estimated fair value based upon the Company’s proportionate share of its ownership interest in the private investment fund. The financial position and operating results of the private investment funds are generally determined on an estimated fair value basis. Generally, securities are valued (i) at their last published sale price if they are listed on an established exchange or on Nasdaq, or (ii) if last sales prices are not published, at the highest closing “bid” price (for securities held “long”) and the lowest closing “asked” price (for “short” positions) as recorded by the composite tape system or such principal exchange, as the case may be. Where the General Partner determines that market prices or quotations do not fairly represent the value of a security in the investment fund’s portfolio (for example, if a security is a restricted security of a class that is publicly traded) the General Partner may assign a different value. The General Partner will determine the estimated fair value of any assets that are not publicly traded.

Also included in other investments are warrants to purchase shares of public common stock that are received as a result of investment banking transactions and are valued at estimated fair value as determined by management. Warrants owned are valued at the date of issuance and marked-to-market as unrealized gains and

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

losses until realized. Estimated fair value is determined using the Black-Scholes Option Valuation methodology adjusted for active market and other considerations on a case by case basis. Gains and losses on these investments are included in revenues as principal transactions. Because of the inherent uncertainty of valuations of private investments and warrants, estimated fair values may differ significantly from the value that would have been used had a ready market for the investments existed, and these differences could be material.

Fair Value of Financial Instruments

Substantially all of the Company’s financial instruments, as defined in Statement of Financial Accounting Standards (“SFAS”) No. 107, are recorded at fair value or contractual amounts that approximate fair value. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidating sale. Securities owned, other investments and securities sold, not yet purchased, are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in the line item principal transactions in the accompanying consolidated statements of income.

Management believes that the aggregate net fair value of the following instruments recognized on the Consolidated Statement of Financial Condition: receivable from clearing broker, investment banking fees receivable, and accrued compensation approximate their carrying value, because such instruments are short-term in nature, bear interest at current market rates, or are subject to frequent repricing. The fair value of the Redeemable Class A member interests recognized on the Consolidated Statement of Financial Condition is based on the amounts that the Company expects to be required to pay to an employee member upon resignation to redeem their Redeemable Class A member interests and is equal to the capital account of such employee member as maintained by the Company.

Fair value of the Company’s financial instruments is generally obtained from quoted market prices, broker or dealer price quotations, or alternative pricing methodologies that the Company believes offer reasonable levels of price transparency. To the extent certain financial instruments trade infrequently or are non-marketable securities and, therefore, do not have readily determinable fair values, the Company estimates the fair value of these instruments using various pricing models and the information available to the Company that it deems most relevant. Among the factors considered by the Company in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield, the Black-Scholes Option Valuation methodology adjusted for active market and other considerations on a case by case basis and other factors generally pertinent to the valuation of financial instruments.

Fixed Assets

Fixed assets represent furniture and fixtures, computer and office equipment and leasehold improvements, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line basis over the estimated useful lives of the respective assets, ranging from 3-5 years.

Leasehold improvements are capitalized and amortized over the shorter of the respective lease terms or the estimated useful lives of the improvements.

The Company capitalizes certain costs of computer software developed or obtained for internal use and amortizes the amount over the estimated useful life of the software, generally not exceeding three years.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

Income Taxes

No provision is made in the financial statements for income taxes. All income and losses of the Company are reportable by the members of the Company in accordance with the relevant provisions of the Internal Revenue Code.

Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment, using the modified prospective method. Under that method of adoption, the provisions of SFAS 123R are generally only applied to share-based awards granted subsequent to adoption. Prior to January 1, 2006, the Company accounted for stock-based compensation under SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R requires measurement of compensation cost for equity classified stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest. Such grants are recognized as expenses over the service period, net of estimated forfeitures.

Stock-based compensation includes stock options granted under the Company’s 2004 Equity Incentive Plan as well as changes in Redeemable Class A member interests, which are membership interests issued to the Company’s employee members and recorded as a liability. The Company uses the Black-Scholes option-pricing model to calculate the fair value of the options, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company’s options. These models also require subjective assumptions including future stock price volatility, dividend yield and expected time to exercise, which greatly affects the calculated values.

Restatement

The historical financial statements have been restated and additional information can be found in Note 3 of the Notes to Consolidated Financial Statements for the years ended December, 31 2005, 2004 and 2003 included herein.

Reclassification

Certain 2005 balances have been reclassified in order to conform to the fiscal 2006 presentation, without impact on the Company’s financial position, income or cash flows.

3. Recent Accounting Pronouncements

SFAS No. 157, Fair Value Measurements (“SFAS 157”). In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157, which will become effective for the Company on January 1, 2008. This standard establishes a consistent framework for measuring fair value in accordance with GAAP, and expands disclosures with respect to fair value measurements. The Company is assessing SFAS 157 to determine the financial impact, if any, on the Company’s consolidated financial statements.

Staff Accounting Bulletin No. 108 (“SAB 108”). In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006. SAB 108 is not expected to have a material impact on the Company’s consolidated financial statements.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (“FIN 48”). The FASB issued FIN 48 in June 2006. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact, if any, that the adoption of FIN No. 48 will have on the Company’s consolidated financial statements.

Staff Accounting Bulletin No. 107—“Share-Based Payment” (“SAB 107”). In March 2005, the SEC staff issued SAB 107, which expresses the SEC staff’s views on SFAS 123R. In particular, SAB 107 describes the SEC staff’s views on share-based payment transactions with non-employees; topics relating to valuation methods, such as guidance regarding estimates of expected volatility and term; the classification of share-based compensation expense; non-GAAP financial measures in the financial statements relating to share-based payments; capitalization of compensation cost related to share-based payment arrangements; accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R; and disclosure in Management’s Discussion and Analysis of Financial Condition and Results of Operations relating to share-based payments subsequent to adoption of SFAS 123R. The Company has adopted SAB 107 in conjunction with its adoption of SFAS 123R.

4. Securities and Other Investments

Marketable securities consist of U.S. listed and over-the-counter equities, which are carried at market value. At September 30, 2006 and December 31, 2005, the cost basis of these securities were $9,178,584 and $4,339,007, respectively.

Securities sold, but not yet purchased, represent obligations of the Company to deliver a specific security at a contracted price and thereby create a liability to repurchase the security in the market at prevailing prices. Accordingly, these transactions involve, to varying degrees, elements of market risk, as the Company’s ultimate obligation to satisfy the sale of securities sold, but not yet purchased, may exceed the amount recognized in the consolidated statements of financial condition. At September 30, 2006 and December 31, 2005, proceeds from securities sold, but not yet purchased were $4,950,104 and $57,028, respectively.

Included in other investments are investments in partnerships in which one of the Company’s subsidiaries is the investment manager and General Partner with an estimated fair value of $12,472,065 and $13,305,457 at September 30, 2006 and December 31, 2005, respectively.

5. Fixed Assets

At September 30, 2006 and December 31, 2005, fixed assets consisted of the following:

	September 30, 2006	December 31, 2005

Furniture and fixtures	$1,239,275	$1,589,139
Computer and office equipment	2,584,274	2,613,551
Leasehold improvements	2,268,978	2,820,656
Software	429,122	474,387

	6,521,649	7,497,733
Less: accumulated depreciation	(3,619,507)	(3,575,541)

Total fixed assets, net	$2,902,142	$3,922,192

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

Depreciation expense for the nine months ended September 30, 2006 and 2005 totaled $1,111,248 and $1,107,368, respectively.

6. Subordinated Borrowings

The Broker-Dealer had a revolving subordinated loan agreement with the clearing broker for $3 million that matured annually and bore interest at the prime rate plus 2%. This agreement was terminated in July 2006. There were no outstanding borrowings during the nine months ended September 30, 2006 and as of December 31, 2005.

7. Note Payable

On August 3, 2006, the Company entered into a revolving note with City National Bank for up to $30 million, replacing the prior $10 million annual revolving note. Each draw bears interest at the prime rate less 1.0% annually or at LIBOR plus 1.25% annually, at the election of the Company, and the note expires on June 30, 2008. The Company paid a closing fee of $75,000 and an annual unused commitment fee of 0.25% payable quarterly in arrears. The Company has the option to extend the term of the revolving note by one year or convert the outstanding balance to a three-year term loan. There are no principal payments or collateral required for this note. This note is secured by a pledge of the Company’s assets, including its membership interests in each of JMP Securities and JMP Asset Management. There is no outstanding note balance at September 30, 2006.

8. Redeemable Class A Member Interests

Redeemable Class A member interests are issued to employees of the Company or its subsidiaries, and are entitled to share in the operating profits of the Company. Redeemable Class A member interests are identical in nature to Class A common interests issued to non-employee Class A common members, except that Class A common members are not subject to insider rules, as defined in the Operating Agreement. These insider rules provide, among other items, that the Company may redeem the employee member’s interest in the Company at any time, in whole or in part. In addition, the employee member may redeem his or her Redeemable Class A member interests in whole upon his or her resignation from providing services for the Company. In either such case (and excluding terminations for cause or upon events of default), the redemption price will be either of the following at the Company’s election: (i) the capital account balance of the employee member or (ii) the percent of “liquidation value” represented by such interest based on a valuation formula. Redeemable Class A member interests represented 74.7% and 74.4% of the Company’s membership interests as of September 30, 2006 and December 31, 2005, respectively.

Redeemable Class A member interests are accounted for as stock-based compensation under SFAS 123 until December 31, 2005 and SFAS 123R thereafter. Each holder of Redeemable Class A member interests is a party to the Operating Agreement which provides that an employee member may elect to redeem all, but not less than all, of their Redeemable Class A member interests without the Company’s consent in connection with such person’s resignation from the Company. Because the repurchase feature permits the employee to avoid bearing the risks and rewards normally associated with equity share ownership for a reasonable period of time and gives the Company no discretion to avoid transferring its cash or assets to the employee if the employee elects redemption, the Redeemable Class A Interests are classified as a liability. The liability amount for the Redeemable Class A member interests is measured at each balance sheet date based on the redemption amounts for the Class A member interests. The redemption amount for an employee member is the amount the Company is required to pay to an employee member upon resignation to redeem all his Redeemable Class A member interests as provided by the Operating Agreement. Management has determined that member interests would be redeemed at an amount equal to the capital account of such employee member as maintained by the

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

Company. The pro rata share of the Company’s income allocated to Redeemable Class A member interests and any additional changes in the redemption amount of Redeemable Class A member interests are recorded as “Income allocation and accretion—Redeemable Class A member interests” in the Consolidated Statements of Income.

9. Employee Benefits

All salaried employees and members of the Company are eligible to participate in the JMP Group 401(k) Plan (the “Plan”) after three months of employment. Participants may contribute up to the limits set by the United States Internal Revenue Service. There were no contributions by the Company during the nine months ended September 30, 2006 or 2005.

10. Members’ Equity

Capital Accounts

A capital account is maintained for each member. The account is increased by capital contributions, allocable share of net profit and any items of income or gain, and decreased by distributions, allocable share of net loss and any items of expense or loss.

Membership Classes

The Company is authorized to issue Class A Common and Class B Common Interests. Subject to provisions in accordance with the Operating Agreement, the Company may issue additional units of certain classes of membership and may designate additional classes and series of interests. The amount of shares outstanding, distribution preferences, redemption provision, and voting rights for each class of membership are summarized below.

Class A Common Interests

Class A common interests are issued to non-employee members and are entitled to share in the operating profits of the Company. Class A common interests are identical in nature to the Redeemable Class A member interests issued to employee members, except that the Class A common members are not subject to insider rules, as defined in the Operating Agreement and discussed in Note 8. Class A common interests represented 9.7% and 10.0% of the Company’s membership interests as of September 30, 2006 and December 31, 2005.

Class B Common Interests

On August 18, 2004, the Company issued Class B common interests in a private offering to qualified institutional buyers and accredited investors. The Class B common interests outstanding were equal to 15.5% of the total outstanding common interests of the Company at the closing of the private offering on August 18, 2004. The Class B common interests may not be diluted by issuances of additional Class A common interests and Redeemable Class A member interests and redemptions of Class A common interests and Redeemable Class A member interests may not be accretive to Class B common interests, but Class B common interests may be diluted by all other issuances of member interests. Class B common interests are identical in nature to Class A common interests, except for (i) the anti-dilution provision described in the preceding sentence and (ii) demand registration rights giving the holders of Class B common interests an annual vote to cause a corporate conversion

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

of the Company, which would result in registration of the converted common interests with the SEC with subsequent listing on a national exchange or the over-the-counter market. Class B common interests represented 15.5% of the Company’s membership interests as of September 30, 2006 and December 31, 2005.

11. Equity Incentive Plan

In December 2004, the Company adopted the 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”). Under the 2004 Equity Incentive Plan, the Company may grant options to purchase Class B membership interests in the Company to the Company’s and its affiliates’ officers, employees, consultants and other persons to whom the Company determines to make such grants.

On December 21, 2005, a total of 1,192,140 options were granted to several employees who are employee members of the Company. The options have an exercise price of $10.00 per share, an exercise period of 10 years and will vest and become exercisable 25% at each of the four subsequent anniversaries of the grant date. As permitted for non-public companies under SFAS 123, the Company used the minimum-value method to determine the fair value of the 2005 option grants. The fair value of the employee option grants has been estimated on the date of grant using the Black-Scholes Option Valuation methodology using the following assumptions: expected life of options of 5.83 years, risk-free interest rate of 4.45%, dividend yield of 4.1% and volatility of 0.0%. The dividend estimate was based on the recurring base dividend and special dividend estimated for 2005 and deemed to be representative for future periods. The fair value of the options granted in 2005 was $0.137 for each option or $163,204 for all options granted.

On July 11, 2006, a total of 50,000 options were granted to two employees, who are not members of the Company. The Company accounted for the options granted to employees in 2006 under SFAS 123R. The options have an exercise price of $12.50 per share, an exercise period of 10 years and will vest and become exercisable 25% at each of the four subsequent anniversaries of the grant date. The fair value of the employee option grants has been estimated on the date of grant using the Black-Scholes Option Valuation methodology using the following assumptions: expected life of options of 4.70 years, risk-free interest rate of 5.10%, dividend yield of 4.4% and volatility of 28.0%. The dividend estimate was based on the recurring base dividend and special dividend estimated for 2006 and deemed to be representative for future periods. The Company used the volatility of comparable public companies to estimate the volatility. The fair value of the options granted in July 2006 is $2.03 for each option or $101,500 for all options granted.

In connection with these grants, the Company records compensation expense over the graded vesting period of the options using the accelerated attribution method under FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, which resulted in compensation expense of $74,605 for the nine months ended September 30, 2006. Additional compensation expense of $184,833 will be recognized in future periods.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

The following table summarizes the activity under the 2004 Equity Incentive Plan during the nine months ended September 30, 2006:

	Shares Subject to Options	Weighted Average Exercise Price

Options to purchase Class B common interests
Outstanding—beginning of period	1,242,140	$10.20
Granted	50,000	12.50
Exercised	—	—
Forfeited	(22,200)	10.00

Outstanding—end of period	1,269,940	$10.30
Outstanding exercisable—end of period	50,000	$15.00
Weighted average exercise price of options granted during the period		$12.50

The following table summarizes information about options outstanding to purchase Class B common interests at September 30, 2006:

	Options Outstanding		Options Vested and Exercisable

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Vested and Exercisable	Weighted Average Exercise Price

$10.00	1,169,940	9.2	—	$—
$12.50	50,000	6.8	—	$—
$15.00	50,000	3.3	50,000	$15.00

12. Net Income per Unit Attributable to Class A and Class B Common Interests

The Company calculates net income per unit attributable to Class A and Class B common interests (“Net Income per Unit”) in accordance with SFAS No. 128, Earnings per Share. Basic Net Income per Unit is calculated by dividing net income attributable to Class A and Class B common interests by the weighted average number of units of Class A and Class B common interests outstanding for the reporting period. Diluted Net Income per Unit is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised or converted into membership interests. To determine an average market price for applying the treasury stock method, the Company estimated the fair market value of the Company’s Class B common interests based on trades of Class B common interests between third parties and earnings multiples for publicly traded comparables.

As described in Note 8, the Redeemable Class A member interests are classified as liabilities due to the employee redemption feature. These interests can only be settled in cash and thus the Redeemable Class A interests are considered similar to performance interests/awards. Therefore, the computation for basic and diluted earnings per share does not include the Redeemable Class A member interests outstanding or the pro rata income allocated to such interests.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

The computations for basic and diluted Net Income per Unit for the nine months ended September 30, 2006 and 2005 are set forth below:

	Nine months ended September 30,
	2006	2005

Numerator for basic and diluted net income per unit attributable to Class A and Class B common interests	$2,396,969	$2,166,000

Denominator for basic net income per unit—weighted average number of Class A and Class B common units outstanding	3,733,444	3,770,416
Effect of potentially dilutive securities—options to purchase Class B common interests	48,364	—

Denominator for dilutive net income per unit—weighted average number of units of Class A and Class B common interests outstanding and impact of potentially dilutive securities	3,781,808	3,770,416

Net income per unit attributable to Class A and Class B common interests
Basic	$0.64	$0.57
Diluted	$0.63	$0.57

The options to purchase Class B common interests outstanding for the nine months ended September 30, 2005 had no dilutive effect, because they were either anti-dilutive or non-dilutive for the period.

13. Commitments and Contingencies

The Company leases office space in California, Illinois, Georgia, Massachusetts and New York under various operating leases. Rental expense for the nine months ended September 30, 2006 and 2005 was $1,381,244 and $949,765 respectively. The California and New York leases included a period of free rent at the start of the lease for seven months and three months, respectively. Rent expense is recognized over the entire lease uniformly net of the free rent savings. The aggregate minimum future commitments of these leases are:

2006 remaining	$496,904
2007	1,953,143
2008	1,878,398
2009	2,168,228
2010	2,168,228
2011	1,558,526

$10,223,427

In connection with its underwriting activities, the Broker-Dealer enters into firm commitments for the purchase of securities in return for a fee. These commitments require the Broker-Dealer to purchase securities at a specified price. Securities underwriting exposes the Broker-Dealer to market and credit risk, primarily in the event that, for any reason, securities purchased by the Broker-Dealer cannot be distributed at anticipated price levels. At September 30, 2006, the Broker-Dealer had no open underwriting commitments.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

The securities owned and the restricted cash as well as the cash held by the clearing broker, may be used to maintain margin requirements. Furthermore, the securities owned may be hypothecated or borrowed by the clearing broker.

As discussed in Note 1, the Company has committed $10 million in capital to JMPRT, of which, as of September 30, 2006, a total of $2 million had been drawn.

14. Regulatory Requirements

The Broker-Dealer is subject to the SEC’s Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital, as defined, and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. The Broker-Dealer had net capital of $39,466,911 and $52,433,957, which was $38,937,411 and $51,978,457 in excess of the required net capital of $529,500 and $455,500 at September 30, 2006 and December 31, 2005, respectively. The Broker-Dealer’s ratio of aggregate indebtedness to net capital was 0.08 to 1 and 0.07 to 1 at September 30, 2006 and December 31, 2005, respectively.

Since all customer transactions are cleared through another broker-dealer on a fully disclosed basis, the Broker-Dealer is not required to maintain a separate bank account for the exclusive benefit of customers or to segregate customer securities in accordance with Rule 15c3-3 of the Securities and Exchange Commission.

15. Related Party Transactions

The Company earns investment management and performance fees from serving as investment advisor and/or General Partner for partnerships and offshore investment companies in which it also owns an investment. Investment management fees from these activities, excluding managed accounts, were $2,169,514 and $6,243,282 for the nine months ended September 30, 2006 and 2005, respectively. Also, performance fees of $514,813 and $390,243 were earned by JMPAM from these partnerships and offshore investment companies for the nine months ended September 30, 2006 and 2005, respectively.

On August 18, 2004, the Company entered into a Services Agreement with JMP Holdings Inc. whereby the Company will provide JMP Holdings Inc. with various corporate support services, which include certain tax, accounting, legal and administrative functions, and bear or reimburse certain expenses, which include professional fees, director’s fees, corporate franchise tax and certain filing fees. As of September 30, 2006, JMP Holdings Inc. owned a 6.84% membership interest in the Company. The expenses reimbursed by the Company to JMP Holdings for the nine months ended September 30, 2006 and 2005 were $53,995 and $54,890, respectively.

16. Guarantees

The Broker-Dealer has agreed to indemnify its clearing broker for losses that the clearing brokers may sustain from the accounts of customers introduced by the Broker-Dealer. Should a customer not fulfill their obligation on a transaction, the Broker-Dealer may be required to buy or sell securities at prevailing market prices in the future on behalf of its customer. The Broker-Dealer’s obligation under the indemnification has no maximum amount. All unsettled trades at September 30, 2006 had settled with no resulting liability to the Company. During the nine months ended September 30, 2006 and 2005, the Company did not have a loss due to counterparty failure, and has no obligations outstanding under the indemnification as of September 30, 2006.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

The Company is engaged in various investment banking and brokerage activities whose counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty with which it conducts business.

17. Litigation

Due to the nature of its business, the Company is subject to various threatened or filed legal actions. For example, because we act as an underwriter or a financial advisor in the ordinary course of our business, we may be subjected to class action claims that seek substantial damages. In addition, defending employment claims against us could require the expenditure of substantial resources. Such litigation is inherently uncertain and the ultimate resolution of such litigation could be determined by factors outside of our control. Management, after consultation with legal counsel, believes that the currently known action or threats will not result in any material adverse effect on the Company’s financial statements.

18. Financial Instruments with Off-balance Sheet Risk, Credit Risk or Market Risk

The majority of the Company’s transactions, and consequently the concentration of its credit exposure, is with its clearing broker. The clearing broker is also the primary source of short-term financing for the Company, which is collateralized by cash and securities owned by the Company and held by the clearing broker. The Company’s securities owned may be pledged by the clearing broker. The amount receivable from the clearing broker represents amounts receivable in connection with the trading of proprietary positions. As of December 31, 2005 and September 30, 2006, the Company’s cash on deposit with the clearing broker was not collateralizing any liabilities to the clearing broker.

In addition to the clearing broker, the Company is exposed to credit risk from other brokers, dealers and other financial institutions with which it transacts business. In the event counterparties do not fulfill their obligations, the Company may be exposed to credit risk.

The Company’s trading activities include providing securities brokerage services to institutional clients. To facilitate these customer transactions, the Company purchases proprietary securities positions (“long positions”) in equity securities. The Company also enters into transactions to sell securities not yet purchased (“short positions”), which are recorded as liabilities on the statement of financial condition. The Company is exposed to market risk on these long and short securities positions as a result of decreases in market value of long positions and increases in market value of short positions. Short positions create a liability to purchase the security in the market at prevailing prices. Such transactions result in off-balance sheet market risk as the Company’s ultimate obligation to satisfy the sale of securities sold, not yet purchased may exceed the amount recorded in the statement of financial condition. To mitigate the risk of losses, these securities positions are marked to market daily and are monitored by management to assure compliance with limits established by the Company.

19. Business Segments

The Company’s business results are categorized into the following two segments: Broker-Dealer and Asset Management. The Broker-Dealer segment includes a broad range of services, such as underwriting and acting as a placement agent for public and private capital raising transactions and financial advisory services in M&A, restructuring and other strategic transactions. The Broker-Dealer segment also includes institutional brokerage

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

services and equity research services to our institutional investor clients. The Asset Management segment includes the management of a broad range of pooled investment vehicles, including the Company’s hedge funds and funds of funds as well as the Company’s principal investments in public and private securities.

The accounting policies of the segments are consistent with those described in the Significant Accounting Policies in Note 2.

Revenue generating activities between segments are eliminated from the segments results for reporting purposes. These activities include fees paid by the Broker-Dealer segment to the Asset Management segment for the management of its investment portfolio.

The Company’s segment information for the nine months ended September 30, 2006 and 2005 is prepared using the following methodology:

•	Revenues and expenses directly associated with each segment are included in determining income.

•	Revenues and expenses not directly associated with a specific segment are allocated based on the most relevant measures applicable, including headcount, revenues and other factors.

•

Each segment’s operating expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) other operating expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services, equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services.

•

Corporate operating expenses include income allocation and accretion—Redeemable Class A member interests and interest expense payable on Redeemable Class A member interests. These expenses are not allocated to the segments, because Redeemable Class A member interests are capital to the Company as a whole and the income allocation is based on the Company’s consolidated results.

The Company evaluates segment results based on revenue and segment income.

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

Segment Operating Results

Management believes that the following information provides a reasonable representation of each segment’s contribution to revenues, income and assets.

		As of or for the Nine months ended September 30,
		2006	2005

Broker-Dealer	Revenues	$59,068,834	$63,818,956
	Operating expenses	48,439,402	55,264,092

	Segment income	$10,629,432	$8,554,864

	Segment assets	$67,533,267	$66,215,238

Asset Management	Revenues	$4,602,260	$7,014,991
	Operating expenses	4,195,916	5,478,995

	Segment income	$406,344	$1,535,996

	Segment assets	$21,745,946	$16,518,962

Corporate	Operating expenses	$8,638,807	$7,924,860

Consolidated Entity	Revenues	$63,671,094	$70,833,947
	Operating expenses	61,274,125	68,667,947

	Net income	$2,396,969	$2,166,000

	Total assets	$89,279,213	$82,734,200

20. Pro Forma Information, C-Corp (Unaudited)

The unaudited pro forma financial information for the nine months ended September 30, 2006 and 2005 presented on the face of the Company’s Consolidated Statement of Income is based upon the Company’s restated historical consolidated financial statements as adjusted to reflect the reorganization transactions contemplated in connection with its initial public offering (see Note 1), in particular the exchange of Redeemable Class A member interests and Class A and Class B common interests into common stock of the Company, as though they had occurred on January 1, 2005.

The unaudited pro forma Consolidated Statement of Income information includes the add-back of the income allocation and accretion expense related to Redeemable Class A member interests which would not have been recorded if the Redeemable Class A member interests were converted into common stock in connection with the reorganization transactions. It also includes the add-back of interest expense related to Redeemable Class A member interests because as a corporation the Company will not pay any interest on employee members’ capital. Prior to the reorganization transactions the Company was a limited liability company and generally not subject to income taxes. The unaudited pro forma Consolidated Statement of Income information therefore also includes adjustments for additional income tax expense as if the Company had been a corporation at an assumed combined federal, state and local income tax rate of 42%. The pro forma number of common shares outstanding is based on the assumed exchange of Redeemable Class A member interests and Class A and Class B common interests into common stock of the Company in accordance with the Operating Agreement. The 2,300,000 basic

JMP GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2006

(unaudited)

units of Class B common interests outstanding for the year ended December 31, 2005 represent 15.5% of the Company’s ownership and Class A common interests and Redeemable Class A member interests are exchanged applying the same exchange ratio to their respective ownership percentages.

	Nine months ended September 30,
	2006	2005

Revenues
Total revenues	$63,671,093	$70,833,947
Expenses
Compensation and benefits	37,627,203	48,382,812
Income allocation and accretion—Redeemable Class A member interests	7,505,245	7,317,149
Other expenses	16,045,427	12,967,986

Total expenses	61,177,875	68,667,947

Add back: Income allocation and accretion—Redeemable Class A member interests	(7,505,245)	(7,317,149)
Add back: Interest expense—Redeemable Class A member interests	(1,133,562)	(607,711)

Pro forma total expenses	52,539,068	60,743,087

Minority Interest	96,249	—

Pro forma income before tax	11,035,776	10,090,860
Pro forma taxes (42.0% assumed tax rate)	4,635,026	4,238,161

Pro forma net income	$6,400,750	$5,852,699

Pro forma basic net income per share	$0.43	$0.40
Pro forma basic weighted average shares of common stock outstanding	14,800,039	14,800,039

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the estimated expenses payable in connection with this offering and the related transactions. Each of the amounts below, other than the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee, is an estimate.

SEC registration fee		$10,700
NASD filing fee		10,500
New York Stock Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Transfer agent’s fees and expenses		*
Blue sky fees and expenses		*
Other		*

Total	$

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The registrant’s bylaws require indemnification to the fullest extent permitted by Delaware law.

We will enter into agreements that provide indemnification to our directors, officers and other persons requested or authorized by our board of directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws. Our bylaws also permit us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities of the registrant sold by the registrant within the past three years which were not registered under the Securities Act:

On August 18, 2004, the registrant privately placed 879,666 shares of common stock, par value $0.001 to institutional and accredited investors. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 144A thereunder.

As of January 1, 2006, the registrant issued 133,333 shares of common stock, par value $0.001 to an accredited investor in exchange for Class B common interests of JMP Group LLC in a transaction that was exempt from registration under the Securities Act pursuant to Section 4(2). Accordingly, the registrant did not receive any proceeds from the exchange and its total capitalization was not affected.

As part of our corporate reorganization, the registrant will exchange shares of the registrant’s common stock, par value $0.001 per share, for membership interests held by the members of JMP Group LLC upon the merger of JMP Group LLC into JMP Group Inc. The issuance of shares of common stock to the members of JMP Group LLC will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), because the shares will have been offered and sold in transactions exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Reference is made to the attached exhibit index.

Item	17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on February 13, 2007.

JMP GROUP INC.

By:	/S/ JOSEPH A. JOLSON
Name: Joseph A. Jolson
Title: Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Jolson and Thomas B. Kilian as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on February 13, 2007.

Signature	Title	Date

/S/ JOSEPH A. JOLSON Joseph A. Jolson	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 13, 2007

/S/ THOMAS B. KILIAN Thomas B. Kilian	Chief Financial Officer (Principal Financial and Accounting Officer)	February 13, 2007

/S/ CRAIG R. JOHNSON Craig R. Johnson	Director	February 13, 2007

/S/ CARTER D. MACK Carter D. Mack	Director	February 13, 2007

/S/ MARK L. LEHMANN Mark L. Lehmann	Director	February 13, 2007

/S/ PETER T. PAUL Peter T. Paul	Director	February 13, 2007

/S/ EDWARD J. SEBASTIAN Edward J. Sebastian	Director	February 13, 2007

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

2.1	Reorganization Agreement and Plan of Merger of JMP Group LLC

3.1	Fourth Amended and Restated Certificate of Incorporation of JMP Group Inc.

3.2	Amended and Restated Bylaws of JMP Group Inc.

4.1	Form of certificate representing shares of Common Stock, $.001 par value per share

5.1	Opinion of Morrison & Foerster LLP

10.1	JMP Group 2007 Equity Incentive Plan

10.2	Managing Directors’ Exchange Agreement

10.5	Form of Indemnification Agreement

10.7	Tax Indemnification Agreement

10.8	Lease Agreement, dated December 18, 2003, between Transamerica Pyramid Properties, LLC and Jolson Merchant Partners Group LLC.*

10.8.1	First Letter Amendment to Lease, dated May 10, 2004, between Transamerica Pyramid Properties, LLC and Jolson Merchant Partners Group LLC.

10.9	Sublease, dated December 18, 2003, between Banc of America Securities LLC and Jolson Merchant Partners Group LLC.*

10.9.1	Consent to Sublease, dated December 18, 2003, among Transamerica Pyramid Properties, LLC, Banc of America Securities LLC and Jolson Merchant Partners Group LLC.*

10.9.2	Letter Amendment to Consent to Sublease, dated May 10, 2004, among Transamerica Pyramid Properties, LLC, Banc of America Securities LLC and Jolson Merchant Partners Group LLC.*

10.10	JMP Group Inc. 2007 Senior Executive Bonus Plan

21	Subsidiaries of JMP Group Inc.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on signature page)*

*	Filed herewith. All exhibits not filed with this registration statement will be filed by amendment.